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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-129019

PROSPECTUS
ADVANCED CELL TECHNOLOGY, INC.
20,397,296 SHARES OF COMMON STOCK

        This prospectus relates to the resale to the public by the selling security holders of up to 20,397,296 shares of our common stock, par value $.001 per share, including:

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  up to 9,685,326 shares of common stock underlying convertible debentures held by certain selling security holders in the aggregate original principal amount of $22,276,750,

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  up to 6,004,902 shares issuable upon the exercise of common stock purchase warrants held by certain of the selling security holders, and

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  in accordance with our contractual obligations, up to an additional 4,707,068 shares issuable upon conversion of the debentures and upon exercise of the warrants.

        The convertible debentures are convertible into our common stock at a conversion price of $2.30 per share, subject to anti-dilution and other customary adjustments. The warrants are exercisable at an exercise price of $2.53 per share, subject to anti-dilution and other customary adjustments. The selling security holders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated private transactions. The selling security holders may be deemed underwriters of the shares of common stock which they are offering. We will pay the expenses of registering these shares.

        Our common stock is quoted on the OTC Bulletin Board under the symbol "ACTC." On November 18, 2005 the closing bid and ask prices for one share of our common stock were $2.12 and $2.16, respectively, as reported by the OTC Bulletin Board. These over-the-counter quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

        These securities are speculative and involve a high degree of risk. You should consider carefully the "Risk Factors" beginning on Page 5 of this prospectus before making a decision to purchase our stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 2, 2005

TABLE OF CONTENTS

Prospectus Summary	1
Overview of Business	1
Recent Developments	2
Risk Factors	3
Corporate History	3
The Offering	4
Risk Factors	5
Risks Relating to Our Early Stage of Development	5
Risks Relating to Competition	6
Risks Relating to Our Technology	7
Risks Relating to Our Recent Financing	10
Risks Relating to Government Regulation	11
Risks Relating to Our Reliance on Third Parties	13
General Risks Relating to Our Business	14
Risks Relating to Our Common Stock	17
Use of Proceeds	19
Selling Security Holders	19
Plan of Distribution	23
Legal Proceedings	25
Directors, Executive Officers, Promoters and Control Persons	26
Security Ownership of Certain Beneficial Owners and Management	29
Description of Securities	31
Common Stock	31
Interest of Named Experts and Counsel	31
Experts	31
Counsel	31
Disclosure of Commission Position of Indemnification For Securities Act Liabilities	32
Description of Business	32
Management's Discussion and Analysis and Plan of Operation	51
Overview	51
Significant Accounting Policies	51
Results of Operations Fiscal Years Ended December 31, 2004 and December 31, 2003	53
General and Administrative Expenses	54
Other Income (Expense)	54
Net Loss	54
Results of Operations Nine Months ended September 30, 2005 and September 30, 2004	55
General and Administrative Expenses	56
Other Income (Expense)	56
Net Loss	56
Recent Accounting Pronouncements	56
Liquidity and Capital Resources	59
Properties	61
Certain Relationships and Related Transactions	61
Market For Common Equity and Related Stockholder Matters	63
Executive Compensation	65
Summary Compensation Table	65

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Option Grants In Last Fiscal Year	66
Individual Grants	66
Aggregated Option/SAR Exercises In Last Fiscal Year and Fiscal Year End Option/SAR Values	66
Financial Statements	69
Changes In Certifying Accountants	69
Additional Information	70
Index To Financial Statements Advanced Cell Technology, Inc.	F-1
Notes to Consolidated Financial Statements	F-6

ii

PROSPECTUS SUMMARY

        The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements.

Overview of Business

        We are a biotechnology company focused on developing and commercializing human stem cell technology in the emerging field of regenerative medicine. Our plan is to successfully develop and commercialize products for use in treatment of a wide array of chronic degenerative diseases and in regenerative repair of acute disease, such as trauma, infarction and burns. All of our technologies are at the basic research or in the pre-clinical stage of development.

        Our embryonic stem cell research and development is supported by our portfolio of patents and patent applications and a research and development team that includes some of the world's leading scientists in the field of stem cell research and development. We have three core categories of research programs:

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  Cellular Reprogramming—the transformation of a patient's own cells into embryonic stem cells which can then be differentiated into therapeutically useful cells for treatment of disease.

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  Reduced Complexity Program—the production of stem cell therapies for "off-the-shelf" deployment to treat acute disease in time critical situations not amenable to reprogramming technologies.

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  Stem Cell Differentiation—the development of technologies designed to control the differentiation and re-differentiation of stem cells into specific cell types, such as hematopoietic, myocardial, skin, retinal, and neuronal cells, for therapeutic application.

        The core of our technology platform is the ability to produce embryonic stem cells that are immunologically compatible with the patient. If successfully developed, our cellular reprogramming technologies will produce cells that will maximize the potential for effective use as transplants to replace diseased or destroyed cells in human patients. Our technology avoids reliance on more limited approaches that involve use of cell lines that are not histocompatible with the recipient, or therapies based upon use of adult stem cells. We believe that successful commercialization of stem cell technologies will require the ability to produce cells that are immunologically compatible with the patient, have the proliferative capacity of young cells and have specific therapeutic application. Our research and development programs are dedicated to production of stem cell therapies that share these characteristics.

        We believe that successful development of our technologies could provide cell-based therapies for a broad range of diseases, including:

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  hematopoietic cells for blood diseases and cancer
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  myocardial and endothelial vascular tissue for cardiovascular disease
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  skin cells for dermatological conditions
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  retinal pigment epithelium cells as treatment for macular degeneration and retinal pigmentosis
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  neuronal cells for spinal cord injury, Parkinson's disease and other neuro-degenerative diseases
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  pancreatic islet ß cells for diabetes
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  liver cells for hepatitis and cirrhosis
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  cartilage cells for arthritis
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  lung cells for a variety of pulmonary diseases

        Our headquarters are located at 381 Plantation Street in Worcester, Massachusetts, 01605, where we maintain our primary research facility.

Recent Developments

        Reincorporation.    On November 18, 2005, we completed the reincorporation of the company from the State of Nevada to the State of Delaware pursuant to a merger with and into a newly formed Delaware corporation. Immediately following this reincorporation merger, the company merged with its wholly-owned subsidiary, Advanced Cell, Inc., a Delaware corporation, with the company being the surviving corporation, thus eliminating the holding company structure. Both the reincorporation merger and the merger with Advanced Cell, Inc. are described in more detail in the Current Report on Form 8-K, dated November 21, 2005, as filed by the company with the Securities and Exchange Commission on November 21, 2005.

        Recent Financing.    On September 15, 2005, we entered into a securities purchase agreement with certain accredited investors for the issuance of an aggregate of $22,276,250 principal amount convertible debentures with an original issue discount of 20.3187%. At the closing of the sale of convertible debentures, we received gross proceeds of $17,750,000. Additionally, upon satisfaction of certain conditions set forth in the securities purchase agreement, the purchasers may purchase additional debentures for a purchase price of $8,875,000 with an aggregate principal amount of $11,138,125 at a second closing, which is to occur on or before the six month anniversary after the effective date of the registration statement. The additional investment rights in those debentures are exercisable under certain circumstances for a period of six months following the effective date of the registration statement to be filed pursuant to the registration rights agreement, or a period of 12 months from the date of issuance of the additional investment rights, whichever is shorter. The debentures to be purchased upon the exercise of the additional investment rights will have the same terms as the debentures sold at the initial closing. The convertible debentures are convertible at the option of the holders into shares of our common stock at a fixed conversion price of $2.30 per share, subject to anti-dilution and other customary adjustments. In connection with the securities purchase agreement, we also issued warrants to purchase an aggregate of 4,842,663 shares of our common stock. The term of the warrants is five years and the exercise price is $2.53 per share, subject to anti-dilution and other customary adjustments. Each investor has contractually agreed to restrict its ability to convert the convertible debentures, exercise the warrants and exercise the additional investment right and receive shares of our common stock such that the number of shares of our common stock held by each investor and its affiliates after such conversion or exercise does not exceed 4.99% of our then issued and outstanding shares of common stock.

        In connection with the execution of the securities purchase agreement, we also entered into a registration rights agreement with the purchasers, which required that we file an initial registration statement with the Securities and Exchange Commission registering on behalf of the purchasers the resale of the shares of common stock issuable upon conversion of the debentures and upon exercise of the warrants. We are not contractually obligated to include the shares underlying any debentures or warrants issued upon exercise of the additional investment rights described above in the initial registration statement; however, in the event that the purchasers exercise their additional investment rights, we will be required to file another registration statement with the Securities and Exchange Commission registering on behalf of the purchasers the resale of these shares.

        In connection with this financing, we paid a cash fee of $1,065,000 and issued a warrant to purchase 1,162,239 shares of common stock at an exercise price of $2.53 per share, to T.R. Winston & Company, LLC.

        All of the above securities were issued pursuant to an exemption from registration pursuant to Section 4 (2) of the Securities Act of 1933.

        Settlement of Litigation.    On September 14, 2005, we, together with certain other defendants, entered into a settlement agreement with Gary D. Aronson and John S. Gorton, referred to as the plaintiffs. The settlement agreement resolved certain disputes relating to the litigation entitled Gary D. Aronson and John Gorton v. A.C.T. Group, Inc., Advanced Cell Technology, Inc., Michael D. West, and

Gunnar L. Engstrom formerly pending in Commonwealth of Massachusetts Superior Court, Worcester, C.A. No. 040523B and two companion Contempt Complaints filed by the plaintiffs against certain of the defendants, including us. The specific terms of the settlement are described in more detail in our Form 8-K filed on September 15, 2005.

        In connection with the settlement effected pursuant to the settlement agreement, and as a condition to our entering into the settlement agreement, we entered into an agreement with our largest stockholder, ACT Group, Inc., referred to as ACT Group. The agreement with ACT Group provided that ACT Group compensate us for the obligations we incurred under the settlement agreement, including ACT Group's obligations and indebtedness to the plaintiffs. The agreement with ACT Group also provided for the satisfaction of all indebtedness and obligations due to and from us and ACT Group. ACT Group filed for dissolution on September 22, 2005 with the Secretary of State of the state of Delaware. The specific terms of the agreement are described in more detail under "CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS" below.

Risk Factors

        Investing in our common stock is subject to numerous risks, including the risk of delays in or discontinuation of development from lack of financing, inability to obtain necessary regulatory approvals to market the products, unforeseen safety issues relating to the products and dependence on third party collaborators to conduct research and development of the products. Because we are a development stage company with a very limited history of operations, we are also subject to many risks associated with early-stage companies. For a more detailed discussion of some of the risks you should consider before purchasing shares of our common stock, you are urged to carefully review and consider the section entitled "Risk Factors" beginning on page 5 of this prospectus.

Corporate History

        We were incorporated under Nevada law in May of 2000. On January 31, 2005, we completed an acquisition of Advanced Cell, Inc., a Delaware corporation, formerly known as Advanced Cell Technology, Inc. and referred to as ACT, pursuant to the terms of an agreement and plan of merger dated January 3, 2005. At the time of the transaction, we had only nominal assets and no operating activities. Pursuant to the terms of the merger, a wholly-owned subsidiary of ours merged with and into ACT, with ACT surviving the merger as our wholly-owned subsidiary. As a result of the merger, all of the outstanding shares of the capital stock of ACT were converted, on a pro rata basis, into the right to receive an aggregate of approximately 18,000,000 shares of our common stock. In addition, all outstanding options and warrants to acquire shares of the capital stock of ACT were converted into the right to receive shares of our common stock, and we adopted the ACT stock option plan and all options granted thereunder. Upon completion of the merger, all of our pre-merger officers and directors resigned and were replaced by ACT's officers and directors. As a result of the merger, we effected a complete change of business operations and terminated our pre-merger business and succeeded to, and are continuing the business operations and research efforts of, ACT in the field of biotechnology.

        On November 18, 2005, as described above, we reincorporated the company from the State of Nevada to the State of Delaware pursuant to a merger of the company with and into a newly formed Delaware corporation. Immediately following the reincorporation, we completed the merger of ACT with and into the company, so that the separate existence of ACT has ceased.

        Our principal executive offices are located at 381 Plantation Street, Worcester, Massachusetts 01605, and our telephone number is (508) 756-1212.

The Offering

        The selling security holders identified on page 19 of this prospectus are offering on a resale basis a total of 20,397,296 shares:

Common stock offered	20,397,296 shares
Common stock outstanding before the offering(1)	23,068,059 shares
Common stock outstanding after the offering(2)	43,465,355 shares
OTC Bulletin Board symbol	ACTC

(1)
Based on the number of shares outstanding as of September 30, 2005, not including shares issuable upon conversion or exercise of securities convertible or exercisable into shares of common stock.
(2)
Based on the number of shares outstanding as of September 30, 2005, assuming conversion of the debentures and exercise of the warrants sold in the recent financing, but not assuming conversion or exercise of any other securities convertible or exercisable into shares of common stock.

RISK FACTORS

        You should carefully consider each of the following risk factors and all of the other information provided in this prospectus before purchasing our common stock. The risks described below are those we currently believe may materially affect us. An investment in our common stock involves a high degree of risk, and should be considered only by persons who can afford the loss of their entire investment.

Risks Relating to Our Early Stage of Development

        We have a limited operating history on which potential investors may evaluate our operations and prospects for profitable operations.    We have a limited operating history on which a potential investor may base an evaluation of us and our prospects. If we are unable to begin and sustain profitable operations, investors may lose their entire investment in us. We are in the pre-clinical stage, and our prospects must be considered speculative in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development, particularly in light of the uncertainties relating to the new, competitive and rapidly evolving markets in which we anticipate we will operate. To attempt to address these risks, we must, among other things, further develop our technologies, products and services, successfully implement our research, development, marketing and commercialization strategies, respond to competitive developments and attract, retain and motivate qualified personnel. A substantial risk is involved in investing in us because, as a development stage company,

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  we have fewer resources than an established company,

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  our management may be more likely to make mistakes at such an early stage, and

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  we may be more vulnerable operationally and financially to any mistakes that may be made, as well as to external factors beyond our control.

        These difficulties are compounded by our heavy dependence on emerging and sometimes unproven technologies. In addition, some of our significant potential revenue sources involve ethically sensitive and controversial issues which could become the subject of legislation or regulations that could materially restrict our operations and, therefore, harm our financial condition, operating results and prospects for bringing our investors a return on their investment.

        We have a history of operating losses, and we cannot assure you that we will achieve future revenues or operating profits.    We have generated modest revenue to date from our operations. Historically, we have had net operating losses each year since our inception. We have limited current potential sources of revenue from license fees and product development revenues, and we cannot assure you that we will be able to develop such revenue sources or that our operations will become profitable, even if we are able to commercialize our technologies or any products or services developed from those technologies. If we continue to suffer losses as we have in the past, investors may not receive any return on their investment and may lose their entire investment.

        Although we have revenues from license fees and royalties, we have no commercially marketable products and no immediate ability to generate revenue from commercial products, nor any assurance of being able to develop our technologies for commercial applications. As a result, we may never be able to operate profitably. We are just beginning to identify products available for pre-clinical trials and may not receive significant revenues from commercial sales of our products for the next several years, if at all, although we do generate revenues from licensing activities. We have marketed only a limited amount of services based on our technologies and have little experience in doing so. Our technologies and any potential products or services that we may develop will require significant additional effort and investment prior to material commercialization and, in the case of any biomedical products, pre-clinical and clinical testing and regulatory approvals. We cannot assure you that we will be able to develop any such technologies or any products or services, or that such technologies, products or services will prove to be safe and efficacious in clinical trials, meet applicable regulatory standards, be capable of being produced in commercial quantities at acceptable costs or be successfully marketed. For that reason, we may not be able to generate revenues from commercial production or operate profitably.

        We have sold the agricultural portion of our business in order to finance operations. The agricultural applications of our technology generally have a more rapid realization of revenues due to more limited regulatory requirements and testing. Our ability to generate revenue from any agricultural applications of our technology is limited to existing license royalties, if any.

        We will require substantial additional funds to continue operating which may not be available on acceptable terms, if at all.    We believe our cash from all sources, including cash, cash equivalents and anticipated revenue stream from licensing fees and sponsored research contracts is sufficient for us to continue operations through March 31, 2007. However, without substantial additional financing during this period, we will need to significantly limit our capital and operational spending and will therefore be limited in our ability to advance our scientific efforts or further our efforts to operate profitably.

        Management continues to evaluate alternatives and sources for additional funding, which may include public or private investors, strategic partners, and grant programs available through specific states or foundations. Lack of necessary funds may require us to delay, scale back or eliminate some or all of our research and product development programs and/or our capital expenditures or to license our potential products or technologies to third parties.

        In addition, our cash requirements may vary materially from those now planned because of results of research and development, potential relationships with strategic partners, changes in the focus and direction of our research and development programs, competition, litigation required to protect our technology, technological advances, the cost of pre-clinical and clinical testing, the regulatory process of the United States Food and Drug Administration, or FDA, and foreign regulators, whether any of our products become approved or the market acceptance of any such products and other factors. Our current cash reserves are not sufficient to fund our operations through the commercialization of our first products or services.

        We have limited clinical testing, regulatory, manufacturing, marketing, distribution and sales capabilities which may limit our ability to generate revenues.    Because of the relatively early stage of our research and development programs, we have not yet invested significantly in clinical testing, regulatory, manufacturing, or in marketing, distribution or product sales resources. We cannot assure you that we will be able to develop any such resources successfully or as quickly as may be necessary. The inability to do so may harm our ability to generate revenues or operate profitably.

Risks Relating to Competition

        Our competition includes both public and private organizations and collaborations among academic institutions and large pharmaceutical companies, most of which have significantly greater experience and financial resources than we do.    The biotechnology and pharmaceutical industries are characterized by intense competition. We compete against numerous companies, both domestic and foreign, many of which have substantially greater experience and financial and other resources than we have. Several such enterprises have initiated cell therapy research programs and/or efforts to treat the same diseases targeted by us. Companies such as Geron Corporation, Genzyme Corporation, StemCells, Inc., Aastrom Biosciences, Inc. and Viacell, Inc., as well as others, many of which have substantially greater resources and experience in our fields than we do, are well situated to compete with us effectively. Of course, any of the world's largest pharmaceutical companies represents a significant actual or potential competitor with vastly greater resources than ours.

        These companies hold licenses to genetic selection technologies and other technologies that are competitive with our technologies. These and other competitive enterprises have devoted, and will continue to devote, substantial resources to the development of technologies and products in competition with us.

        Private and public academic and research institutions also compete with us in the research and development of human therapeutic or agricultural products. In the past several years, the pharmaceutical industry has selectively entered into collaborations with both public and private organizations to explore the possibilities that stem cell therapies may present for substantive breakthroughs in the fight against disease.

        In addition, many of our competitors have significantly greater experience than we have in the development, pre-clinical testing and human clinical trials of biotechnology and pharmaceutical products, in obtaining FDA and other regulatory approvals of such products and in manufacturing and marketing such products. Accordingly our competitors may succeed in obtaining FDA approval for products more rapidly or effectively than we can. Our competitors may also be the first to discover and obtain a valid patent to a particular stem cell which may effectively block all others from doing so. It will be important for us or our collaborators to be the first to discover any stem cell that we are seeking to discover. Failure to be the first could prevent us from commercializing all of our research and development affected by that discovery. Additionally, if we commence commercial sales of any products, we will also be competing with respect to manufacturing efficiency and sales and marketing capabilities, areas in which we have no experience.

        The United States is encountering tremendous competition from many foreign countries that are providing an environment more attractive for stem cell research. The governments of numerous foreign countries are investing in stem cell research, providing facilities, personnel and legal environments intended to attract biotechnology companies and encourage stem cell research and development of stem cell-related technologies.

        These efforts by foreign countries may make it more difficult to effectively compete in our industry and may generate competitors with substantially greater resources than ours.

Risks Relating to Our Technology

        We rely on nuclear transfer and embryonic stem cell technologies that we may not be able to successfully develop, which will prevent us from generating revenues, operating profitably or providing investors any return on their investment.    We have concentrated our research on our nuclear transfer and embryonic stem cell technologies, and our ability to operate profitably will depend on being able to successfully develop these technologies for human applications. These are emerging technologies with, as yet, limited human applications. We cannot guarantee that we will be able to successfully develop our nuclear transfer and embryonic stem cell technologies or that such development will result in products or services with any significant commercial utility. We anticipate that the commercial sale of such products or services, and royalty/licensing fees related to our technology, would be our primary sources of revenues. If we are unable to develop our technologies, investors will likely lose their entire investment in us.

        The outcome of pre-clinical, clinical and product testing of our products is uncertain, and if we are unable to satisfactorily complete such testing, or if such testing yields unsatisfactory results, we will be unable to commercially produce our proposed products. Before obtaining regulatory approvals for the commercial sale of any potential human products, our products will be subjected to extensive pre-clinical and clinical testing to demonstrate their safety and efficacy in humans. We cannot assure you that the clinical trials of our products, or those of our licensees or collaborators, will demonstrate the safety and efficacy of such products at all, or to the extent necessary to obtain appropriate regulatory approvals, or that the testing of such products will be completed in a timely manner, if at all, or without significant increases in costs, program delays or both, all of which could harm our ability to generate revenues. In addition, our prospective products may not prove to be more effective for treating disease or injury than current therapies. Accordingly, we may have to delay or abandon efforts to research, develop or obtain regulatory approval to market our prospective products. Many companies involved in biotechnology research and development have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. The failure to adequately demonstrate the safety and efficacy of a therapeutic product under development could delay or prevent regulatory approval of the product and could harm our ability to generate revenues, operate profitably or produce any return on an investment in us.

        While the marketing of cloned or transgenic animals does not currently require regulatory approval, such approval may be required in the future. We cannot assure you that we would obtain such approvals or that our licensees' products would be accepted in the marketplace. This lack of approval could reduce or preclude any royalty revenues we might receive from our licensees in that field.

        We may not be able to commercially develop our technologies and proposed product lines, which, in turn, would significantly harm our ability to earn revenues and result in a loss of investment.    Our ability to commercially develop our technologies will be dictated in large part by forces outside our control which cannot be predicted, including, but not limited to, general economic conditions, the success of our research and pre-clinical and field testing, the availability of collaborative partners to finance our work in pursuing applications of nuclear transfer technology and technological or other developments in the biomedical field which, due to efficiencies, technological breakthroughs or greater acceptance in the biomedical industry, may render one or more areas of commercialization more attractive, obsolete or competitively unattractive. It is possible that one or more areas of commercialization will not be pursued at all if a collaborative partner or entity willing to fund research and development cannot be located. Our decisions regarding the ultimate products and/or services we pursue could have a significant adverse affect on our ability to earn revenue if we misinterpret trends, underestimate development costs and/or pursue wrong products or services. Any of these factors either alone or in concert could materially harm our ability to earn revenues and could result in a loss of any investment in us.

        If we are unable to keep up with rapid technological changes in our field or compete effectively, we will be unable to operate profitably.    We are engaged in activities in the biotechnology field, which is characterized by extensive research efforts and rapid technological progress. If we fail to anticipate or respond adequately to technological developments, our ability to operate profitably could suffer. We cannot assure you that research and discoveries by other biotechnology, agricultural, pharmaceutical or other companies will not render our technologies or potential products or services uneconomical or result in products superior to those we develop or that any technologies, products or services we develop will be preferred to any existing or newly-developed technologies, products or services.

        We may not be able to protect our proprietary technology, which could harm our ability to operate profitably.    The biotechnology and pharmaceutical industries place considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. Our success will depend, to a substantial degree, on our ability to obtain and enforce patent protection for our products, preserve any trade secrets and operate without infringing the proprietary rights of others. We cannot assure you that:

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  we will succeed in obtaining any patents in a timely manner or at all, or that the breadth or degree of protection of any such patents will protect our interests,

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  the use of our technology will not infringe on the proprietary rights of others,

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  patent applications relating to our potential products or technologies will result in the issuance of any patents or that, if issued, such patents will afford adequate protection to us or not be challenged invalidated or infringed, and

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  patents will not issue to other parties, which may be infringed by our potential products or technologies.

        We are aware of certain patents that have been granted to others and certain patent applications that have been filed by others with respect to nuclear transfer technologies. The fields in which we operate have been characterized by significant efforts by competitors to establish dominant or blocking patent rights to gain a competitive advantage, and by considerable differences of opinion as to the value and legal legitimacy of competitors' purported patent rights and the technologies they actually utilize in their businesses.

        Our business is highly dependent upon maintaining licenses with respect to key technology.    Several of the key patents we utilize are licensed to us by third parties. These licenses are subject to termination under certain circumstances (including, for example, our failure to make minimum royalty payments or to timely achieve development and commercialization benchmarks). The loss of any of such licenses, or the conversion of such licenses to non-exclusive licenses, could harm our operations and/or enhance the prospects of our competitors.

        Certain of these licenses also contain restrictions, such as limitations on our ability to grant sublicenses that could materially interfere with our ability to generate revenue through the licensing or sale to third parties of important and valuable technologies that we have, for strategic reasons, elected not to pursue directly. The possibility exists that in the future we will require further licenses to complete and/or commercialize our proposed products. We cannot assure you that we will be able to acquire any such licenses on a commercially viable basis.

        We may not be able to adequately protect against piracy of intellectual property in foreign jurisdictions.    Considerable research in the areas of stem cells, cell therapeutics and regenerative medicine is being performed in countries outside of the United States, and a number of our competitors are located in those countries. The laws protecting intellectual property in some of those countries may not provide protection for our trade secrets and intellectual property adequate to prevent our competitors from misappropriating our trade secrets or intellectual property. If our trade secrets or intellectual property are misappropriated in those countries, we may be without adequate remedies to address the issue.

        Certain of our technology is not protectable by patent.    Certain parts of our know-how and technology are not patentable. To protect our proprietary position in such know-how and technology, we intend to require all employees, consultants, advisors and collaborators to enter into confidentiality and invention ownership agreements with us. We cannot assure you, however, that these agreements will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure. Further, in the absence of patent protection, competitors who independently develop substantially equivalent technology may harm our business.

        Patent litigation presents an ongoing threat to our business with respect to both outcomes and costs.    We have previously been involved in patent interference litigation with Infigen, Inc., and are currently involved in two patent disputes with Geron Corporation, and it is possible that further litigation over patent matters with one or more competitors could arise. We could incur substantial litigation or interference costs in defending ourselves against suits brought against us or in suits in which we may assert our patents against others. If the outcome of any such litigation, including our current disputes with Geron Corporation, is unfavorable, our business would likely be materially adversely affected. To determine the priority of inventions, we may also have to participate in interference proceedings declared by the United States Patent and Trademark Office, which could result in substantial cost to us. Without additional capital, we may not have the resources to adequately defend or pursue this litigation.

Risks Relating to Our Recent Financing

        If we are required for any reason to repay our outstanding convertible debentures we would be required to deplete our working capital, if available, or raise additional funds. Our failure to repay the convertible debentures, if required, could result in legal action against us, which could require the sale of substantial assets.    We have outstanding $22,276,250 aggregate original principal amount of convertible debentures with an original issue discount of 20.3187%. Beginning in March of 2006 and continuing for each successive month throughout the three year term of the debentures, we are required to redeem, by payment with cash or with shares of our common stock, 1/30th of the aggregate original principal amount of the debentures. These monthly payments will impact the amount of working capital available to us. The convertible debentures are due and payable in full three years from the date of issuance, unless sooner converted into shares of our common stock. Any event of default could require the early repayment of the convertible debentures, including the accruing of interest on the outstanding principal balance of the debentures if the default is not cured with the specified grace period. We anticipate that the full amount of the convertible debentures will be converted into shares of our common stock, in accordance with the terms of the convertible debentures. If, prior to the maturity date, we are required to repay the convertible debentures in full, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the notes when required, the debenture holders could commence legal action against us to recover the amounts due. Any such action could require us to curtail or cease operations.

        There are a large number of shares underlying our convertible debentures in full, and warrants that may be available for future sale and the sale of these shares may depress the market price of our common stock.    As of September 30, 2005, we had:

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  outstanding convertible debentures that may be converted into an estimated 9,685,326 shares of common stock based on a conversion price of $2.30, and

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  outstanding warrants to purchase 6,004,902 shares of common stock with an exercise price of $2.53, which such warrants were issued in connection with the sale of the convertible debentures.

        Upon the date that the registration statement relating to this prospectus is declared effective, all of the shares, including all of the shares issuable upon conversion of the debentures and upon exercise of our warrants, may be sold without restriction. Sales of a substantial number of shares of our common stock in the public market after this offering could adversely affect the market price for our common stock and make it more difficult for you to sell shares of our common stock at times and prices that you feel are appropriate.

        The issuance of shares upon conversion of the convertible debentures and exercise of outstanding warrants will cause immediate and substantial dilution to our existing stockholders.    The issuance of shares upon conversion of the convertible debentures and exercise of warrants will result in substantial dilution to the interests of other stockholders since the selling security holders may ultimately convert and sell the full amount issuable on conversion. Although no single selling security holder may convert its convertible debentures and/or exercise its warrants if such conversion or exercise would cause it to own more than 4.99% of our outstanding common stock, this restriction does not prevent each selling security holder from converting and/or exercising some of its holdings and then converting the rest of its holdings. In this way, each selling security holder could sell more than this limit while never holding more than this limit. There is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

Risks Relating to Government Regulation

        Companies such as ours engaged in research using nuclear transfer and embryonic stem cells are currently subject to strict government regulations, and our operations could be harmed by any legislative or administrative efforts impacting the use of nuclear transfer technology or human embryonic material.    Our business is focused on human cell therapy, which includes the production of human differentiated cells from stem cells and involves the use of nuclear transfer technology, human oocytes, and embryonic material. Nuclear transfer technology, commonly known as therapeutic cloning, and research utilizing embryonic stem cells are controversial subjects, and are currently subject to intense scrutiny, both in the United States, the United Nations and throughout the world, particularly in the area of nuclear transfer of human cells and the use of human embryonic material.

        We cannot assure you that our operations will not be harmed by any legislative or administrative efforts by politicians or groups opposed to the development of nuclear transfer technology generally or the use of nuclear transfer for therapeutic cloning of human cells specifically. Further, we cannot assure you that legislative or administrative restrictions directly or indirectly delaying, limiting or preventing the use of nuclear transfer technology or human embryonic material or the sale, manufacture or use of products or services derived from nuclear transfer technology or human embryonic material will not be adopted in the future.

        Restrictions on the use of human embryonic stem cells, and the ethical, legal and social implications of that research, could prevent us from developing or gaining acceptance for commercially viable products in these areas.    Some of our most important programs involve the use of stem cells that are derived from human embryos. The use of human embryonic stem cells gives rise to ethical, legal and social issues regarding the appropriate use of these cells. In the event that our research related to human embryonic stem cells becomes the subject of adverse commentary or publicity, the market price for our common stock could be significantly harmed. Some political and religious groups have voiced opposition to our technology and practices. We use stem cells derived from human embryos that have been created for in vitro fertilization procedures but are no longer desired or suitable for that use and are donated with appropriate informed consent for research use. Many research institutions, including some of our scientific collaborators, have adopted policies regarding the ethical use of human embryonic tissue. These policies may have the effect of limiting the scope of research conducted using human embryonic stem cells, thereby impairing our ability to conduct research in this field.

        Potential and actual legislation and regulation at the federal or state level related to our technology could limit our activities and ability to develop products for commercial sales, depriving us of our anticipated source of future revenues. For example, in July 2001, the House of Representatives of the United States Congress passed a bill, HR 2505, the "Human Cloning Prohibition Act of 2001." This bill was placed on the calendar of the U.S. Senate in August 2002, where it did not pass. However, similar bills could be introduced in the future aiming to prohibit the use or commercialization of somatic cell nuclear transfer technology or of any products resulting from it, including those related to human therapeutic cloning and regenerative medicine. Such legislation could have a significant influence on our ability to pursue our research, development and commercialization plans in the United States.

        Any future or additional government-imposed restrictions in these or other jurisdictions with respect to use of embryos or human embryonic stem cells in research and development could have a material adverse effect on us, by, among other things:

  •
  harming our ability to establish critical partnerships and collaborations,

  •
  delaying or preventing progress in our research and development,

  •
  limiting or preventing the development, sale or use of our products, and

  •
  causing a decrease in the price of our stock.

        Because we or our collaborators must obtain regulatory approval to market our products in the United States and other countries, we cannot predict whether or when we will be permitted to commercialize our products.    Federal, state and local governments in the United States and governments in other countries have significant regulations in place that govern many of our activities. We are or may become subject to various federal, state and local laws, regulations and recommendations relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances used in connection with our research and development work. The preclinical testing and clinical trials of the products that we or our collaborators develop are subject to extensive government regulation that may prevent us from creating commercially viable products from our discoveries. In addition, the sale by us or our collaborators of any commercially viable product will be subject to government regulation from several standpoints, including manufacturing, advertising and promoting, selling and marketing, labeling, and distributing.

        If, and to the extent that, we are unable to comply with these regulations, our ability to earn revenues will be materially and negatively impacted. The regulatory process, particularly in the biotechnology field, is uncertain, can take many years and requires the expenditure of substantial resources. Biological drugs and non-biological drugs are rigorously regulated. In particular, proposed human pharmaceutical therapeutic product candidates are subject to rigorous preclinical and clinical testing and other requirements by the FDA in the United States and similar health authorities in other countries in order to demonstrate safety and efficacy. We may never obtain regulatory approval to market our proposed products. For additional information about governmental regulations that will affect our planned and intended business operations, see "DESCRIPTION OF BUSINESS—Government Regulation" below.

        Our products may not receive FDA approval, which would prevent us from commercially marketing our products and producing revenues. The FDA and comparable government agencies in foreign countries impose substantial regulations on the manufacture and marketing of pharmaceutical products through lengthy and detailed laboratory, pre-clinical and clinical testing procedures, sampling activities and other costly and time-consuming procedures. Satisfaction of these regulations typically takes several years or more and varies substantially based upon the type, complexity and novelty of the proposed product. We cannot yet accurately predict when we might first submit any Investigational New Drug, or IND, application to the FDA, or whether any such IND application would be granted on a timely basis, if at all, nor can we assure you that we will successfully complete any clinical trials in connection with any such IND application. Further, we cannot yet accurately predict when we might first submit any product license application for FDA approval or whether any such product license application would be granted on a timely basis, if at all. As a result, we cannot assure you that FDA approvals for any products developed by us will be granted on a timely basis, if at all. Any such delay in obtaining, or failure to obtain, such approvals could have a material adverse effect on the marketing of our products and our ability to generate product revenue. For additional information about governmental regulations that will affect our planned and intended business operations, see "DESCRIPTION OF BUSINESS—Government Regulation" below.

        For-profit entities may be prohibited from benefiting from grant funding.    There has been much publicity about grant resources for stem cell research, including Proposition 71 in California, which is described more fully under the heading "DESCRIPTION OF BUSINESS—California Proposition 71" below. There is ongoing litigation in California that may delay, or prevent the sale of State bonds that would fund the activities contemplated by California voters. In addition, rules and regulations related to any funding that may ultimately be provided, the type of entity that will be eligible for funding, the science to be funded, and funding details have not been finalized. As a result of these uncertainties regarding Proposition 71, we cannot assure you that funding, if any, will be available to us, or any for-profit entity.

        The government maintains certain rights in technology that we develop using government grant money and we may lose the revenues from such technology if we do not commercialize and utilize the technology pursuant to established government guidelines.    Certain of our and our licensors' research has been or is being funded in part by government grants. In connection with certain grants, the U.S. government retains rights in the technology developed with the grant. These rights could restrict our ability to fully capitalize upon the value of this research.

Risks Relating to Our Reliance on Third Parties

        We depend on our collaborators to help us develop and test our proposed products, and our ability to develop and commercialize products may be impaired or delayed if collaborations are unsuccessful.    Our strategy for the development, clinical testing and commercialization of our proposed products requires that we enter into collaborations with corporate partners, licensors, licensees and others. We are dependent upon the subsequent success of these other parties in performing their respective responsibilities and the continued cooperation of our partners. Our collaborators may not cooperate with us or perform their obligations under our agreements with them. We cannot control the amount and timing of our collaborators' resources that will be devoted to our research and development activities related to our collaborative agreements with them. Our collaborators may choose to pursue existing or alternative technologies in preference to those being developed in collaboration with us.

        Under agreements with collaborators, we may rely significantly on such collaborators to, among other things:

  •
  design and conduct advanced clinical trials in the event that we reach clinical trials,

  •
  fund research and development activities with us,

  •
  pay us fees upon the achievement of milestones, and

  •
  market with us any commercial products that result from our collaborations.

        The development and commercialization of potential products will be delayed if collaborators fail to conduct these activities in a timely manner or at all. In addition, our collaborators could terminate their agreements with us and we may not receive any development or milestone payments. If we do not achieve milestones set forth in the agreements, or if our collaborators breach or terminate their collaborative agreements with us, our business may be materially harmed.

        Our reliance on the activities of our non-employee consultants, research institutions, and scientific contractors, whose activities are not wholly within our control, may lead to delays in development of our proposed products.    We rely extensively upon and have relationships with scientific consultants at academic and other institutions, some of whom conduct research at our request, and other consultants with expertise in clinical development strategy or other matters. These consultants are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us. We have limited control over the activities of these consultants and, except as otherwise required by our collaboration and consulting agreements to the extent they exist, can expect only limited amounts of their time to be dedicated to our activities.

        In addition, we have formed research collaborations with academic and other research institutions throughout the world. These research facilities may have commitments to other commercial and non-commercial entities. We have limited control over the operations of these laboratories and can expect only limited amounts of time to be dedicated to our research goals.

        We also rely on other companies for certain process development or other technical scientific work. We have contracts with these companies that specify the work to be done and results to be achieved, but we do not have direct control over their personnel or operations. If any of these third parties are unable or refuse to contribute to projects on which we need their help, our ability to generate advances in our technologies and develop our products could be significantly harmed.

General Risks Relating to Our Business

        We may be subject to litigation that will be costly to defend or pursue and uncertain in its outcome.    Our business may bring us into conflict with our licensees, licensors, or others with whom we have contractual or other business relationships, or with our competitors or others whose interests differ from ours. If we are unable to resolve those conflicts on terms that are satisfactory to all parties, we may become involved in litigation brought by or against us. That litigation is likely to be expensive and may require a significant amount of management's time and attention, at the expense of other aspects of our business. The outcome of litigation is always uncertain, and in some cases could include judgments against us that require us to pay damages, enjoin us from certain activities, or otherwise affect our legal or contractual rights, which could have a significant adverse effect on our business. ACT Group filed for dissolution on September 22, 2005 with the Secretary of State of the state of Delaware. There can be no assurance that we will not be subject to claims arising out of the dissolution process. Additional discussion regarding litigation in which we and/or ACT are involved is contained in this prospectus under the heading "LEGAL PROCEEDINGS."

        We may not be able to obtain third-party patient reimbursement or favorable product pricing, which would reduce our ability to operate profitably.    Our ability to successfully commercialize certain of our proposed products in the human therapeutic field may depend to a significant degree on patient reimbursement of the costs of such products and related treatments at acceptable levels from government authorities, private health insurers and other organizations, such as health maintenance organizations. We cannot assure you that reimbursement in the United States or foreign countries will be available for any products we may develop or, if available, will not be decreased in the future, or that reimbursement amounts will not reduce the demand for, or the price of, our products with a consequent harm to our business. We cannot predict what additional regulation or legislation relating to the health care industry or third-party coverage and reimbursement may be enacted in the future or what effect such regulation or legislation may have on our business. If additional regulations are overly onerous or expensive, or if health care related legislation makes our business more expensive or burdensome than originally anticipated, we may be forced to significantly downsize our business plans or completely abandon our business model.

        Our products are likely to be expensive to manufacture, and they may not be profitable if we are unable to control the costs to manufacture them.    Our products are likely to be significantly more expensive to manufacture than most other drugs currently on the market today. Our present manufacturing processes produce modest quantities of product intended for use in our ongoing research activities, and we have not developed processes, procedures and capability to produce commercial volumes of product. We hope to substantially reduce manufacturing costs through process improvements, development of new science, increases in manufacturing scale and outsourcing to experienced manufacturers. If we are not able to make these or other improvements, and depending on the pricing of the product, our profit margins may be significantly less than that of most drugs on the market today. In addition, we may not be able to charge a high enough price for any cell therapy product we develop, even if they are safe and effective, to make a profit. If we are unable to realize significant profits from our potential product candidates, our business would be materially harmed.

        To be successful, our proposed products must be accepted by the health care community, which can be very slow to adopt or unreceptive to new technologies and products.    Our proposed products and those

developed by our collaborative partners, if approved for marketing, may not achieve market acceptance since hospitals, physicians, patients or the medical community in general may decide not to accept and utilize these products. The products that we are attempting to develop represent substantial departures from established treatment methods and will compete with a number of more conventional drugs and therapies manufactured and marketed by major pharmaceutical companies. The degree of market acceptance of any of our developed products will depend on a number of factors, including:

  •
  our establishment and demonstration to the medical community of the clinical efficacy and safety of our proposed products;

  •
  our ability to create products that are superior to alternatives currently on the market;

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  our ability to establish in the medical community the potential advantage of our treatments over alternative treatment methods; and

  •
  reimbursement policies of government and third-party payors.

        If the health care community does not accept our products for any of the foregoing reasons, or for any other reason, our business would be materially harmed.

        Our current source of revenues depends on the stability and performance of our sublicensees.    Our ability to collect royalties on product sales from our sublicensees will depend on the financial and operational success of the companies operating under a sublicense. We have numerous licensees to third parties including Lifeline Cell Technology, Exeter Life Sciences and GTC Biotherapeutics, as well as others that hold licenses to our technology. Revenues from those licensees will depend upon the financial and operational success of those third parties. We cannot assure you that these licensees will be successful in obtaining requisite financing or in developing and successfully marketing their products. These licensees may experience unanticipated obstacles including regulatory hurdles, and scientific or technical challenges, which could have the effect of reducing their ability to generate revenues and pay us royalties.

        We depend on key personnel for our continued operations and future success, and a loss of certain key personnel could significantly hinder our ability to move forward with our business plan.    Because of the specialized nature of our business, we are highly dependent on our ability to identify, hire, train and retain highly qualified scientific and technical personnel for the research and development activities we conduct or sponsor. The loss of one or more certain key executive officers, or scientific officers, would be significantly detrimental to us. In addition, recruiting and retaining qualified scientific personnel to perform research and development work is critical to our success. Our anticipated growth and expansion into areas and activities requiring additional expertise, such as clinical testing, regulatory compliance, manufacturing and marketing, will require the addition of new management personnel and the development of additional expertise by existing management personnel. There is intense competition for qualified personnel in the areas of our present and planned activities, and there can be no assurance that we will be able to continue to attract and retain the qualified personnel necessary for the development of our business. The failure to attract and retain such personnel or to develop such expertise would adversely affect our business.

        Our credibility as a business operating in the field of human embryonic stem cells is largely dependent upon the support of our Ethics Advisory Board.    Because the use of human embryonic stem cells gives rise to ethical, legal and social issues, we have instituted an Ethics Advisory Board. Our Ethics Advisory Board is made up of highly qualified individuals with expertise in the field of human embryonic stem cells. We cannot assure you that these members will continue to serve on our Ethics Advisory Board, and the loss of any such member may affect the credibility and effectiveness of the Board. As a result, our business may be materially harmed in the event of any such loss.

        Our insurance policies may be inadequate and potentially expose us to unrecoverable risks.    We have limited director and officer insurance and commercial insurance policies. Any significant insurance claims would have a material adverse effect on our business, financial condition and results of operations. Insurance availability, coverage terms and pricing continue to vary with market conditions. We endeavor to obtain appropriate insurance coverage for insurable risks that we identify, however, we may fail to correctly anticipate or quantify insurable risks, we may not be able to obtain appropriate insurance coverage, and insurers may not respond as we intend to cover insurable events that may occur. We have observed rapidly changing conditions in the insurance markets relating to nearly all areas of traditional corporate insurance. Such conditions have resulted in higher premium costs, higher policy deductibles, and lower coverage limits. For some risks, we may not have or maintain insurance coverage because of cost or availability.

        We have no product liability insurance, which may leave us vulnerable to future claims we will be unable to satisfy.    The testing, manufacturing, marketing and sale of human therapeutic products entail an inherent risk of product liability claims, and we cannot assure you that substantial product liability claims will not be asserted against us. We have no product liability insurance. In the event we are forced to expend significant funds on defending product liability actions, and in the event those funds come from operating capital, we will be required to reduce our business activities, which could lead to significant losses.

        We cannot assure you that adequate insurance coverage will be available in the future on acceptable terms, if at all, or that, if available, we will be able to maintain any such insurance at sufficient levels of coverage or that any such insurance will provide adequate protection against potential liabilities. Whether or not a product liability insurance policy is obtained or maintained in the future, any product liability claim could harm our business or financial condition.

        We need to improve our financial control procedures.    Since the merger, we have determined that there are deficiencies in the operating effectiveness of our internal controls over financial reporting that we believe would collectively constitute significant deficiencies and material weaknesses under standards established by the American Institute of Certified Public Accountants, resulting in more than a remote likelihood that a material misstatement of our annual or interim financial statements will not be prevented or detected. Since the merger, additional management processes and procedures have been added to supplement the underlying systems of internal accounting control to allow timely preparation and filing of required financial reports.

        In our opinion, we have not established and did not maintain effective internal control over financial reporting as of September 30, 2005. We also believe that because of the effect of the material weakness we have identified, we have not maintained effective internal control over financial reporting as of September 30, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. We have taken initial remedial steps, and will continue our on-going evaluation of internal controls and expect to improve our internal controls over financial reporting as necessary to assure their effectiveness, but there can be no assurance that we will succeed or that other deficiencies will not be identified.

        We presently have members of management and other key employees located in various locations throughout the country which adds complexities to the operation of the business.    Presently, we have members of management and other key employees located in both California and Massachusetts, which adds complexities to the operation of our business. We intend to maintain our research facilities in Massachusetts and establish corporate offices and an additional research facility in California. We will likely incur significant costs associated with maintaining multiple locations.

        We face risks related to compliance with corporate governance laws and financial reporting standards.    The Sarbanes-Oxley Act of 2002, as well as related new rules and regulations implemented by the

Securities and Exchange Commission and the Public Company Accounting Oversight Board, require changes in the corporate governance practices and financial reporting standards for public companies. These new laws, rules and regulations, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002 relating to internal control over financial reporting, referred to as Section 404, have materially increased our legal and financial compliance costs and made some activities more time-consuming and more burdensome. Section 404 requires that our management assess our internal control over financial reporting annually and include a report on its assessment in our annual report. Our independent registered public accounting firm is required to audit both the design and operating effectiveness of our internal controls and management's assessment of the design and the operating effectiveness of our internal controls. There exist material weaknesses and deficiencies at this time in our internal controls. These weaknesses and deficiencies could have a material adverse effect on our business and operations.

Risks Relating to Our Common Stock

        Stock prices for biotechnology companies have historically tended to be very volatile.    Stock prices and trading volumes for many biotechnology companies fluctuate widely for a number of reasons, including but not limited to the following factors, some of which may be unrelated to their businesses or results of operations:

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  clinical trial results

  •
  the amount of cash resources and ability to obtain additional funding

  •
  announcements of research activities, business developments, technological innovations or new products by companies or their competitors

  •
  entering into or terminating strategic relationships

  •
  changes in government regulation

  •
  disputes concerning patents or proprietary rights

  •
  changes in revenues or expense levels

  •
  public concern regarding the safety, efficacy or other aspects of the products or methodologies being developed

  •
  reports by securities analysts

  •
  activities of various interest groups or organizations

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  media coverage

  •
  status of the investment markets

        This market volatility, as well as general domestic or international economic, market and political conditions, could materially and adversely affect the market price of our common stock and the return on your investment.

        A significant number of shares of our common stock will become available for sale and their sale could depress the price of our common stock.    On January 31, 2006, a significant number of our outstanding securities (not including the shares underlying the debentures and warrants issued in the recent financing) that are currently restricted will become eligible for sale under Rule 144 of the Securities Act.

        Not including the shares of common stock underlying the convertible debentures and the warrants issued in connection with the recent financing, as of September 30, 2005, there are presently approximately 22,000,000 outstanding options, warrants and other securities convertible or exercisable into shares of our common stock.

        We may also sell a substantial number of additional shares of our common stock in connection with a private placement or public offering of shares of our common stock (or other series or class of capital stock to be designated in the future). The terms of any such private placement would likely require us to register the resale of any shares of capital stock issued or issuable in the transaction. We have also issued common stock to certain parties, such as vendors and service providers, as payment for products and services. Under these arrangements, we may agree to register the shares for resale soon after their issuance. We may also continue to pay for certain goods and services with equity, which would dilute your interest in the company.

        Sales of a substantial number of shares of our common stock under any of the circumstances described above could adversely affect the market price for our common stock and make it more difficult for you to sell shares of our common stock at times and prices that you feel are appropriate.

        We do not intend to pay cash dividends on our common stock in the foreseeable future.    Any payment of cash dividends will depend upon our financial condition, results of operations, capital requirements and other factors and will be at the discretion of our board of directors. We do not anticipate paying cash dividends on our common stock in the foreseeable future. Furthermore, we may incur additional indebtedness that may severely restrict or prohibit the payment of dividends.

        Our securities are quoted on the OTC Bulletin Board, which may limit the liquidity and price of our securities more than if our securities were quoted or listed on the Nasdaq Stock Market or a national exchange.    Our securities are currently quoted on the OTC Bulletin Board, an NASD-sponsored and operated inter-dealer automated quotation system for equity securities not included in the Nasdaq Stock Market. Quotation of our securities on the OTC Bulletin Board may limit the liquidity and price of our securities more than if our securities were quoted or listed on The Nasdaq Stock Market or a national exchange. Some investors may perceive our securities to be less attractive because they are traded in the over-the-counter market. In addition, as an OTC Bulletin Board listed company, we do not attract the extensive analyst coverage that accompanies companies listed on Nasdaq or any other regional or national exchange. Further, institutional and other investors may have investment guidelines that restrict or prohibit investing in securities traded in the over-the-counter market. These factors may have an adverse impact on the trading and price of our securities.

        Our common stock is subject to "penny stock" regulations and restrictions on initial and secondary broker-dealer sales.    The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any listed, trading equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. Penny stocks are subject to certain additional oversight and regulatory requirements. Brokers and dealers affecting transactions in our common stock in many circumstances must obtain the written consent of a customer prior to purchasing our common stock, must obtain information from the customer and must provide disclosures to the customer. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to sell your shares of our common stock in the secondary market.

USE OF PROCEEDS

        We will not receive proceeds from the sale of shares under this prospectus by the selling security holders. We may, however, receive the exercise price of the warrants if and when those warrants are exercised by the selling security holders. Whether we receive any proceeds depends upon whether the holders of the warrants utilize their cashless exercise rights. Such amounts, if any, that we receive upon exercise of the warrants will be used for general corporate purposes.

SELLING SECURITY HOLDERS

        The securities are being offered by the named selling security holders below. The selling security holders hold common stock (or securities convertible or exercisable into common stock), the terms of which are described below under "DESCRIPTION OF SECURITIES." The selling security holders may, from time to time, offer and sell any or all of the shares that are registered under this prospectus, although they are not obligated to do so.

        The following table sets forth, to the best of our knowledge and belief, with respect to the selling security holders:

  •
  the number of shares of common stock beneficially owned as of the date of this prospectus prior to the offering contemplated hereby, including the shares issuable upon conversion of the convertible debentures and upon exercise of the warrants,

  •
  the number of shares of common stock eligible for resale and to be offered by each selling security holder pursuant to this prospectus,

  •
  the number of shares owned by each selling security holder after the offering contemplated hereby assuming that all shares eligible for resale pursuant to this prospectus actually are sold,

  •
  the percentage of shares of common stock beneficially owned by each selling security holder after the offering contemplated hereby assuming that all shares eligible for resale pursuant to this prospectus actually are sold, and

  •
  in notes to the table, additional information concerning the selling security holders including any NASD affiliations and any relationships, excluding non-executive employee and other non-material relationships, that a selling security holder had during the past three years with us or any of our predecessors or affiliates.

Name	Total Shares of Common Stock Owned as of the Date of Prospectus(1)	Shares of Common Stock Included in Prospectus(2)	Shares of Common Stock Owned After Completion of Offering	Percentage of Common Stock Owned After Completion of Offering
Newberg Family Trust UTD 12/18/90(3)	409,239	532,011	0	0
JMB Capital Partners, LP(4)	1,227,717	1,596,033	0	0
Jay Goldman Master Limited Partnership(5)	1,227,717	1,596,033	0	0
CAMOFI Master LDC(6)	818,478	1,064,022	0	0
Shapiro Family Trust Dated September 25, 1989(7)	163,696	212,803	0	0
D3 LifeScience, Ltd.(8)	204,620	266,005	0	0
G. Tyler Runnels or Jasmine Niklas Runnels TTEES The Runnels Family Trust dtd 1-11-2000(9)	122,772	159,603	0	0
High Tide, LLC(10)	122,772	159,603	0	0
JMG Triton Offshore Fund, Ltd.(11)	818,478	1,064,022	0	0
JMG Capital Partners, LP(12)	818,478	1,064,022	0	0
Cranshire Capital, LP(13)	245,543	319,207	0	0
Whalehaven Capital Fund Limited(14)	613,859	798,016	0	0
MM & B Holdings, a California general partnership(15)	818,478	1,064,022	0	0
JGB Capital, LP(16)	613,859	798,016	0	0
Bristol Investment Fund, Ltd.(17)	1,636,957	2,128,043	0	0
Overbrook Fund I, LLC(18)	163,696	212,804	0	0
Portside Growth and Opportunity Fund(19)	409,239	532,011	0	0
Omicron Master Trust(20)	818,478	1,064,022	0	0
Smithfield Fiduciary, LLC(21)	409,239	532,011	0	0
Alpha Capital(22)	409,239	532,011	0	0
Stonestreet, LP(23)	204,620	266,005	0	0
Anthem/CIC Ventures Fund, LP(24)	3,820,370	1,064,022	3,001,892	7.5%
Midsummer Investment, Ltd.(25)	654,783	851,217	0	0
Bushido Capital Master Fund, LP(26)	204,620	266,005	0	0
John A. Kryzanowski(27)	327,391	425,609	0	0
Evan S. Malik(28)	40,924	53,201	0	0
Gamma Opportunity Fund Capital Partners LP Class A(29)	102,310	133,003	0	0
Gamma Opportunity Fund Capital Partners LP Class C(30)	102,310	133,003	0	0
T.R. Winston & Company, LLC(31)	1,162,239	1,510,911	0	0

(1)
Assumes full conversion of debentures and exercise of warrants.

(2)
Pursuant to a registration rights agreement with the selling security holders, we are required to register and to include in this prospectus 130% of the number of shares into which debentures and warrants held by the selling security holder may be converted or exercised.

(3)
The number of shares of common stock shown in the first column represents 272,826 shares of common stock issuable upon conversion of a debenture and 136,413 shares of common stock issuable upon exercise of a warrant held by the security holder.

(4)
The number of shares of common stock shown in the first column represents 818,478 shares of common stock issuable upon conversion of a debenture and 409,239 shares of common stock issuable upon exercise of a warrant held by the security holder.

(5)
The number of shares of common stock shown in the first column represents 818,478 shares of common stock issuable upon conversion of a debenture and 409,239 shares of common stock issuable upon exercise of a warrant held by the security holder.

(6)
The number of shares of common stock shown in the first column represents 545,652 shares of common stock issuable upon conversion of a debenture and 272,826 shares of common stock issuable upon exercise of a warrant held by the security holder.

(7)
The number of shares of common stock shown in the first column represents 109,130 shares of common stock issuable upon conversion of a debenture and 54,565 shares of common stock issuable upon exercise of a warrant held by the security holder. Alan C. Shapiro may be deemed the beneficial owner of these securities and is a director of Advanced Cell Technology, Inc.

(8)
The number of shares of common stock shown in the first column represents 136,413 shares of common stock issuable upon conversion of a debenture and 68,207 shares of common stock issuable upon exercise of a warrant held by the security holder.

(9)
The number of shares of common stock shown in the first column represents 81,848 shares of common stock issuable upon conversion of a debenture and 40,924 shares of common stock issuable upon exercise of a warrant held by the security holder.

(10)
The number of shares of common stock shown in the first column represents 81,848 shares of common stock issuable upon conversion of a debenture and 40,924 shares of common stock issuable upon exercise of a warrant held by the security holder.

(11)
The number of shares of common stock shown in the first column represents 545,652 shares of common stock issuable upon conversion of a debenture and 272,826 shares of common stock issuable upon exercise of a warrant held by the security holder.

(12)
The number of shares of common stock shown in the first column represents 545,652 shares of common stock issuable upon conversion of a debenture and 272,826 shares of common stock issuable upon exercise of a warrant held by the security holder.

(13)
The number of shares of common stock shown in the first column represents 163,696 shares of common stock issuable upon conversion of a debenture and 81,848 shares of common stock issuable upon exercise of a warrant held by the security holder.

(14)
The number of shares of common stock shown in the first column represents 409,239 shares of common stock issuable upon conversion of a debenture and 204,620 shares of common stock issuable upon exercise of a warrant held by the security holder.

(15)
The number of shares of common stock shown in the first column represents 545,652 shares of common stock issuable upon conversion of a debenture and 272,826 shares of common stock issuable upon exercise of a warrant held by the security holder.

(16)
The number of shares of common stock shown in the first column represents 409,239 shares of common stock issuable upon conversion of a debenture and 204,620 shares of common stock issuable upon exercise of a warrant held by the security holder.

(17)
The number of shares of common stock shown in the first column represents 1,091,304 shares of common stock issuable upon conversion of a debenture and 545,652 shares of common stock issuable upon exercise of a warrant held by the security holder.

(18)
The number of shares of common stock shown in the first column represents 109,130 shares of common stock issuable upon conversion of a debenture and 54,565 shares of common stock issuable upon exercise of a warrant held by the security holder.

(19)
The number of shares of common stock shown in the first column represents 272,826 shares of common stock issuable upon conversion of a debenture and 136,413 shares of common stock issuable upon exercise of a warrant held by the security holder.

(20)
The number of shares of common stock shown in the first column represents 545,652 shares of common stock issuable upon conversion of a debenture and 272,826 shares of common stock issuable upon exercise of a warrant held by the security holder.

(21)
The number of shares of common stock shown in the first column represents 272,826 shares of common stock issuable upon conversion of a debenture and 136,413 shares of common stock issuable upon exercise of a warrant held by the security holder.

(22)
The number of shares of common stock shown in the first column represents 272,826 shares of common stock issuable upon conversion of a debenture and 136,413 shares of common stock issuable upon exercise of a warrant held by the security holder.

(23)
The number of shares of common stock shown in the first column represents 136,413 shares of common stock issuable upon conversion of a debenture and 68,207 shares of common stock issuable upon exercise of a warrant held by the security holder.

(24)
The number of shares of common stock shown in the first column represents 545,652 shares of common stock issuable upon conversion of a debenture and 272,826 shares of common stock issuable upon exercise of a warrant held by the security holder. The debenture and warrant held by the security holder may not currently be converted and exercised due to their contractual limitation of 4.99% with respect to beneficial ownership.

(25)
The number of shares of common stock shown in the first column represents 436,522 shares of common stock issuable upon conversion of a debenture and 218,261 shares of common stock issuable upon exercise of a warrant held by the security holder.

(26)
The number of shares of common stock shown in the first column represents 136,413 shares of common stock issuable upon conversion of a debenture and 68,207 shares of common stock issuable upon exercise of a warrant held by the security holder.

(27)
The number of shares of common stock shown in the first column represents 218,261 shares of common stock issuable upon conversion of a debenture and 109,130 shares of common stock issuable upon exercise of a warrant held by the security holder.

(28)
The number of shares of common stock shown in the first column represents 27,283 shares of common stock issuable upon conversion of a debenture and 13,641 shares of common stock issuable upon exercise of a warrant held by the security holder.

(29)
The number of shares of common stock shown in the first column represents 68,207 shares of common stock issuable upon conversion of a debenture and 34,103 shares of common stock issuable upon exercise of a warrant held by the security holder.

(30)
The number of shares of common stock shown in the first column represents 68,207 shares of common stock issuable upon conversion of a debenture and 34,103 shares of common stock issuable upon exercise of a warrant held by the security holder.

(31)
The number of shares of common stock shown in the first column represents 1,162,239 shares of common stock issuable upon exercise of a warrant held by the security holder.

PLAN OF DISTRIBUTION

        Each selling security holder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling security holder may use any one or more of the following methods when selling shares:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers,

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account,

  •
  an exchange distribution in accordance with the rules of the applicable exchange,

  •
  privately negotiated transactions,

  •
  settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part,

  •
  broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share,

  •
  a combination of any such methods of sale,

  •
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise, or

  •
  any other method permitted pursuant to applicable law.

        The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

        Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

        In connection with the sale of the common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling security holder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

        We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

        Because selling security holders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling security holder has advised us that it has not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling security holders.

        We have agreed to keep this prospectus effective until the earlier of:

  •
  the date on which the shares may be resold by the selling security holders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or

  •
  the date on which all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect.

        The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling security holders or any other person. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

LEGAL PROCEEDINGS

        Campbell et al. v. Stice et al., Patent Interference Nos. 104,746 and 105,192.    These two interference proceedings were initiated January 30, 2002 at the request of Geron Corporation in an effort to obtain rights to U.S. Patent Nos. 5,945,577 and 6,235,970, which are licensed by the University of Massachusetts exclusively to us. In both proceedings, the Board of Patent Appeals and Interferences issued a decision adverse to us. Both of these decisions are being challenged in proceedings described below. This proceeding and the two proceedings discussed immediately below are referred to as the "Geron-Related Proceedings." An adverse outcome in this litigation could result in our having to license disputed rights from other parties or require us to cease using the disputed technology, either of which could have a material adverse affect on our business. An inability to use disputed technology could require alteration of certain of our business strategies, including our research and development strategies, and we could be prevented from commercializing certain products, which could have a material adverse affect upon our business.

        University of Massachusetts and Advanced Cell Technology, Inc. v. Roslin Institute (Edinburgh), Geron Corporation and Exeter Life Sciences, Inc., U.S. District Court for the District of Columbia. We filed an action on February 18, 2005 in the U.S. District Court for the District of Columbia. We brought this action under 35 U.S.C. 146 to reverse the decision of the Board of Patent Appeals and Interferences regarding a patent to a method of cloning non-human animals. The patent, U.S. Patent No. 5,945,577, is licensed by the University of Massachusetts exclusively to us. No other activities have taken place in this action. The parties are actively engaged in settlement discussions. Adverse determinations in this proceeding would likely have a materially adverse effect on our business.

        University of Massachusetts and Advanced Cell Technology, Inc. v. Roslin Institute (Edinburgh), Geron Corporation and Exeter Life Sciences, Inc., U.S. District Court for the District of Columbia. We filed an action on April 7, 2005 in the U.S. District Court for the District of Columbia. We brought this action under 35 U.S.C. 146 to reverse the decision of the Board of Patent Appeals and Interferences regarding a patent to a method of creating embryonic stem cells. The patent, U.S. Patent No. 6,235,970, is licensed by the University of Massachusetts exclusively to us. The parties are actively engaged in settlement discussions. Adverse determinations in this proceeding would likely have a materially adverse effect on our business.

        University of Massachusetts v. James M. Robl and Phillippe Collas, Massachusetts Superior Court (Suffolk County). The University of Massachusetts, referred to as UMass, filed a complaint on February 22, 2004 in the Superior Court (Suffolk County) for the Commonwealth of Massachusetts. We are not a party to this litigation; however, a decision adverse to UMass in this litigation could have a materially adverse effect on our business. The complaint alleges the misappropriation by the defendants of valuable inventions in the fields of animal cloning and cell reprogramming, made by the defendants at UMass and with UMass support, that are exclusively licensed to us by UMass. The complaint includes counts for declaratory judgment, breach of contract seeking specific performance, injunctive relief and damages, intentional interference with contract and prospective contractual relations, conversion, breach of duty, and breach of the covenant of good faith and fair dealing. We have filed a motion to intervene in the litigation; the court has not yet ruled on the motion to intervene, but we have been and remain actively involved in settlement discussions with UMass and the defendants.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

        Our executive officers, key employees and directors are described below. There are no family relationships among our executive officers or directors.

Name	Age	Position
Michael D. West, Ph.D.	52	President, Chairman of Board of Directors and Chief Scientific Officer
William M. Caldwell, IV	57	Chief Executive Officer and member of Board of Directors
Robert W. Peabody, CPA	51	Vice President of Grant Administration
Alan C. Shapiro	59	Member of Board of Directors
Erkki Ruoslahti, M.D., Ph.D.	65	Member of Board of Directors
Alan G. Walton	69	Member of Board of Directors
Robert P. Lanza, M.D.	49	Vice President of Medical and Scientific Development
James G. Stewart	52	Senior Vice President of Finance and Chief Financial Officer
Jonathan F. Atzen	40	Senior Vice President and the General Counsel of the Company

        Michael D. West, Ph.D. is our President, Chairman of our Board of Directors and Chief Scientific Officer. Dr. West has extensive academic and business experience in age-related degenerative diseases, telomerase molecular biology and human embryonic stem cell research and development. Before joining ACT in 1998, Dr. West founded Geron Corporation, and from 1990 to 1998 served as a Director and senior executive officer of Geron, where he initiated and managed programs in telomerase diagnostics, telomerase inhibition, telomerase-mediated therapy and human embryonic stem cell research. After leaving Geron, Dr. West co-founded and served as Chairman of Origen Therapeutics, a company focused on the development of avian transgenic technologies. He is the inventor of patents assigned to the University of Texas Southwestern Medical Center at Dallas licensed to Geron Corporation relating to telomere biology. Dr. West receives royalties from the license of these patents. In 1999, Dr. West formed ACT Group for the purpose of acquiring a controlling interest in ACT. Dr. West was also the President, Chief Executive Officer, and a director of ACT Group prior to its dissolution. Dr. West received a B.S. Degree from Rensselaer Polytechnic Institute in 1976, an M.S. Degree in Biology from Andrews University in 1982 and a Ph.D. from Baylor College of Medicine in 1989. Dr. West is also a director of Biotime, Inc., a reporting company, and a director of the Life Extension Foundation, and the privately held company BioMarker Pharmaceuticals, Inc. Dr. West is not an officer or director of any other reporting company.

        William M. Caldwell, IV is our Chief Executive Officer and a member of our Board of Directors. He has a 30-year management career working with emerging technologies and restructuring distressed corporate environments. During his career he has served in senior executive positions both in marketing and finance. He has worked with Booz Allen and Hamilton; the Flying Tiger Line Inc.; Van Vorst Industries; and Kidder Peabody. He started a firm specializing in strategy and financial planning which was instrumental in restructuring over $1.0 billion of debt for over twenty companies and partnerships. He was a pioneer in the satellite radio auctions as President of Digital Satellite Broadcasting Corporation; assisted in the financing and became President and ultimately CEO in the restructuring of CAIS Internet, and has advised corporations, both public and private, in technology, telecommunications, retailing, real estate, hospitality, publishing, and transportation. He received his B.A. degree from the University of Southern California and was a Multinational Enterprise Fellow at the Wharton School of Finance. He serves as a director of Lee Pharmaceuticals and King Koil Franchising Corp. Mr. Caldwell is not an officer or director of any other reporting company.

        Robert W. Peabody, CPA is our Vice President of Grant Administration. Mr. Peabody joined the company on a full time basis in February, 2005 as Vice-President, Grant Administration. Prior to this and for the last 14 years he was a Regional Controller of Ecolab, Inc., a Fortune 500 specialty chemical manufacturing and service company. Mr. Peabody has extensive experience in biotechnology investing and aiding in the start-ups of such companies as Geron Corporation, Origen Therapeutics, and ACT Group. Mr. Peabody also served as a member of the Board of Directors of ACT Group prior to its dissolution. Mr. Peabody received a Bachelors Degree in Business Administration from the University of Michigan and is a Certified Public Accountant. Mr. Peabody is not an officer or director of any other reporting company.

        Erkki Ruoslahti has served as a director since November 2005. Dr. Ruoslahti joined The Burnham Institute in 1979 and served as its President from 1989 to 2002. Dr. Ruoslahti is the recipient of the 2005 Japan Prize for his work in cell biology. Dr. Ruoslahti's other honors include the Gairdner Prize, and membership in the U.S. National Academy of Sciences, Institute of Medicine, and American Academy of Arts and Sciences. He is a Knight of the Order of the White Rose of Finland. Dr. Ruoslahti earned his M.D. and Ph.D. from the University of Helsinki in Finland. After postdoctoral training at the California Institute of Technology, he held various academic appointments in Finland and at City of Hope National Medical Center in Duarte, California. Dr. Ruoslahti's research has been the basis of several drugs currently on the market or in clinical trials. He has been a founder and director of several biotechnology companies.

        Alan G. Walton has served as a director since November 2005. Dr. Walton has been a General Partner of Oxford Bioscience Partners, an investment fund concentrating on investments in the medical, medical services and biotechnology fields, since 1987. From 1981 to 1987, Dr. Walton was President and Chief Executive Officer of University Genetics Co., a publicly traded biotechnology company involved in technology transfer and seed investments in university-related projects. Prior to 1981, Dr. Walton was a professor at Harvard Medical School, Indiana University and Case Western Reserve University. Dr. Walton currently serves as a director of Alexandria Real Estate Equities (NYSE: ARE), Acadia Pharmaceuticals, Inc. (Nasdaq: ACAD) and Avalon Pharmaceuticals, Inc. (Nasdaq: AVRX). Dr. Walton received his Doctor of Philosophy degree in Chemistry, his Doctor of Science degree in Biological Chemistry and an honorary Doctor of Laws degree from Nottingham University in England.

        Alan C. Shapiro is a member of our Board of Directors. He has more than 30 years' experience in corporate and international financial management to Advanced Cell Technology. Dr. Shapiro is currently the Ivadelle and Theodore Johnson Professor of Banking and Finance at the University of Southern California, where he previously served as the Chairman of the Department of Finance and Business Economics, Marshall School of Business. Prior to joining the University of Southern California, Dr. Shapiro taught as an Assistant Professor at the University of Pennsylvania, Wharton School of Business, and has been a visiting professor at Yale University, UCLA, the Stockholm School of Economics, University of British Columbia, and the U.S. Naval Academy. Dr. Shapiro has published over 50 articles in such academic and professional journals as the Journal of Finance, Harvard Business Review, and the Journal of Business, among many others. He frequently serves as an expert witness in cases involving valuation, economic damages, international finance, takeovers, and transfer financing. He received his B.A. in Mathematics from Rice University, and a Ph.D. in Economics from Carnegie Mellon University. Dr. Shapiro is a trustee of Pacific Corporate Group's Private Equity Fund and also serves as a director of Ramington Oil and Gas Corporation, a reporting company traded on the New York Stock Exchange.

        Robert P. Lanza, M.D. is our Vice President of Medical and Scientific Development. Dr. Lanza has over 20 years of research and industrial experience in the areas of tissue engineering and transplantation medicine. Before joining ACT in 1998, from 1990 to 1998, Dr. Lanza was Director of Transplantation Biology at BioHybrid Technologies, Inc., where he oversaw that company's xenotransplantation and bioartificial pancreas programs. He has edited or authored a dozen books, including Principles of Tissue Engineering (2d ed. co-edited with R. Langer and J. Vacante), Yearbook of Cell and Tissue Transplantation, One World The Health & Survival of the Human Species in the Twenty-First Century, and Xeno: The Promise of Transplanting Animal Organs into Humans (co-authored with D.K.C. Cooper). Dr. Lanza received his B.A. and M.D. Degrees from the University of Pennsylvania, where he was both a University Scholar and Benjamin Franklin Scholar. Dr. Lanza is not an officer or director of any other reporting company.

        James G. Stewart is our Senior Vice President of Finance and Chief Financial Officer. Prior to joining the Company, Mr. Stewart served as Executive Vice President of Finance and Administration for LRN, a technology company providing software solutions in corporate ethics and governance. Between April 2002 and July of 2004, Mr. Stewart was the Chief Financial Officer for SS8 Networks, a company which provides software solutions to telecommunications providers. Prior to his appointment at SS8 Networks, Mr. Stewart served as the Chief Financial Officer for Graviton, a provider of wireless sensor and data applications, and, from February 1999 to March 2001, he held the position of Chief Financial Officer for Ventro Corporation. At Ventro Corporation, Mr. Stewart was responsible for the raising of capital in the company's initial public offering and subsequent debt offerings. Before his tenure at Ventro Corporation, Mr. Stewart served for over three years as Chief Financial Officer of CN Biosciences, Inc., a publicly traded life sciences company. At CN Biosciences, he played a significant role in the company's initial public offering and was responsible for the management of finance culminating in the sale of the business to Merck KgaA Darmstadt. Prior to joining CN Biosciences, he held key finance positions at two other companies after leaving Ernst & Young (formerly Arthur Young & Co.), where he had served for 13 years, three years as an audit partner. Mr. Stewart holds a Bachelor's Degree in Business Administration from the University of Southern California. Mr. Stewart is not an officer or director of any other reporting company.

        Jonathan F. Atzen is our Senior Vice President and General Counsel. Mr. Atzen joined the Company in 2005. Prior to joining the Company, Mr. Atzen was an attorney at Heller Ehrman/Venture Law Group LLP and worked as a corporate/securities attorney for other large international law firms including Brobeck, Phleger & Harrison LLP and Morrison & Foerster LLP. His corporate practice has focused on the representation of emerging growth and established technology companies in such industries as life sciences, semiconductors, wireless communications, software and alternative energy technologies. Mr. Atzen has provided general corporate counsel to public companies with respect to securities offerings including initial public offerings, secondary offerings, PIPEs and spin-offs, and reporting and compliance matters under the Securities Exchange Act of 1934. Mr. Atzen also has experience in public and private company mergers and acquisitions. He received his B.A. degree in economics from the University of California at Santa Barbara and his J.D. from Loyola Law School. Mr. Atzen is not an officer or director of any other reporting company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of Directors, Officers and 5% Stockholders

        The following tables set forth certain information regarding the beneficial ownership of our common stock. Beneficial ownership is determined in accordance with the applicable rules of the Securities and Exchange Commission and includes voting or investment power with respect to shares of our common stock. The information set forth below is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares deemed beneficially owned in this table does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except, where applicable, to the extent authority is shared by spouses under applicable state community property laws.

        The following table sets forth information regarding beneficial ownership of our capital stock as of September 30, 2005 by:

  •
  each person, or group of affiliated persons, known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock;

  •
  each of our directors and named executive officers; and

  •
  all of our directors and executive officers as a group.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	%
5% or Greater Stockholders:
Highview Associates LLC(1)	1,797,460	7.23%
ATP Capital(2)	3,028,906	13.13%
Anthem/CIC Ventures Fund, LP(3)	5,321,322	20.96%
Augustine Fund LP(4)	2,294,118	9.63%
Directors and Named Executive Officers
Michael D. West, Ph.D., President, Chief Scientific Officer, and Director	2,272,546(5)	8.97%
William M. Caldwell, IV, Chief Executive Officer and Director	2,171,121(6)	8.69%
Robert P. Lanza, M.D., Vice President Medical & Scientific Development	1,104,167(7)	4.57%
Robert Peabody, CPA, Vice President Grant Administration	346,126(8)	1.48%
James G. Stewart, Sr. Vice President and Chief Financial Officer	113,750(9)	*
Jonathan F. Atzen, Sr. Vice President and General Counsel	198,333(10)	*
Alan C. Shapiro, Ph.D., Director	213,695(11)	*
Directors and Executive Officers as a Group (7 persons)	6,419,739(12)	21.97%

*
Less than 1%

(1)
The address for Highview Associates LLC is 900 North Pointe, Suite C406, Ghiradelli Square, San Francisco, CA 94106.

(2)
The address for ATP Capital is 60 East 42nd Street, Suite 3410, New York, NY 10165.

(3)
The address for Anthem/CIC Ventures Fund, LP is 225 Arizona Ave., Suite 200, Santa Monica, CA 90401. Includes (i) 1,773,778 shares subject to warrants and (ii) 545,652 shares subject to convertible debentures that are currently exercisable or exercisable within 60 days of September 30, 2005.

(4)
The address of Augustine Fund LP is 141 W. Jackson Blvd., Suite 2182, Chicago, IL 60604. Includes 764,706 shares subject to warrants that are currently exercisable, but which provide that the warrants may not be exercised if such exercise would result in the holder being deemed the beneficial owner of more than 9.9% of the then-outstanding shares of common stock.

(5)
Includes (i) 2,162,546 shares subject to stock options held directly by Dr. West that are currently exercisable or exercisable within 60 days of September 30, 2005, and (ii) indirect ownership of 110,000 shares subject to stock options held by the spouse of Dr. West that are currently exercisable or exercisable within 60 days of September 30, 2005 and of which Dr. West may be deemed the beneficial owner.

(6)
Includes (i) 1,114,999 shares subject to stock options that are currently exercisable or exercisable within 60 days of September 30, 2005 that are held directly by Mr. Caldwell, (ii) indirect ownership of 486,000 shares subject to currently exercisable warrants awarded to Andwell, LLC, an entity affiliated with Mr. Caldwell and of which he may be deemed the beneficial owner, and (iii) indirect ownership of 323,374 shares subject to stock options held by the spouse of Mr. Caldwell that are currently exercisable or exercisable within 60 days of September 30, 2005 and of which Mr. Caldwell may be deemed the beneficial owner.

(7)
Includes 1,104,167 shares subject to stock options that are currently exercisable or exercisable within 60 days of September 30, 2005.

(8)
Includes 323,333 shares subject to stock options that are currently exercisable or exercisable within 60 days of September 30, 2005.

(9)
Includes 113,750 shares subject to stock options that are currently exercisable or exercisable within 60 days of September 30, 2005.

(10)
Includes (i) 123,333 shares subject to stock options that are currently exercisable or exercisable within 60 days of September 30, 2005, and (ii) indirect ownership of 75,000 shares subject to currently exercisable warrants issued to Rocket Ventures, LLC, an entity affiliated with Mr. Atzen and of which he may be deemed the beneficial owner.

(11)
Includes (i) indirect ownership of 163,695 shares subject to convertible debentures held by The Shapiro Family Trust and of which Dr. Shapiro may be deemed the beneficial owner and (ii) 50,000 shares subject to stock options that are currently exercisable or exercisable within 60 days of September 30, 2005 awarded as compensation for service on our Board of Directors.

(12)
Includes 6,150,198 shares subject to stock options, warrants or convertible debentures that are currently exercisable or exercisable within 60 days of September 30, 2005.

DESCRIPTION OF SECURITIES

        Pursuant to our certificate of incorporation, we are authorized to issue 100,000,000 shares of common stock. Below is a description of our common stock, shares of which are being offered in this prospectus.

Common Stock

        The holders of our common stock are entitled to one vote per share on each matter submitted to a vote at a meeting of our stockholders, except to the extent that the voting rights of our shares of any class or series of stock are determined and specified as greater or lesser than one vote per share in the manner provided by our certificate of incorporation. The shares of our common stock do not carry cumulative voting rights in the election of directors. Our stockholders have no pre-emptive rights to acquire additional shares of our common stock or other securities. Our common stock is not subject to redemption rights and carries no subscription or conversion rights. In the event of liquidation of our company, the shares of our common stock are entitled to share equally in corporate assets after satisfaction of all liabilities. All shares of our common stock now outstanding are fully paid and non-assessable. Our bylaws authorize the board of directors to declare dividends on our outstanding shares. Our common stock holders are not personally liable for the payment of our debts. Our shares of common stock are "penny stock" as defined in Rule 3a51-1 of the Securities and Exchange Commission. This designation may adversely affect the development of any public market for our common stock or, if such a market develops, its continuation. Broker-dealers are required to personally determine whether an investment in "penny stock" is suitable for customers.

        Interwest Transfer Company, Inc. acts as our transfer agent and registrar for our common stock.

INTEREST OF NAMED EXPERTS AND COUNSEL

Experts

        Stonefield Josephson, Inc., an independent registered public accounting firm, has audited our consolidated balance sheet as of December 31, 2004, and the consolidated statements of operations, stockholders' equity, and cash flows for the two years in the period ended December 31, 2004 as set forth in this prospectus. The financial statements are included in reliance on such reports given upon the authority of Stonefield Josephson, Inc. as experts in accounting and auditing. Stonefield Josephson, Inc. does not have any ownership interest in us.

Counsel

        The validity of the issuance of the shares of common stock offered hereby and other legal matters in connection herewith have been passed upon for us by Pierce Atwood LLP, Portland, Maine. On July 1, 2003, we issued a promissory note with a face amount of $339,000 to Pierce Atwood LLP as a payment of fees due them. The annual interest rate on the note was 10%. The note was due on October 1, 2003. During the first quarter of 2005, the note, plus accrued interest of $53,675, was settled through:

  •
  the issuance of 105,177 preferred shares and 52,589 warrants pursuant to the stock offering collectively valued at $89,400,

  •
  a cash payment of $100,000, and

  •
  a new note with a face value of $150,000, which has been paid in full.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

        Our directors and officers are indemnified by our bylaws against amounts actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they are a party by reason of being or having been directors or officers of the Company or ACT. Our certificate of incorporation provides that none of our directors or officers shall be personally liable for damages for breach of any fiduciary duty as a director or officer involving any act or omission of any such director or officer. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to such directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

        In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by such director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

DESCRIPTION OF BUSINESS

        Overview.    We are a biotechnology company focused on developing and commercializing human stem cell technology in the emerging field of regenerative medicine.

        We have developed and maintain a portfolio of patents and patent applications that form the proprietary base for our research and development efforts in the area of embryonic stem cell research. We believe that our intellectual property represents one of the strongest portfolios in the field. We employ a team including some of the world's leading scientists in the field of stem cell research and development. We believe our technology base, in combination with our know-how, provides a competitive advantage and will facilitate the successful development and commercialization of products for use in treatment of a wide array of chronic degenerative diseases and in regenerative repair of acute disease, such as trauma, infarction and burns.

        Our belief that our intellectual property represents one of the strongest portfolios in the field is supported by:

  •
  the size, date and pace of filing, and focus of the portfolio,

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  the relative immaturity of this field of study, and

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  the limited number of truly competitive portfolios of intellectual property.

        Regenerative medicine is a new and emerging field of study involving development of medical therapies based on advances in stem cell and nuclear transfer technology. We have developed and maintain a broad portfolio with ownership or exclusive licensing of over 30 issued patents and over 280 patent applications in the field of regenerative medicine and related technologies. This significant volume of patents and patent licenses has been developed in the short span of approximately the past seven years.

        Although we have strong competitors in this field, there are a limited number of companies operating in this field. We believe our intellectual property portfolio compares favorably with those of our competition based upon its size, focus and filing dates.

        With respect to the focus of our portfolio, we believe that somatic cell nuclear transfer and chromatin transfer are, and will prove to be, one of the technological keys to successful development of stem cell therapies. See "DESCRIPTION OF BUSINESS—Cellular Reprogramming" on page 32 of this prospectus. Our patent rights include one of only two core patent estates supporting somatic cell nuclear transfer technology and chromatin transfer technology. We believe that only one other known patent estate, held by Roslin Institute, derived from the cloning of Dolly, the first cloned sheep, is comparable to ours. However, in contrast with Roslin, we own or have license to numerous other technologies for dealing with transplant rejection, including means of activating oocytes during nuclear transfer, parthenogenesis, transdifferentiation, and dedifferentiation. Our intellectual property also includes patent rights and applications for specific applications of stem cell technology in producing retinal pigment epithelium, hemangioblasts, and dermal cells, and numerous methods and compositions for the use of these technologies and derived cells in heart disease, immunodeficiency estates and cancer.

        This is a young and emerging field. There can be no assurances that our intellectual property portfolio will ultimately produce viable commercialized products and processes; however, at this early stage of development, our intellectual property and science team are well-recognized leaders in the field. See "RISK FACTORS—Risks Relating to Our Technology" on page 6 of this prospectus.

        All of our research efforts to date are at the level of basic research or in the pre-clinical stage of development. We are focused on leveraging our key assets, including our intellectual property, our scientific team, our facilities and our capital, to accelerate the advancement of our stem cell technologies. In addition, we are pursuing strategic collaborations with members of academia, industry and foundations to further accelerate the pace of our research efforts. We are currently headquartered in Worcester, Massachusetts. We intend to establish a research facility in California, where voters passed Proposition 71 in November 2004, which is described more fully under the heading "DESCRIPTION OF BUSINESS—California Proposition 71" below.

        The Field of Regenerative Medicine.    The emerging field of treatment called "regenerative medicine" or "cell therapy" refers to treatments that are founded on the concept of producing new cells to replace malfunctioning or damaged cells as a vehicle to treat disease and injury. Our focus is the development of effective methods to generate replacement cells from stem cells. Many significant and currently untreatable human diseases arise from the loss or malfunction of specific cell types in the body. This is especially true of diseases associated with aging such as Alzheimer's disease, Parkinson's disease, type II diabetes, heart failure, osteoarthritis, and aging of the immune system, known as immunosenescence. This is also true for medical conditions resulting from damage to cells due to acute disease, such as trauma, infarction and burns. We believe that replacing damaged or malfunctioning cells with fully functional ones may be a useful therapeutic strategy in treating many of these diseases and conditions.

        A stem cell is a cell that has the ability to branch out and change, or differentiate, into two or more different cell types. Stem cells are self-renewing primitive cells that have the ability to develop into functional, differentiated cells. In general, there are two broad categories of stem cells: adult stem cells and embryonic stem cells. Adult stem cells are derived from various tissues in the human body. Because they can branch out into many different cell types, they are referred to as "multipotent." Multipotent means these cells develop into multiple, but not all, types of cells in the body. Embryonic stem cells, referred to as ES cells, which are derived from pre-implantation embryos, are unique because they are "pluripotent," which means that they can develop into all cells and tissues in the body, and they self-renew indefinitely in their undifferentiated state. The ability of ES cells to divide indefinitely in the undifferentiated state without losing pluripotency is a unique characteristic that distinguishes them from all other stem cells discovered to date in humans. Because of the potential of ES cells, one of our primary efforts is the development and commercialization of ES cell based technologies.

        Since the discovery of the human ES cell, medical researchers worldwide have generally recognized the significance of this new technology and have begun to focus research on the translation of this discovery into important new therapies. Specifically, researchers have focused on several key challenges including:

  •
  isolating and purifying cell lines,

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  growing stable cell lines in culture for long periods without mutations,

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  manufacturing cell lines in numbers sufficient for therapy,

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  differentiating ES cells into all of the cell types desired for therapies, and

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  solving the potential rejection of ES cells used in therapies due to immuno-incompatibility with the patient.

        We believe that solving the potential rejection of ES cells in patients is the greatest scientific obstacle to developing successful therapeutics. Our research and technologies are focused on solving this obstacle by creating stem cell therapeutics with compatible tissues. Compatible tissues are referred to as being histocompatible.

        We believe the potential markets for regenerative medicine and stem cell therapy are large. The table below summarizes the potential United States patient populations which we believe may be amenable to cell or organ transplantation and represent target markets for products generated through our regenerative medicine technology.

POTENTIAL U.S. PATIENT POPULATIONS FOR CELL-BASED THERAPIES

Medical Condition	Number of Patients*
Cardiovascular disease	70 million
Autoimmune disease	50 million
Diabetes	18 million
Osteoporosis	10 million
Cancer	10 million
Alzheimer's disease	4.5 million
Parkinson's disease	1 million
Burns (severe)	1.1 million
Spinal-cord injuries	0.25 million
Birth defects	0.15 million/year

*
These estimates are based on the most current patient estimates published by the following organizations as of April 2005: the American Heart Association, the American Autoimmune Related Diseases Association, SEER (Surveillance, Epidemiology and End Result), American Burn Association, March of Dimes, the Alzheimer's Association, the Alzheimer's Disease Education & Referral Center (National Institute on Aging), the National Institutes of Health's National Institute on Neurological Disorders and Stroke, the Foundation for Spinal Cord Injury Prevention, Care & Cure, the Centers for Disease Control and Prevention, the American Association of Diabetes Educators, the Northwest Parkinson's Foundation and the Parkinson's Action Network.

        Our Technology.    The ability to produce embryonic stem cells that are immunologically compatible with the patient is the hallmark and the strength of our technology platform. We believe our technology platform will enable the transformation of a patient's cells into an embryonic state where those cells can be differentiated into specific therapeutically relevant cell types that are genetically identical to the patient. We believe our technology may also enable the production of stem cell lines, from sources external to the patient, that have a sufficiently high level of histocompatibility to be useful in making cell therapies readily accessible to a large segment of the patient population, without the need for exact genetic matching of tissues. As a result, our technology avoids reliance on more limited approaches that involve use of cell lines that are not histocompatible with the recipient, or therapies based upon use of adult stem cells.

        In August 2001, the President of the United States set guidelines for federal funding of research on embryonic stem cells from human embryos created by in-vitro fertilization, referred to as IVF. IVF-ES cells have the drawback that they are not genetically matched to the recipient patient. These ES cells are allogeneic. The word allogeneic literally means "other DNA type." Therapies using allogeneic cell lines can result in immune system incompatibilities where the host immune system attacks and rejects the transplanted cells or the transplanted cells attack the host. These incompatibilities may be partially suppressed with powerful immunosuppressive drugs, but the side effects can be severe and result in life-threatening complications. As a result, these incompatibilities will generate significant inefficiencies in the application of cell therapies.

        Our approach also differs from that of technologies limited to the use of adult stem cells. The principal drawbacks to therapies based exclusively on the use of adult stem cells are that these cells are neither pluripotent, nor "youthful." Adult stem cells are multipotent, which means that, unlike pluripotent stem cells, they cannot be differentiated into all cell types of the human body. Their usefulness is inherently limited in this regard. With respect to their lack of "youthful" characteristics, adult stem cells are intrinsically mortal. Cellular aging is caused by shortening telomeres, which are the ends of chromosomes. ES cells are immortal, telomerase positive cells. Through nuclear transfer, we have been successful in regenerating cell lifespan through the reactivation of telomerase, an enzyme concerned with the formation, maintenance and renovation of telomeres.

        The strategic focus of our technology is to produce cell lines that are both histocompatible with the patient and pluripotent. We have numerous proprietary technologies that we believe will generate histocompatible, pluripotent stem cells for patient-specific application. These cells maximize the potential for effective use as transplants to replace diseased or destroyed cells in human patients. If successfully developed, our cellular reprogramming technologies will make it possible to produce cells that have the proliferative capacity of young cells, have specific therapeutic application, and are immunologically compatible with the patient.

        All of our technologies are at the level of basic research or in the pre-clinical stage of development.

        Our Research Programs.    Our research programs are divided into three core categories: cellular reprogramming, our reduced complexity program, and stem cell differentiation. Each of these core areas of focus are discussed below.

        Cellular Reprogramming.    This research program involves development of therapies based on the use of genetically identical pluripotent stem cells generated by our cellular reprogramming technologies. These technologies can be used to generate patient-specific pluripotent cells and tissues for transplantation. We believe our technology platform will enable the transformation of a patient's cell into pluripotent ES cells that are histocompatible with the patient and have the potential to be differentiated into any of the over 200 different human cell types that may be therapeutically relevant in treating diseased or destroyed tissues in human patients. We expect that our cellular reprogramming technologies will offer a new avenue for the introduction of targeted genetic modifications in cells and for the regeneration of cell lifespan, thereby making youthful cells available for aging patients. The combination of these advances, the ability to produce young cells of certain kinds that are histocompatible with the patient, is a core potential application of our technology. We believe these cellular reprogramming technologies will be effective therapies where there is time to prepare customized therapy through reprogramming of the patient's own cells.

        Some of the technologies that support our cellular reprogramming program are somatic cell nuclear transfer, chromatin transfer, and fusion technologies.

        Somatic cell nuclear transfer, referred to as SCNT, refers to the process wherein a body cell is transferred to an egg cell from which the nuclear DNA has been removed. This results in the body cell being "reprogrammed" by the egg cell. This reprogramming transforms the cell from the type of cell it was, for instance a skin cell, into an embryonic cell with the power to become any cell type in the body. A related technology is called chromatin transfer. Through this technology, the DNA and attached proteins, or chromatin, of the somatic cell is reprogrammed prior to transfer into an egg cell. Chromatin transfer has the potential to improve the efficiencies and therefore reduce the cost of nuclear transfer. We believe that one critical advantage of our proprietary SCNT and chromatin transfer technologies is that the cells are "rejuvenated" by returning the cell to a youthful state. This is important because these youthful cells will have the proliferative capacity of young cells. These healthy replacement cells, which would be genetically identical to the patient's own cells, would then be used for cell transplantation.

        Our fusion technologies involve the fusion of the cytoplasm of one cell into another. In the same manner that the cytoplasm of an egg cell is capable of transforming any cell back to an embryonic state, the fusion of the cytoplasm of other cell types, including differentiated cell types (such as blood cells) is capable of reprogramming another cell type, such as a skin cell. These technologies have the potential of transforming a cell from a patient into another medically-useful cell type also identical to the patient. They also have the potential to fuse the cytoplasm of undifferentiated cells, such as embryonic stem cells, with somatic cells to transport the somatic cell DNA back to pluripotency. We believe that the fusion technology we are developing can be developed into as broad and powerful a technique as SCNT, producing histocompatible, youthful stem cells that are multi and potentially even pluripotent. If successfully developed, this technology may also provide a pathway that does not utilize human egg cells which would reduce the cost of the procedure and increase the number of patients that could benefit from its implementation.

        Reduced Complexity Program.    We believe our proprietary technology may be applied to generate readily available cell therapy products for patients with acute medical needs that do not allow time for patient-specific reprogramming of cells. We believe several of our proprietary technologies may be used to generate a wide array of readily available stem cell therapies for rapid deployment across a broad patient population without the need for time-consuming patient-specific reprogramming of cells. Current organ and tissue transplantation technology requires that there be a high degree of compatibility between the donated organ or tissue and the recipient. Genes for histocompatibility antigens, or HLA genes, play a critical role in achieving donor/recipient compatibility and resulting transplant success. We are developing our reduced complexity technology with the goal of assembling a bank of stem cell lines that are homozygous in the HLA genes.

        We believe the result of this technology will be that a bank of at most a few hundred cell lines will provide a close enough match that, together with immunosuppressive drugs, stem cell therapies for certain common applications will be achievable in most patients. One example of a potential application is introduction of stem cell therapy on a time-sensitive basis in the case of heart attack to repair damaged heart tissue. Timely, cost-effective introduction of cell therapies will be critical to commercial application. Without reduced complexity technology, producing a readily-available, off-the-shelf supply may require many hundreds of thousands of cell lines.

        We also believe that reduced complexity applications resulting from our research will offer an important research tool in the field of regenerative medicine by offering readily available cell lines for researchers produced at a level of quality and quantity appropriate for clinical applications. We believe our ability to genetically modify cells, while assuring quality control of the cell lines, will give us a decided advantage over our competition in providing readily available, closely matched cell lines at lower cost.

        We have several different technologies we believe may be used to create a bank of stem cells with reduced complexity in the HLA genes. One of several such technologies is called parthenogenesis. Parthenogenesis is similar to somatic cell nuclear transfer; however there is no somatic cell being transferred. We use our proprietary technology to take one egg cell and stimulate it to begin cell division as though it has been fertilized. This results in a parthenote or a blastocyst with a duplicate set of the egg's chromosomes from which we can harvest ES cells. This duplication gives a parthenote a full complement of genes. We believe parthenogenesis and certain of our other technologies could be used to generate a master cell bank of clean homozygous stem cell lines that could provide matches for a majority of the U.S. patient population.

        Stem Cell Differentiation.    Regenerative medicine requires that stem cells, from whatever source derived, be differentiated, or re-differentiated, into specific body cell types and then physically transplanted into a patient. Differentiation into tissues such as cardiac muscle, blood, and other tissues occurs spontaneously in ES cells being cultured in a dish. Successful application of stem cell technology will require control over the specific kinds of cells into which stem cells differentiate. Control of differentiation and the culture and growth of stem and differentiated cells are important current areas of research for us. Also, some chemicals, such as retinoic acid, can be used to trigger differentiation into specific cell types such as nerve cells. We intend to pursue differentiation approaches both in-house and through collaborations with other researchers who have particular interests in, and skills related to, cellular differentiation. These efforts include using both animal and human stem cell lines. Our research in this area includes projects focusing on developing many different cell types that may be used in the future to treat a wide range of diseases. Currently our researchers are working on projects to generate stable cell lines including retinal pigment epithelium, or RPE, cells, skin cells, and hemangioblast cells. In the future, our researchers may also focus on various projects to generate other cell types, including neuronal, lung, heart, liver and pancreatic beta cells.

        Our researchers were the first to report the successful generation of several stable lines of retinal pigment epithelium cells from human ES cells. Our scientific team has refined our ability to purify and establish banks of these cell lines. We are currently conducting pre-clinical research in the restoration of visual loss in small animal models to determine if these cells may be used to treat disorders such as macular degeneration and retinitis pigmentosa.

        Our researchers are also focusing on development of technology and know-how to consistently isolate, purify and develop skin cells with patterns of gene expression that are analogous to early embryonic skin. Early embryonic skin is capable of regenerating after wounding without scar formation. We believe that these types of cells may provide a means of improving wound repair in surgery, burns, and chronic skin ulcers.

        Additionally, our research is also focused on an important cell type called the hemangioblast. Hemangioblasts are a newly-characterized stem cell capable of differentiating into both hematopoietic, meaning blood cell forming, and angiogenic, meaning blood vessel endothelium forming, cells. We believe it will be possible to utilize hemangioblast cells in engraftment to repair age-related endothelial dysfunction associated with numerous significant age-related diseases, including cardiovascular disease, stroke, and even perhaps cancer. We have demonstrated in a mouse model that nuclear transfer-derived hemangioblast cells were able to regenerate myocardium in an infarcted mouse heart. In addition, we have recently completed a project using nuclear transfer technology to produce hemangioblasts in a bovine model. The nuclear transfer-derived hemangioblasts were transplanted into the original adult animals and persisted and multiplied in the blood and lymph supply of those cows, demonstrating a significant competitive advantage over adult stem cells. We believe that demonstrating long-term success of these techniques in animal models may translate into future applications in humans. Results from our on-going pre-clinical research programs will ultimately determine what clinical applications we choose to initially pursue in human clinical trials.

        Potential Commercial Applications of our Technologies.    We believe that, if successfully developed, stem cell-based therapy has the potential to provide treatment for a broad range of acute and chronic degenerative diseases. We believe the potential applications of cell-based therapeutics include

  •
  hematopoietic cells for blood diseases and cancer,
  •
  myocardial and endothelial vascular tissue for cardiovascular disease,
  •
  skin cells for dermatological conditions,
  •
  retinal pigment epithelium cells as treatment for macular degeneration and retinal pigmentosis,
  •
  neural cells for spinal cord injury, Parkinson's disease and other neuro-degenerative diseases,
  •
  pancreatic islet ß cells for diabetes,
  •
  liver cells for hepatitis and cirrhosis,
  •
  cartilage cells for arthritis, and
  •
  lung cells for a variety of pulmonary diseases.

        While we expect that any future products will take the form of medical procedures, tangible therapeutics, or combinations thereof, we currently have no products, and the identity of our future products, if any, is dependent upon the results of our ongoing research efforts, and, therefore cannot be determined at this time.

Our Intellectual Property.

        Our research and development is supported by a broad intellectual property portfolio. We currently own or have exclusive licenses to over 30 patents and have over 280 patent applications pending worldwide in the field of regenerative medicine and stem cell therapy. We also have non-exclusive rights to a portfolio of patents and patent applications that support our core intellectual property. We believe our intellectual property collectively represents one of the strongest portfolios in the field.

        Our success will likely depend upon our ability to preserve our proprietary technologies and operate without infringing the proprietary rights of other parties. However, we may rely on certain proprietary technologies and know-how that are not patentable. We protect our proprietary information, in part, by the use of confidentiality agreements with our employees, consultants and certain of our contractors.

        We maintain a disciplined patent policy and, when appropriate, seek patent protection for inventions in our core technologies and in ancillary technologies that support our core technologies or which we otherwise believe will provide us with a competitive advantage. We pursue this strategy by filing patent applications for discoveries we make, either alone or in collaboration with scientific collaborators and strategic partners. Typically, although not always, we file patent applications both in the United States and in select international markets. In addition, we plan to obtain licenses or options to acquire licenses to patent filings from other individuals and organizations that we anticipate could be useful in advancing our research, development and commercialization initiatives and our strategic business interests.

        The following table identifies the issued patents we own or license that we believe currently support our technology platform.

Owned by Advanced Cell Technology, Inc.

Number Patent	Country	Filing Date	Issue Date	Expiration Date	Title
6,808,704	US	09/06/00	10/26/04	02/18/2021	Method for Generating Immune-Compatible Cells and Tissues Using Nuclear Transfer Techniques
518191	New Zealand	10/13/00	05/10/04	10/13/2020	Method of Differentiation of Morula or Inner Cell Mass Cells and Method of Making Lineage-Defective Embryonic Stem Cells
516236	New Zealand	12/18/01	04/07/05	12/18/2021	Cytoplasmic Transfer to De-Differentiate Recipient Cells

University of Massachusetts Exclusive License to Advanced Cell Technology, Inc.

Number Patent	Country	Filing Date	Issue Date	Expiration Date	Title
6,235,970	US	09/22/97	05/22/01	09/22/2017	CICM Cells and Non-Human Mammalian Embryos Prepared by Nuclear Transfer of a Proliferating Differentiated Cell or its Nucleus
6,235,969	US	07/03/97	05/22/01	07/03/2017	Cloning Pigs Using Donor Nuclei from Non-Quiescent Differentiated Cells
6,215,041	US	01/08/98	04/10/01	01/08/2018	Cloning Using Donor Nuclei from a Non-Quiescent Somatic Cells
6,156,569	US	08/04/97	12/05/00	08/04/2017	Prolonged Culturing of Avian Primordial Germ Cells (PGCs) Using Specific Growth Factors, Use Thereof to Produce Chimeric Avians
5,994,619	US	12/16/96	11/30/99	12/16/2016	Production of Chimeric Bovine or Porcine Animals Using Cultured Inner Cell Mass Cells
5,945,577	US	01/10/97	08/31/99	01/10/2017	Cloning Using Donor Nuclei from Proliferating Somatic Cells
5,905,042	US	04/01/96	05/18/99	04/01/2016	Cultured Inner Cell Mass Cell Lines Derived from Bovine or Porcine Embryos
521426	New Zealand	03/26/01	11/11/04	03/26/2021	Prion-Free Transgenic Ungulates
521026	New Zealand	02/26/01	01/13/05	02/26/2021	Production of Mammals which Produce Progeny of a Single Sex
518365	New Zealand	10/27/00	08/12/04	10/27/2020	Gynogenetic or Androgenetic Production of Pluripotent Cells and Cell Lines, and Use Thereof to Produce Differentiated Cells and Tissues
517609	New Zealand	09/14/00	06/08/04	09/14/2020	Embryonic or Stem-Like Cell Lines Produced by Cross Species Nuclear Transplantation and Method for Enhancing Embryonic Development by Genetic Alteration of Donor Cells or by Tissue Culture Conditions
519346	New Zealand	05/10/00	06/08/04	05/10/2020	Embryonic or Stem-Like Cell Lines Produced by Cross Species Nuclear Transplantation

759322	Australia	03/02/99	07/24/03	03/02/2019	Embryonic or Stem-Like Cell Lines Produced by Cross Species Nuclear Transplantation
506808	New Zealand	03/02/99	03/29/04	03/02/2019	Embryonic or Stem-Like Cell Lines Produced by Cross Species Nuclear Transplantation
502713	New Zealand	08/04/98	01/05/04	08/04/2018	Production of Avian Embryonic Germ (EG) and Embryonic Stem (ES) Cell Lines by Prolonged Culturing of PGCs Use Thereof of Cloning and Chimerization
502712	New Zealand	08/04/98	05/12/03	08/04/2018	Avian Primordial Germ Cell (PGC) Cell Line and a Method for Long Term Culturing Thereof
742840	Australia	07/01/98	08/01/02	07/01/2018	Cloning Pigs Using Donor Nuclei from Differentiated Cells
502124	New Zealand	07/01/98	05/12/03	07/01/2018	Cloning Pigs Using Donor Nuclei from Differentiated Cells
742363	Australia	01/05/98	01/03/02	01/05/2018	Cloning Using Donor Nuclei from Differentiated Fetal and Adult Cells
334016	New Zealand	07/28/97	12/07/00	07/28/2017	Embryonic or Stem-Like Cell Lines Produced by Cross Species Nuclear Transplantation
717529	Australia	03/24/97	07/13/00	03/24/2017	Cultured Inner Cell Mass Cell Lines Derived from Ungulate Embryos
126416	Israel	03/24/97	09/21/04	03/24/2017	Cultured Inner Cell Mass Cell Lines Derived from Ungulate Embryos
332159	New Zealand	03/24/97	06/08/00	03/24/2017	Cultured Inner Cell Mass Cell Lines Derived from Ungulate Embryos

Genzyme Transgenics Corp. Exclusive License to Advanced Cell Technology, Inc.

Number Patent	Country	Filing Date	Issue Date	Expiration Date	Title
6,580,017	US	04/23/99	06/17/03	04/23/2019	Methods of Reconstructed Goat Embryo Transfer
6,528,699	US	03/22/01	03/04/03	03/22/2021	Transgenically Produced Non-Secreted Proteins
517930	New Zealand	09/27/00	05/10/04	09/27/2020	Methods of Producing Cloned and Transgenic Mammals
88117	Singapore	10/16/00	03/31/04	10/16/2020	Methods of Producing a Target Molecule in a Transgenic Animal and Purification of the Target Molecule
518263	New Zealand	10/16/00	07/05/04	10/16/2020	Methods of Producing a Target Molecule in a Transgenic Animal and Purification of the Target Molecule

Infigen Non-Exclusive License to Advanced Cell Technology, Inc.

Number Patent	Country	Filing Date	Issue Date	Expiration Date	Title
6,700,037	US	12/28/00	03/02/04	12/28/2020	Method of Cloning Porcine Animals

6,680,199	US	05/22/00	01/20/04	05/22/2020	In Vitro Activation of Mammalian Oocytes and Use in Cloning Procedures
6,603,059	US	10/16/00	08/05/03	10/16/2020	Ungulates Produced By Sequential Nuclear Transfer
6,395,958	US	07/15/99	05/28/02	07/15/2019	Method of Producing a Polypeptide In an Ungulate
6,258,998	US	11/24/98	07/10/01	11/24/2018	Method of Cloning Porcine Animals
6,194,202	US	03/04/96	02/27/01	03/04/2016	Parthenogenic Oocyte Activation
6,077,710	US	10/21/98	06/20/00	10/21/2018	Parthenogenic Oocyte Activation
6,011,197	US	01/28/99	01/04/00	01/28/2019	Method of Cloning Bovines Using Reprogrammed Non-Embryonic Bovine Cells
5,843,754	US	06/06/95	12/01/98	12/01/2015	Parthenogenic Bovine Oocyte Activation
5,496,720	US	02/10/93	03/05/96	03/05/2013	Parthenogenic Oocyte Activation
5,453,366	US	03/15/93	09/26/95	09/26/2012	Method of Cloning Bovine Embryos
5,374,544	US	01/15/92	12/20/94	12/20/2011	Mutated Skeletal Actin Promoter
4,994,384	US	10/27/87	02/19/91	02/19/2018	Multiplying Bovine Embryos

        The fundamental consequence of patent expiration is that the invention covered by that patent will enter the public domain. However, the expiration of patent protection, or anticipated patent protection, for the bulk of our portfolio is not scheduled to begin for approximately fifteen years. Due to the rapid pace of technology development in this field, and the volume of intellectual property we anticipate will be generated over the next decade, it is unlikely that the expiration of any existing patents or patent rights would have an adverse affect on our business. Due to our current stage of development, as described under the heading "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" appearing elsewhere in this prospectus, our existing patent portfolio is not currently supporting a marketed product, so we will not suffer from any reduction in product revenue from patent expiration. Any actual products that we develop are expected to be supported by intellectual property covered by current patent applications that, if granted, would not expire for 20 years from the date first filed. For example, our patent rights under the University of Massachusetts license listed in the patent table, above, do not begin to expire until 2016. Due to the early stage of our business, we differ from, for example, the pharmaceutical industry where the loss of a key significant patent can result in contemporaneous loss of products, programs or revenues. As our table demonstrates, our business is at the front end of the patent protection spectrum and is not expected to be significantly impacted by expiration of existing patents or patents issued in response to existing applications.

Research and License Agreements.

Licenses of Intellectual Property to Us

        The following summarizes technology licensed to us.

        UMass License.    On February 1, 2002 and April 16, 1996, we entered into exclusive license agreements with the University of Massachusetts, as amended by amendments dated September 1, 1997, May 31, 2000 and September 19, 2002. Pursuant to these agreements, the University of Massachusetts, referred to as UMass, exclusively licensed to us certain biological materials, patent rights and related technology for commercialization in specified fields. The license agreements require us to use diligent efforts to develop licensed products and licensed services and requires us to pay certain royalties, minimum annual royalties, milestone payments and sublicense income to UMass. UMass received 73,263 shares of common stock of ACT as partial consideration of the license granted.

        2002 License.    Under the 2002 license, UMass licenses to us certain patent rights relating to the cloning of non-human animals for use in connection with the development, manufacture and sale of products and services in the field of non-human animals for agriculture, companion animals, research and diagnostic products, non-human and human therapeutics, and neutraceuticals, except production of immunoglobulin in the blood of Bos taurus and Bos indicus. We are required to pay royalties to UMass ranging from 1.5% to 2.0% based on the covered product or service. We agreed to pay minimum royalty payments of $15,000 on the first and second anniversary of the agreement, $20,000 on the third anniversary, $25,000 on the fourth anniversary, and increasing to $45,000 on the fifth anniversary and for each year thereafter. We also agreed to make milestone payments to UMass of up to $1,630,000 upon the achievement of various development and commercialization milestones. Finally, we have agreed to pay UMass 18% of all sublicense income.

        1996 License.    The 1996 license covers certain patent rights, biological materials and know-how related to the cloning of non-human animals and cells for use in cell fields except the production of immunoglobulin in the blood of Bos taurus and Bos indicus. We are required to pay royalties ranging from 2.5% to 4.5% on net sales of products and services covered by the license, and minimum royalty payments in the amount of $15,000 per year (beginning on the later of the fourth year after the effective date of the agreement or the completion of certain clinical trials) for net sales on products and services for use in human therapeutics, and $30,000 per year (beginning in the third year after the effective date of the agreement) for net sales on products and services for all uses other than in human therapeutics. UMass agreed to waive minimum royalty payments during any calendar year in which we fund research at UMass in the aggregate amount of $300,000. There are no milestone payments. We agreed to pay UMass 18% of all sublicense income except for equity. With respect to equity, we are required to pay UMass an amount equal to 10% of the total equity we receive for any transfer of rights under the 1996 license.

        Both the 2002 agreement and the 1996 agreement remain in effect until all issued patents within the patent rights licensed under the agreement have expired, or for a period ten years after the effective date of the agreement if no patents have issued within that ten-year period. Each party has the right to terminate the agreement upon the occurrence of a material uncured breach. We also have the right to terminate at any time for any reason with ninety days' written notice.

        GTC License.    On September 25, 1997, we entered into a development and commercialization agreement with GTC Biotherapeutics, formerly known as Genzyme Transgenics Corporation, which was superseded by an exclusive development and license agreement dated June 8, 1999, pursuant to which each party exclusively licensed to the other certain patent rights and technology for use in defined fields and pursuant to which we agreed to provide certain related services. The agreement also requires each party to disclose to the other on a periodic basis a written report of developments relevant to the other party's field.

        Under the agreement, GTC licenses certain patent rights to us that are useful to:

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  human somatic cell nuclear transfer applications for therapeutic purposes and

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  the cloning of animals for agricultural purposes, for the production of recombinant proteins, peptides and polypeptides for human transplantation, cells for human transplantation and tissues from human transplantation, but excluding the GTC field.

        In addition, under the agreement we license to GTC certain patent rights and know-how useful to the cloning of animals for all purposes for the production of biopharmaceutical agents in milk, including, but not limited, proteins, peptides and polypeptides for pharmaceutical, neutraceutical or other use.

        Under the agreement, we agreed by September 1, 2000, to produce at least 20 cloned hSA cows (cows produced with our technology that are transfected with a GTC recombinant DNA construct and contain the hSA transgene and express hSA in their milk for the purpose of transgenic production of milk products.)

        We are required to pay GTC a royalty in the amount of 3% of net sales of products covered by the GTC license, which is reduced to 2% in the event net sales of such products exceed $25 million per calendar quarter for two consecutive calendar quarters. GTC is required to pay royalties to us in the amount of 2% of net sales of products consisting of hSA produced in the milk of hSA cows, which is reduced to 1% in the event net sales exceed $12,500,000 per calendar quarter for two consecutive calendar quarters, and 3% of net sales of products consisting of proteins other than hSA in the milk of transgenic animals, which is reduced to 2% in the event sales exceed $25 million per calendar quarter for two consecutive quarters. GTC agreed to pay us an annual fee of $100,000 to maintain exclusivity rights granted to GTC, which may be increased to $1 million if GTC does not enter into agreements with third parties to develop two additional products covered by the patent rights licensed to GTC under the agreement every two years. Each party also agrees to pay to the other 25% of any and all fees obtained in connection with the sublicensing of the other party's intellectual property. There are no milestone payments under the agreement. The licenses granted in the agreement continue in force until the expiration of all patent rights included in the licenses. The agreement may be terminated by either party in the event of an uncured breach.

        Wake Forest License.    On January 26, 2001, we entered into a materials and research data license agreement with Wake Forest University, pursuant to which WFU granted to us a worldwide, exclusive, royalty-free, perpetual and irrevocable right and license to use certain data and stem cells and stem cell cultures created by us from biological materials provided by WFU to us for specified purposes only. The agreement allows us to utilize certain primate skin cells and ovary materials produced by WFU and transferred to us pursuant to an agreement relating to the transfer of biological materials. There are no milestone payments. There are no royalty requirements unless we desire to negotiate a commercial license for use of the biological materials provided to us by WFU. WFU received 60,000 shares of ACT Group's common stock. We have agreed to provide WFU samples of stem cells for WFU's research, education and teaching purposes and we have a first option to obtain an exclusive license to any intellectual property rights claimed by WFU in connection with the use of such stem cells. The term of the license granted is perpetual and irrevocable absent a breach by us.

        Infigen License.    On August 1, 2003, we entered into a non-exclusive sublicense agreement with Infigen, Inc., pursuant to which each party non-exclusively licensed to the other certain patent rights and technology for use in defined fields. The license was entered into in connection litigation that was then pending in Massachusetts Superior Court and in connection with a Final Settlement Agreement dated August 6, 1999 between the parties pursuant to which, among other things, Infigen licensed to us certain patents and patent applications. In connection with the license, we entered into a settlement agreement and general release with Infigen regarding the then-pending litigation. The license requires each party to pay to the other certain sublicense income and royalty payments on the net sales of products or services sold by each party using the other party's patent rights.

        Under this agreement, we license certain patent rights to Infigen that are relevant to the "Infigen Field," namely: (a) the research and discovery of genes or proteins or other molecules that play a role in the reprogramming of cells; (b) the development, making, using, selling, offering to sell or importing of products that are composed of non-human cells or tissues or a formulation including such cells or tissues, for the purpose of xenotransplantation of such cells, tissues, or organs for therapy in humans; (c) the development, making, using, selling, or importing of proteins (excluding all immunoglobulin which is not sheep immunoglobulin) produced in the blood of cloned animals; and (d) the development, making, using, selling or offering to sell genetically modified or non-genetically modified or non-genetically modified ovine, bovine and porcine animals as models of human disease.

        Infigen licenses to us certain patent rights that are relevant to the "ACT Cell Therapy Field," namely: the development, making, using, selling, offering to sell or importing of therapeutic products that are composed of (a) human cells for human cell therapy, or a formulation including such cells (with or without genetic modification), and the rendering of services that relate to the production of such products, or (b) non-human animal cells for veterinary cell therapy, or a formulation including such cells (with or without genetic modification) and the rendering of services that relate to the production of such products. The parties have agreed to pay each other a royalty equal to 1.5% of the net commercial sales of products and services covered by the license. There are no minimum royalty payments and no milestone payments. The licenses granted under the agreement continue until the expiration of all patent rights covered by the licenses. The agreement may be terminated by either party for an uncured breach.

        WiCell License.    In March 2002, we entered into an industry research license and material transfer agreement with WiCell Research Institute, Inc., referred to as WiCell, pursuant to which WiCell granted to us a non-exclusive license, with no right to sublicense, to make, use and sell or otherwise transfer certain primate embryonic stem cells and derivatives thereof for internal research purposes and to receive such primate embryonic stem cells or derivatives from third parties for internal research purposes. In consideration of the license granted to us by WiCell, we agreed to pay a license fee of $100,000 and an annual maintenance fee of $25,000. The license includes a grant from us to WiCell of a non-exclusive, royalty-free, irrevocable, paid-up research license under any inventions made by or for us to the extent that such inventions are a modification of an invention described in the licensed patent rights.

Exclusive Licenses of Intellectual Property By Us

        The following summarizes licenses from us to third parties.

        GTC License.    On June 8, 1999, we entered into an exclusive development and license agreement with GTC Biotherapeutics. See description of this agreement above.

        Exeter Life Sciences License.    On October 22, 2003, we entered into an exclusive license with Exeter Life Sciences, Inc., pursuant to which we exclusively licensed to Exeter certain technology and patent rights for use in the fields of agriculture, endangered species, companion animals and equine animals. The license also grants Exeter a right of first negotiation to any improvement patents that are obtained by us that relate to the licensed intellectual property or which are useful, necessary or required to develop or manufacture certain animals, cells or tissues within the defined fields of use.

        Under the agreement, we license rights to certain patent rights and technology useful for the fields of use of non-human animals for agriculture, endangered animals and companion animals; excluding production of such animals for the primary purpose of producing human and non-human animal therapeutics and human healthcare products, including without limitation the production of biopharmaceutical agents in milk, such as proteins, peptides and polypeptides for pharmaceutical, neutraceutical or other use, and excluding the production of immunoglobulin in the blood of Bos taurus and Bos indicus. The field includes:

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  the cloning, development, manufacture and sale of cloned non-human animals, including without limitation, bovine, hircine, ovine, porcine, equine animals and ungulates (as well as any transgenic variance or enhancements thereto) or products that are composed of, made in or derived, extracted or isolated from cells or tissues of such animals for the production of food or fiber, and the rendering of services or uses that relate to the production of such products;

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  the cloning, development, manufacture and sale of endangered species for purposes of researching, aiding, reproducing or assisting in the reproduction of such endangered species;

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  the cloning, development, and sale of hircine, ovine, feline, canine and equine animals (as well as any transgenic variance or enhancements thereto) for personal, business or commercial purposes, specifically excluding the sale of these animals as scientific research laboratory subjects; and

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  the cloning, development, manufacture and sale of cloned equine animals (as well as any transgenic variance or enhancements thereto) or products that are composed of, made in or derived, extracted or isolated from cells or tissues of such animals for non-therapeutic purposes, including but not limited to, for use in agriculture, for use as food, for use as companion, service, work or recreational animals, or for use as racing or other equine event animals, and the rendering of services or uses that relate to the production of such products.

        In consideration of the rights and licenses granted to Exeter, Exeter paid to us an initial license fee of $1,000,000, and has agreed to pay royalties equal to 5% of the net sales of all products and services covered by the license; provided that, sublicense income for license products that are the progeny of cloned animals covered by the license or products obtained from such progeny, the royalty is 3%. Exeter is required to pay an annual maintenance fee for the license, equal to $100,000 in 2005, increasing annually by $50,000 up to $500,000. Exeter's obligation to pay the annual maintenance fee is suspended unless and until certain intellectual property that is the subject of litigation, namely the matter styled University of Massachusetts v. James M. Robl and Phillipe Collas, Massachusetts Superior Court, Suffolk County, Docket No. 04-0445-BLS, is recovered and licensed to us and included in the license to Exeter. The license also provides that we will refund certain amounts to Exeter if certain conditions concerning the referenced litigation are not met and that we will extend to Exeter rights associated with "improvement patents" that are obtained by us or the University in connection with the referenced litigation or any patent interference or opposition proceedings involving us that relate to the licensed intellectual property or which are useful, necessary or required to develop or manufacture cloned and/or transgenic non-human animals and cloned and/or transgenic cells and tissues from non-human animals within the field of use. The license grants Exeter a right of first negotiation to any improvement patents. There are no milestone payments. Exeter agrees to pay us a total of 25% of all sublicense income under the license. Either party may terminate the agreement in the event of an uncured breach. Exeter may terminate without cause on 60 days' prior written notice to us, or may terminate immediately in the event of a change in law that materially affects Exeter's ability to commercialize the licensed intellectual property under the license.

        Lifeline License.    On May 14, 2004, we entered into three license agreements with Lifeline Cell Technology, formerly known as PacGen Cellco, LLC; the licenses were subsequently amended in August 2005. Pursuant to the license agreements, as amended, we licensed to Lifeline, on an exclusive or non-exclusive basis, as applicable, certain know-how and patent rights for, among other things, the research, development, manufacture and sale of human cells for cell therapy in the treatment of human diabetes and liver diseases, and retinal diseases and retinal degenerative diseases. The license agreements requires milestone payments up to $1.75 million in the aggregate. The agreement requires Lifeline to meet minimum research and development requirements. The licenses continue until expiration of the last valid claim within the licensed patent rights. Either party may terminate the agreements for an uncured breach, and Lifeline may terminate the agreement at any time with 30 days' notice.

        Exclusive License Agreement Number 1, as amended, covers patent rights and technology developed by us that are relevant to:

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  the research, development, manufacture and sale of human and non-human animal cells for commercial research and

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  the manufacture and selling of human cells for therapeutic and diagnostic use in the treatment of human diabetes and liver diseases, and retinal diseases and retinal degenerative diseases.

        Lifeline has agreed to pay us royalties ranging from 3% to 10% on net sales of products and services covered by the license, and a minimum royalty fee of $175,000 in the first year, plus, commencing 12 months after the effective date of the agreement, additional minimum royalty fees in the amount of $15,000 at 12 months, $37,500 at 24 months, $60,625 at 36 months, and $75,000 annually thereafter. Lifeline also agreed to pay a license fee in the amount of $225,000 in the form of a Convertible Promissory Note due and payable June 1, 2007, which may be repaid in cash or stock at our election.

        Exclusive License Agreement Number 2, as amended, covers patent rights and technology developed by UMass relevant to:

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  the research, development, manufacture and sale of human and non-human animal cells and defined animal cell lines for commercial research,

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  the manufacture and selling of human cells for therapeutic and diagnostic use in the treatment of human diabetes and liver diseases and retinal diseases and retinal degenerative diseases, and

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  the use of defined animal cell lines in the process of manufacturing and selling human cells for therapeutic and diagnostic use in the treatment of human diabetes and live diseases.

        Lifeline is required to pay us royalties ranging from 3% to 12% on net sales of products and services covered by the license, and a minimum royalty fee of $100,000 in the first year, plus, commencing 12 months after the effective date of the agreement, additional minimum royalty fees in the amount of $15,000 at 12 months, $30,000 at 24 months, $45,000 at 36 months, and $60,000 annually thereafter. Lifeline also agreed to pay a license fee in the amount of $150,000 in the form of a Convertible Promissory Note due and payable June 1, 2007, which may be repaid in cash or stock at our election.

        Exclusive License Agreement Number 3, as amended, covers patent rights and technology developed by Infigen relevant to the research, development, manufacture and sale of human cells for cell therapy in the treatment of therapeutic and diagnostic use in the treatment of human diabetes and liver diseases, and retinal diseases and retinal degenerative diseases. Lifeline is required to pay us royalties equal to 6% of net sales of products and services covered by the license, and a minimum royalty fee of $25,000 in the first year, plus, commencing 12 months after the effective date of the agreement, additional minimum royalty fees in the amount of $7,500 at 12 months, $7,500 at 24 months, $6,875 at 36 months, and $15,000 annually thereafter. Lifeline also agreed to pay a license fee in the amount of $225,000 in the form of a convertible promissory note due and payable June 1, 2007, which may be repaid in cash or stock at our election.

Nonexclusive Licenses of Intellectual Property By Us

        We have entered into numerous nonexclusive license agreements pursuant to which we have granted non-exclusive rights to various parties to use certain patent rights in defined fields. These licenses generally provide for commercialization of our intellectual property and typically contain minimum royalties, milestones and continuing royalties based upon percentages of revenue.

        California Proposition 71.    In November 2004, California State Proposition 71, referred to as Prop. 71, the California Stem Cell Research and Cures Initiative, was adopted by state-wide referendum. Prop. 71 provides for a state-sponsored program designed to encourage stem cell research in the State of California, and to finance such research with State funds totaling approximately $295 million annually for 10 years beginning in 2005. This initiative creates the California Institute for Regenerative Medicine, which will provide grants, primarily but not exclusively, to academic institutions to advance both ES cell research and adult stem cell research. ES cell research is one of our primary areas of focus. It is unclear whether we are eligible to directly receive Prop. 71 generated funds. However, we intend to apply for any funding that becomes available. We also expect to benefit from collaborations with academic and other institutions eligible for Prop. 71 funding for research in the use of ES cells for various diseases and conditions. ES cell research does not generally qualify for federal funding due to restrictions on embryonic stem cell research. Prop. 71 is specifically targeting research in the embryonic stem cell field. We consider government support to be important confirmation of the quality of our technology, but do not rely on government programs as a significant source of financial support.

        Competition.    The biotechnology industries are characterized by rapidly evolving technology and intense competition. Our competitors include major multinational pharmaceutical companies, specialty biotechnology companies and chemical and medical products companies operating in the fields of regenerative medicine, cell therapy, tissue engineering and tissue regeneration. Many of these companies are well-established and possess technical, research and development, financial and sales and marketing resources significantly greater than ours. In addition, certain smaller biotech companies have formed strategic collaborations, partnerships and other types of joint ventures with larger, well established industry competitors that afford these companies' potential research and development and commercialization advantages. Academic institutions, governmental agencies and other public and private research organizations are also conducting and financing research activities which may produce products directly competitive to those we are developing. Moreover, many of these competitors may be able to obtain patent protection, obtain FDA and other regulatory approvals and begin commercial sales of their products before we do.

        In the general area of cell-based therapies, we compete with a variety of companies, most of whom are specialty biotechnology companies. Some of these, such as Geron Corporation, Genzyme Corporation, StemCells, Inc., Aastrom Biosciences, Inc. and Viacell, Inc., are well-established and have substantial technical and financial resources compared to us. However, as cell-based products are only just emerging as medical therapies, many of our direct competitors are smaller biotechnology and specialty medical products companies. These smaller companies may become significant competitors through rapid evolution of new technologies. Any of these companies could substantially strengthen their competitive position through strategic alliances or collaborative arrangements with large pharmaceutical or biotechnology companies.

        The diseases and medical conditions we are targeting have no effective long-term therapies. Nevertheless, we expect that our technologies and products will compete with a variety of therapeutic products and procedures offered by major pharmaceutical companies. Many pharmaceutical and biotechnology companies are investigating new drugs and therapeutic approaches for the same purposes, which may achieve new efficacy profiles, extend the therapeutic window for such products, alter the prognosis of these diseases, or prevent their onset. We believe that our products, when and if successfully developed, will compete with these products principally on the basis of improved and extended efficacy and safety and their overall economic benefit to the health care system.

        Competition for any stem cell products that we may develop may be in the form of existing and new drugs, other forms of cell transplantation, ablative and simulative procedures, and gene therapy. We believe that some of our competitors are also trying to develop stem and progenitor cell-based technologies. We expect that all of these products will compete with our potential stem cell products based on efficacy, safety, cost and intellectual property positions. We may also face competition from companies that have filed patent applications relating to the use of genetically modified cells to treat disease, disorder or injury. In the event our therapies should require the use of such genetically modified cells, we may be required to seek licenses from these competitors in order to commercialize certain of our proposed products, and such licenses may not be granted.

        If we develop products that receive regulatory approval, they would then have to compete for market acceptance and market share. For certain of our potential products, an important success factor will be the timing of market introduction of competitive products. This timing will be a function of the relative speed with which we and our competitors can develop products, complete the clinical testing and approval processes, and supply commercial quantities of a product to market. These competitive products may also impact the timing of clinical testing and approval processes by limiting the number of clinical investigators and patients available to test our potential products.

        Government Regulation.    Regulation by governmental authorities in the United States and other countries is a significant factor in our research and development and will be a significant factor in the manufacture and marketing of our proposed products. The nature and extent to which such regulation applies to us will vary depending on the nature of any products we may develop. We anticipate that many, if not all, of our products will require regulatory approval by governmental agencies prior to commercialization. In particular, human therapeutic products are subject to rigorous preclinical and clinical testing and other approval procedures of the U.S. Food and Drug Administration, referred to as the FDA, and similar regulatory authorities in European and other countries. Various governmental statutes and regulations also govern or influence testing, manufacturing, safety, labeling, storage and recordkeeping related to such products and their marketing. The process of obtaining these approvals and the subsequent compliance with appropriate statutes and regulations require the expenditure of substantial time and money, and there can be no guarantee that approvals will be granted.

        FDA Approval.    The FDA requirements for our potential products to be marketed in the United States include the following five steps:

        Preclinical laboratory and animal tests must be conducted. Preclinical tests include laboratory evaluation of the cells and the formulation intended for use in humans for quality and consistency. In vivo studies are performed in normal animals and specific disease models to assess the potential safety and efficacy of the cell therapy product.

        An investigational new drug application, or IND, must be submitted to the FDA, and the IND must become effective before human clinical trials in the United States may commence. The IND is submitted to the FDA with the preclinical data, a proposed development plan and a proposed protocol for a study in humans. The IND becomes effective 30 days following receipt by the FDA, provided there are no questions, requests for delay or objections from the FDA. If the FDA has questions or concerns, it notifies the sponsor, and the IND will then be on clinical hold until a satisfactory response is made by the sponsor.

        Adequate and well-controlled human clinical trials must be conducted to establish the safety and efficacy of the product. Clinical trials involve the evaluation of a potential product under the supervision of a qualified physician, in accordance with a protocol that details the objectives of the study, the parameters to be used to monitor safety and the efficacy criteria to be evaluated. Each protocol is submitted to the FDA as part of the IND. The protocol for each clinical study must be approved by an independent institutional review board, or IRB, of the institution at which the study is conducted, and the informed consent of all participants must be obtained. The IRB reviews the existing information on the product, considers ethical factors, the safety of human subjects, the potential benefits of the therapy and the possible liability of the institution. The IRB is responsible for ongoing safety assessment of the subjects during the clinical investigation. Clinical development is traditionally conducted in three sequential phases.

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  Phase 1 studies for a cell therapy product are designed to evaluate safety in a small number of subjects in a selected patient population by assessing adverse effects, and may include multiple dose levels. This study may also gather preliminary evidence of a beneficial effect on the disease.

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  Phase 2 may involve studies in a limited patient population to determine biological and clinical effects of the product and to identify possible adverse effects and safety risks of the product in the selected patient population.

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  Phase 3 trials would be undertaken to conclusively demonstrate clinical benefit or effect and to test further for safety within a broader patient population, generally at multiple study sites. The FDA continually reviews the clinical trial plans and results and may suggest changes or may require discontinuance of the trials at any time if significant safety issues arise.

        Marketing authorization applications must be submitted to the FDA. The results of the preclinical studies and clinical studies are submitted to the FDA in the form of marketing approval authorization applications.

        The FDA must approve the applications prior to any commercial sale or practice of the technology or product. Biologic product manufacturing establishments located in certain states also may be subject to separate regulatory and licensing requirements. The testing and approval process will require substantial time, effort and expense. The time for approval is affected by a number of factors, including relative risks and benefits demonstrated in clinical trials, the availability of alternative treatments and the severity of the disease. Additional animal studies or clinical trials that may be requested during the FDA review period.

        Our research and development is based largely on the use of human stem and progenitor cells. The FDA has initiated a risk-based approach to regulating human cell, tissue and cellular and tissue-based products and has published current Good Tissue Practice regulations. As part of this approach, the FDA has published final rules for registration of establishments that engage in the recovery, screening, testing, processing, storage or distribution of human cells, tissues, and cellular and tissue-based products, and for the listing of such products. In addition, the FDA has published rules for making suitability and eligibility determinations for donors of cells and tissue and for current good tissue practice for manufacturers using them, which have recently taken effect. We cannot now determine the full effects of this regulatory initiative, including precisely how it may affect the clarity of regulatory obligations and the extent of regulatory burdens associated with our stem cell research and the manufacture and marketing of stem cell products.

        European and Other Regulatory Approval.    Approval of a product by regulatory authorities comparable to the FDA in Europe and other countries will likely be necessary prior to commencement of marketing a product in any of these countries. The regulatory authorities in each country may impose their own requirements and may refuse to grant approval, or may require additional data before granting approval, even though the relevant product has been approved by the FDA or another authority. The regulatory authorities in the European Union, or EU, and other developed countries have lengthy approval processes for pharmaceutical products. The process for gaining approval in particular countries varies, but is generally similar to the FDA approval process. In Europe, the European Committee for Proprietary Medicinal Products provides a mechanism for EU-member states to exchange information on all aspects of product licensing. The EU has established a European agency for the evaluation of medical products, with both a centralized community procedure and a decentralized procedure, the latter being based on the principle of licensing within one member country followed by mutual recognition by the other member countries.

        Other Regulations.    In addition to safety regulations enforced by the FDA, we are also subject to regulations under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act and other present and potential future and federal, state, local, and foreign regulations.

        Outside the United States, we will be subject to regulations that govern the import of drug products from the United States or other manufacturing sites and foreign regulatory requirements governing human clinical trials and marketing approval for our products. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursements vary widely from country to country.

        The United States Congress, several states and foreign countries have considered legislation banning or restricting human application of ES cell-based and nuclear transfer based technologies. No assurance can be given regarding future restrictions or prohibitions that might affect our technology and business. In addition, we cannot assure you that future judicial rulings with respect to nuclear transfer technology or human ES cells will not have the effect of delaying, limiting or preventing the use of nuclear transfer technology or ES cell-based technology or delaying, limiting or preventing the sale, manufacture or use of products or services derived from nuclear transfer technology or ES cell-derived material. Any such legislative or judicial development would harm our ability to generate revenues and operate profitably.

        For additional information about governmental regulations that will affect our planned and intended business operations, see "RISK FACTORS" beginning on page 5 above.

        Employees.    As of September 30, 2005, we had 27 full-time employees, of whom eight hold Ph.D. or M.D. degrees. Sixteen employees are directly involved in research and development activities and eight are engaged in business development and administration. Along with our subsidiaries, we also use the services of numerous outside consultants in business and scientific matters. We believe that we have good relations with our employees and consultants.

MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

Overview

        This prospectus and the materials incorporated herein by reference contain forward-looking statements that involve risks and uncertainties. We use words such as "may," "assumes," "forecasts," "positions," "predicts," "strategy," "will," "expects," "estimates," "anticipates," "believes," "projects," "intends," "plans," "budgets," "potential," "continue" and variations thereof, and other statements contained in quarterly report, and the exhibits hereto, regarding matters that are not historical facts and are forward-looking statements. Because these statements involve risks and uncertainties, as well as certain assumptions, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to risks inherent in: our early stage of development, including a lack of operating history, lack of profitable operations and the need for additional capital; the development and commercialization of largely novel and unproven technologies and products; our ability to protect, maintain, and defend our intellectual property rights: uncertainties regarding our ability to obtain the capital resources needed to continue research and development operations and to conduct research, preclinical development and clinical trials necessary for regulatory approvals; uncertainty regarding the outcome of clinical trials and our overall ability to compete effectively in a highly complex, rapidly developing, capital intensive and competitive industry. See "RISK FACTORS" set forth on page 5 herein for a more complete discussion of these factors. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date that they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

        The following discussion should be read in conjunction with the consolidated financial statements and notes thereto included in this Registration Statement.

        We are a biotechnology company focused on developing and commercializing human stem cell technology in the emerging fields of regenerative medicine and stem cell therapy as discussed in more detail below.

Significant Accounting Policies

        Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Note 1 of the Notes to Consolidated Financial Statements describes the significant accounting policies used in the preparation of the consolidated financial statements. Certain of these significant accounting policies are considered to be critical accounting policies, as defined below. We do not believe that there have been significant changes to our accounting policies during the nine months ended September 30, 2005, as compared to those policies disclosed in the December 31, 2004 financial statements filed in our Current Report on Form 8-K/A with the SEC on April 18, 2005.

        A critical accounting policy is defined as one that is both material to the presentation of our financial statements and requires management to make difficult, subjective or complex judgments that could have a material effect on our financial condition and results of operations. Specifically, critical accounting estimates have the following attributes: 1) we are required to make assumptions about matters that are highly uncertain at the time of the estimate; and 2) different estimates we could reasonably have used, or changes in the estimate that are reasonably likely to occur, would have a material effect on our financial condition or results of operations.

        Estimates and assumptions about future events and their effects cannot be determined with certainty. We base our estimates on historical experience and on various other assumptions believed to be applicable and reasonable under the circumstances. These estimates may change as new events occur, as additional information is obtained and as our operating environment changes. These changes have historically been minor and have been included in the consolidated financial statements as soon as they became known. Based on a critical assessment of our accounting policies and the underlying judgments and uncertainties affecting the application of those policies, management believes that our consolidated financial statements are fairly stated in accordance with accounting principles generally accepted in the United States, and present a meaningful presentation of our financial condition and results of operations. We believe the following critical accounting policies reflect our more significant estimates and assumptions used in the preparation of our consolidated financial statements:

        Use of Estimates—These financial statements have been prepared in accordance with accounting principles generally accepted in the United States and, accordingly, require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Specifically, our management has estimated the expected economic life and value of our licensed technology, our net operating loss for tax purposes and our stock, option and warrant expenses related to compensation to employees and directors, consultants and investment banks. Actual results could differ from those estimates.

        Fair Value of Financial Instruments—For certain of our financial instruments, including accounts receivable, accounts payable, accrued expenses, interest payable, bank overdraft, advances payable and notes payable, the carrying amounts approximate fair value due to their relatively short maturities.

        Cash and Equivalents—Cash equivalents are comprised of certain highly liquid investments with maturity of three months or less when purchased. We maintain our cash in bank deposit accounts, which at times, may exceed federally insured limits. We have not experienced any losses in such account.

        Equipment—We record our equipment at historical cost. We expense maintenance and repairs as incurred. Depreciation is provided for by the straight-line method over three to six years.

        Revenue Recognition—Our revenues are generated from license and research agreements with collaborators. Licensing revenue is recognized ratably over the life of the license. Deferred revenue represents the portion of the license and other payments received that has not been earned. Costs associated with the license revenue are deferred and recognized over the same term as the revenue. Reimbursements of research expense pursuant to grants are recorded as a reduction of research and development expense once the reimbursements are approved and the Company is assured of collectibility.

        Intangible and Long-Lived Assets—We follow SFAS No. 144, "Accounting for Impairment of Disposal of Long-Lived Assets", which established a "primary asset" approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long lived asset to be held and used. Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell. During the periods ended September 30, 2005, June 30, 2005 and March 31, 2005, no impairment losses were recognized.

        Research and Development Costs—Research and development costs consist of expenditures for the research and development of patents and technology, which are not capitalizable. Our research and development costs consist mainly of payroll and payroll related expenses, research supplies and costs incurred in connection with specific research grants.

        Stock Based Compensation—SFAS No. 123, "Accounting for Stock-Based Compensation," establishes and encourages the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the date of the grant or the date at which the performance of the services is completed and is recognized over the periods in which the related services are rendered. The statement also permits companies to elect to continue using the current intrinsic value accounting method specified in APB Opinion No. 25, "Accounting for Stock Issued to Employees," to account for stock-based compensation to employees. We have elected to use the intrinsic value based method for grants to our employees and directors and have disclosed the pro forma effect of using the fair value based method to account for our stock-based compensation to employees.

        We use the fair value method for equity instruments granted to non-employees and use the Black Scholes model for measuring the fair value. The stock based fair value compensation is determined as of the date of the grant or the date at which the performance of the services is completed (measurement date) and is recognized over the periods in which the related services are rendered.

Results of Operations
Fiscal Years Ended December 31, 2004 and December 31, 2003

Revenues

        Revenues for 2004 and 2003 were approximately $806,000 and $2,056,000 respectively. These amounts relate primarily to license fees and royalties collected that are being amortized over the period of the license granted and revenue collected in connection with collaborations. The principal reason for the decrease in revenues in 2004 was the one time collaboration revenue in 2003 of $1,700,000 which did not recur in 2004, offset by an increase in license fees and royalties collected in 2004.

Research and Development Expenses and Grant Reimbursements

        Research and development expenses for 2004 and 2003 were approximately $1,074,000 and $1,277,000 respectively. The decrease in 2004 was primarily the result of reduced staffing and expenses related to research activities.

        Our research and development expenses consist primarily of costs associated with basic and pre-clinical research exclusively in the field of human stem cell therapies and regenerative medicine, with focus on development of our technologies in cellular reprogramming, reduced complexity applications, and stem cell differentiation. These expenses represent both pre-clinical development costs and costs associated with non-clinical support activities such as quality control and regulatory processes. The cost of our research and development personnel is the most significant category of expense; however, we also incur expenses with third parties, including license agreements, sponsored research programs and consulting expenses.

        We do not segregate research and development costs by project because our research is focused exclusively on human stem cell therapies as a unitary field of study. Although we have three principal areas of focus for our research, these areas are completely intertwined and have not yet matured to the point where they are separate and distinct projects. The intellectual property, scientists and other resources dedicated to these efforts are not separately allocated to individual projects, but rather are conducting our research on an integrated basis.

        We expect that research and development expenses will continue to increase in the foreseeable future as we add personnel, expand our pre-clinical research, begin clinical trial activities, and increase our regulatory compliance capabilities. The amount of these increases is difficult to predict due to the uncertainty inherent in the timing and extent of progress in our research programs, and initiation of clinical trials. In addition, the results from our basic research and pre-clinical trials, as well as the results of trials of similar therapeutics under development by others, will influence the number, size and duration of planned and unplanned trials. As our research efforts mature, we will continue to review the direction of our research based on an assessment of the value of possible commercial applications emerging from these efforts. Based on this continuing review, we expect to establish discrete research programs and evaluate the cost and potential for cash inflows from commercializing products, partnering with others in the biotechnology or pharmaceutical industry, or licensing the technologies associated with these programs to third parties.

        We believe that it is not possible at this stage to provide a meaningful estimate of the total cost to complete our ongoing projects and bring any proposed products to market. The use of human embryonic stem cells as a therapy is an emerging area of medicine, and it is not known what clinical trials will be required by the FDA in order to gain marketing approval. Costs to complete could vary substantially depending upon the projects selected for development, the number of clinical trials required and the number of patients needed for each study. It is possible that the completion of these studies could be delayed for a variety of reasons, including difficulties in enrolling patients, delays in manufacturing, incomplete or inconsistent data from the pre-clinical or clinical trials, and difficulties evaluating the trial results. Any delay in completion of a trial would increase the cost of that trial, which would harm our results of operations. Due to these uncertainties, we cannot reasonably estimate the size, nature nor timing of the costs to complete, or the amount or timing of the net cash inflows from our current activities. Until we obtain further relevant pre-clinical and clinical data, we will not be able to estimate our future expenses related to these programs or when, if ever, and to what extent we will receive cash inflows from resulting products.

        Grant reimbursements for the 2004 and 2003 were comparable, and represent approved reimbursements pursuant a scientific grant from the US National Institute of Standards and Technology (NIST) that expires in 2006. We will lose the availability of any unused funds upon the expiration of the grant.

General and Administrative Expenses

        General and administrative expenses for 2004 and 2003 were approximately $2,332,000 and $2,096,000 respectively. The principal increase in 2004 relates to personnel costs and professional fees incurred related to legal and accounting expenses.

Other Income (Expense)

        Other income and (expense) for 2004 and 2003 were approximately $41,000 and ($590,000) respectively. Other income in 2004 consisted primarily of a gain on settlement of debt and other income related to the sale of equipment, offset by interest and financing costs. Other expense in 2003 consisted primarily of an expense incurred to write down impaired related party debt and interest costs, offset by a gain on the sale of an investment in a subsidiary.

Net Loss

        Net losses for 2004 and 2003 were approximately $2,539,000 and $1,879,000 respectively. The increased loss in 2004 is principally related to the reduction in revenue from collaborations, offset by increased license fees and other income.

Results of Operations
Nine Months ended September 30, 2005 and September 30, 2004

Revenues

        Revenues for the three and nine months ended September 30, 2005 and September 30, 2004 were approximately $83,000, $312,000, $251,000 and $691,000 respectively. These amounts relate primarily to license fees and royalties collected that are being amortized over the period of the license granted. The reduction in revenue in current periods was due to decreased revenue levels from licensees' operations.

Research and Development Expenses and Grant Reimbursements

        Research and development expenses for the three and nine months ended September 30, 2005 and September 30, 2004 were approximately $734,000, $1,668,000, $153,000 and $690,000, respectively. The increase in expenses in current periods, which consist mainly of payroll and payroll related expenses, research supplies and costs incurred in connection with specific research grants, relate principally to increased staffing and spending for scientific research being done pursuant to a scientific grant from the US National Institute of Standards and Technology (NIST) that expires in 2006.

        Our research and development expenses consist primarily of costs associated with basic and pre-clinical research exclusively in the field of human stem cell therapies and regenerative medicine, with focus on development of our technologies in cellular reprogramming, reduced complexity applications, and stem cell differentiation. These expenses represent both pre-clinical development costs and costs associated with non-clinical support activities such as quality control and regulatory processes. The cost of our research and development personnel is the most significant category of expense; however, we also incur expenses with third parties, including license agreements, sponsored research programs and consulting expenses.

        We do not segregate research and development costs by project because our research is focused exclusively on human stem cell therapies as a unitary field of study. Although we have three principal areas of focus for our research, these areas are completely intertwined and have not yet matured to the point where they are separate and distinct projects. The intellectual property, scientists and other resources dedicated to these efforts are not separately allocated to individual projects, but rather are conducting our research on an integrated basis.

        We expect that research and development expenses will continue to increase in the foreseeable future as we add personnel, expand our pre-clinical research, begin clinical trial activities, and increase our regulatory compliance capabilities. The amount of these increases is difficult to predict due to the uncertainty inherent in the timing and extent of progress in our research programs, and initiation of clinical trials. In addition, the results from our basic research and pre-clinical trials, as well as the results of trials of similar therapeutics under development by others, will influence the number, size and duration of planned and unplanned trials. As our research efforts mature, we will continue to review the direction of our research based on an assessment of the value of possible commercial applications emerging from these efforts. Based on this continuing review, we expect to establish discrete research programs and evaluate the cost and potential for cash inflows from commercializing products, partnering with others in the biotechnology or pharmaceutical industry, or licensing the technologies associated with these programs to third parties.

        We believe that it is not possible at this stage to provide a meaningful estimate of the total cost to complete our ongoing projects and bring any proposed products to market. The use of human embryonic stem cells as a therapy is an emerging area of medicine, and it is not known what clinical trials will be required by the FDA in order to gain marketing approval. Costs to complete could vary substantially depending upon the projects selected for development, the number of clinical trials required and the number of patients needed for each study. It is possible that the completion of these studies could be delayed for a variety of reasons, including difficulties in enrolling patients, delays in manufacturing, incomplete or inconsistent data from the pre-clinical or clinical trials, and difficulties evaluating the trial results. Any delay in completion of a trial would increase the cost of that trial, which would harm our results of operations. Due to these uncertainties, we cannot reasonably estimate the size, nature nor timing of the costs to complete, or the amount or timing of the net cash inflows from our current activities. Until we obtain further relevant pre-clinical and clinical data, we will not be able to estimate our future expenses related to these programs or when, if ever, and to what extent we will receive cash inflows from resulting products.

        Grant reimbursements for the three and nine months ended September 30, 2005 and September 30, 2004 were approximately $172,000, $597,000, $89,000 and $230,000, respectively. These amounts represent approved reimbursements pursuant the grant from NIST. At September 30, 2005, ACT had approximately $800,000 of funds available under the grant that can be used to reimburse future approved research expenditures through May 2006. Under the terms of the grant, the Company will lose any unused funds upon the expiration of the grant. Based upon current spending levels, it is likely that the Company will be unable to fully utilize funds available under the grant, and a portion of the grant will go unused.

General and Administrative Expenses

        General and administrative expenses for the three and nine months ended September 30, 2005 and September 30, 2004 were approximately $2,331,000, $5,572,000, $498,000 and $1,584,000, respectively. The principal increase in expense in the current periods versus the same periods last year is a result of additional salary costs related to the addition of key personnel, increased professional fees related to ACT's merger into a public company, and costs of preparing documents and records for various public filings with the Securities and Exchange Commission.

Other Income (Expense)

        Other income (expense) for the three and nine months ended September 30, 2005 and September 30, 2004 were approximately $540,000, $524,000, ($56,000) and ($153,000), respectively. The increase in other income in the three and nine months ended September 30, 2005, compared to other expense in the prior periods, relates primarily to gain on settlement of debt related to favorable settlement of amounts owed to attorneys. The increase in interest expense and late fees in the three and nine months ended September 2005, compared to interest expense in the prior periods relates primarily to interest recorded in connection with the convertible debentures.

Net Loss

        Net loss for the three and nine months ended September 30, 2005 and September 30, 2004 was approximately $2,311,000, $5,952,000, $382,000 and $1,691,000, respectively. The increased loss in the current periods is the result of increased general and administrative expenses, offset in part by increased interest income and the gain on settlement of debt.

Recent Accounting Pronouncements

        In June 2005, the Emerging Issues Task Force, or EITF, reached a consensus on Issue 05-6, Determining the Amortization Period for Leasehold Improvements, which requires that leasehold improvements acquired in a business combination or purchased subsequent to the inception of a lease be amortized over the lesser of the useful life of the assets or a term that includes renewals that are reasonably assured at the date of the business combination or purchase. EITF 05-6 is effective for periods beginning after July 1, 2005. We do not expect the provisions of this consensus to have a material impact on the our financial position, results of operations or cash flows.

        In March 2005, the FASB issued FASB Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations" ("FIN 47"). FIN 47 provides guidance relating to the identification of and financial reporting for legal obligations to perform an asset retirement activity. The Interpretation requires recognition of a liability for the fair value of a conditional asset retirement obligation when incurred if the liability's fair value can be reasonably estimated. FIN 47 also defines when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The provision is effective no later than the end of fiscal years ending after December 15, 2005. The Company will adopt FIN 47 beginning the first quarter of fiscal year 2006 and does not believe the adoption will have a material impact on its consolidated financial position or results of operations or cash flows.

        In May 2005, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 154, Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3. SFAS No. 154 requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 also requires that retrospective application of a change in accounting principle be limited to the direct effects of the change. Indirect effects of a change in accounting principle, such as a change in nondiscretionary profit-sharing payments resulting from an accounting change, should be recognized in the period of the accounting change. SFAS No. 154 also requires that a change in depreciation, amortization or depletion method for long-lived, non-financial assets be accounted for as a change in accounting estimate effected by a change in accounting principle. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Early adoption is permitted for accounting changes and corrections of errors made in fiscal years beginning after the date this Statement is issued. Management does not expect the implementation of this new standard to have a material impact on our financial position, results of operations and cash flows.

        In March 2005, the SEC released Staff Accounting Bulletin No. 107, "Share-Based Payment"("SAB 107"), which provides interpretive guidance related to the interaction between SFAS 123(R) and certain SEC rules and regulations. It also provides the SEC staff's views regarding valuation of share-based payment arrangements. In April 2005, the SEC amended the compliance dates for SFAS 123(R), to allow companies to implement the standard at the beginning of their next fiscal year, instead of the next reporting period beginning after June 15, 2005. Management is currently evaluating the impact SAB 107 will have on our consolidated financial statements.

        In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 153, "Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions." The amendments made by Statement 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. Opinion 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. The FASB believes that exception required that some nonmonetary exchanges, although commercially substantive, be recorded on a carryover basis. By focusing the exception on exchanges that lack commercial substance, the FASB believes this statement produces financial reporting that more faithfully represents the economics of the transactions. SFAS 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of SFAS 153 shall be applied prospectively. The Company has evaluated the impact of the adoption of SFAS 153, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

        In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment". SFAS 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SFAS 123(R) replaces FASB Statement No. 123, "Accounting for Stock-Based Compensation", and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees". SFAS 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities (other than those filing as small business issuers) will be required to apply SFAS 123(R) as of the first interim or annual reporting period that begins after June 15, 2005. SFAS 123(R) is applicable for ACT effective the first interim period that starts after December 15, 2005. The Company has evaluated the impact of the adoption of SFAS 123(R), and believes that the impact may be significant to the Company's overall results of operations and financial position (a pro forma effect, as estimated by management, is disclosed earlier in this note).

        In December 2004, the FASB issued SFAS No. 152, "Accounting for Real Estate Time-Sharing Transactions, an amendment of FASB Statements No. 66 and 67 (SFAS 152)". The amendments made by Statement 152 amend FASB Statement No. 066, "Accounting for Sales of Real Estate", to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, "Accounting for Real Estate Time-Sharing Transactions". This Statement also amends FASB Statement No. 67, "Accounting for Costs and Initial Rental Operations of Real Estate Projects", to state that the guidance for (1) incidental operations and (2) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. This statement is effective for financial statements for fiscal years beginning after June 15, 2005, with earlier application encouraged. The Company has evaluated the impact of the adoption of SFAS 152, and does not believe the impact will be significant to the Company's overall results of operations or financial position since the Company does not enter into such transactions.

        In December 2004, the FASB issued two FASB Staff Positions—FSP FAS 109-1, Application of FASB Statement 109 "Accounting for Income Taxes" to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004, and FSP FAS 109-2 Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004. Neither of these affected the Company as it does not participate in the related activities.

        In November 2004, the FASB issued SFAS No. 151, "Inventory Costs, an amendment of ARB No. 43, Chapter 4". The amendments made by Statement 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The Company has evaluated the impact of the adoption of SFAS 151, and does not believe the impact will be significant to the Company's overall results of operations or financial position since the Company currently does not have any manufacturing operations or inventory.

        In March 2004, the FASB approved the consensus reached on the Emerging Issues Task Force (EITF) Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." The objective of this Issue is to provide guidance for identifying impaired investments. EITF 03-1 also provides new disclosure requirements for investments that are deemed to be temporarily impaired. The accounting provisions of EITF 03-1 are effective for all reporting periods beginning after June 15, 2004, while the disclosure requirements for certain investments are effective for annual periods ending after December 15, 2003, and for other investments such disclosure requirements are effective for annual periods ending after June 15, 2004.

        In December 2003, the SEC issued Staff Accounting Bulletin ("SAB") No. 104 ("SAB No. 104"), "Revenue Recognition." SAB No. 104 supersedes SAB No. 101, "Revenue Recognition in Financial Statements." SAB No. 104, which was effective upon issuance, rescinded certain guidance contained in SAB No. 101 related to multiple element revenue arrangements, and replaced such guidance with that contained in EITF 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." Additionally, SAB No. 104 rescinded the SEC's Revenue Recognition in Financial Statements Frequently Asked Questions and Answers issued with SAB No. 101. The revenue recognition principles of SAB No. 101 remain largely unchanged by the issuance of SAB No. 104, and therefore the adoption of SAB No. 104 did not have a material effect on the Company's results of operations or financial condition.

        In January 2003, the FASB issued FASB Interpretation No. ("FIN") 46, "Consolidation of Variable Interest Entities" ("FIN 46"). In December 2003, FIN 46 was replaced by FASB interpretation No. 46(R) "Consolidation of Variable Interest Entities." FIN 46(R) clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46(R) requires an enterprise to consolidate a variable interest entity if that enterprise will absorb a majority of the entity's expected losses, is entitled to receive a majority of the entity's expected residual returns, or both. FIN 46(R) is effective for entities being evaluated under FIN 46(R) for consolidation no later than the end of the first reporting period that ends after March 15, 2004. The Company does not currently have any variable interest entities that will be impacted by adoption of FIN 46(R).

Liquidity and Capital Resources

        We are financing our operations primarily with $17,750,000 of proceeds of convertible debentures issued September 15, 2005 and described in our Current Report on Form 8-K filed with the Securities and Exchange Commission on September 19, 2005, and $8,000,000 of proceeds from a January 2005 preferred unit offering. To a substantially lesser degree, financing of our operations is provided through grant funding, payments received under license agreements, and interest earned on cash and cash equivalents.

        With the exception of 2002, when we sold certain assets of a subsidiary resulting in a gain for the year, we have incurred substantial net losses each year since inception as a result of research and development and general and administrative expenses in support of our operations. We anticipate incurring substantial net losses in the future.

        Cash, cash equivalents, and cash held in escrow at September 30, 2005 and December 31, 2004 were approximately $16,483,000 and $3,676,000, respectively. The increase in the current period is the result of closing the convertible debenture financing described above, net of amounts spent for payment of notes and accounts payable, increased legal and accounting fees, and increases in other general and administrative expenses.

        Our cash and cash equivalents are limited. We expect to require substantial additional funding. Our future cash requirements will depend on many factors, including the pace and scope of our research and development programs, the costs involved in filing, prosecuting, maintaining and enforcing patents and other costs associated with commercializing our potential products. We intend to seek additional funding primarily through public or private financing transactions, and, to a lesser degree, new licensing or scientific collaborations, grants from governmental or other institutions, and other related transactions. If we are unable to raise additional funds, we will be forced to either scale back our business efforts or curtail our business activities entirely. We anticipate that our available cash and expected income will be sufficient to finance most of our current activities for at least twelve months from the date of the financial statements, although certain of these activities and related personnel may need to be reduced. We cannot assure you that public or private financing or grants will be available on acceptable terms, if at all. Several factors will affect our ability to raise additional funding, including, but not limited to, the volatility of our Common Stock. See "Risk Factors" set forth on page 5 of this prospectus.

PROPERTIES

        Our headquarters are located at 381 Plantation Street, Worcester, MA 01605. Our facilities consist of an approximately 14,000 square foot executive office and laboratory facilities which provide us the capability of producing necessary quantities of materials sufficient to support our research. We have the facility under an eight year sub-lease which expires on April 30, 2010. We also lease approximately 3000 square feet of space at 11100 Santa Monica Boulevard in Los Angeles, CA 90025. We do not own any real estate.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Except as described below, none of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us, other than as noted in this section:

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  Any of our directors or officers,

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  Any person proposed as a nominee for election as a director,

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  Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock,

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  Any of our promoters, and

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  Any relative or spouse of any of the foregoing persons who has the same house as such person.

Transactions with ACT Group

        On July 12, 2002, we issued a promissory note with a face amount of $1,000,000, referred to as the Group Note, to our majority stockholder, ACT Group, as a repayment of advances received from ACT Group. The Group Note was extinguished in full in connection with the execution of the Aronson settlement agreement described above. As a condition to our entering into the Aronson settlement agreement, we entered into an agreement with ACT Group, referred to as the Group Agreement, compensating us for the obligations we incurred under the Aronson settlement agreement, which extinguished in full ACT Group's obligations and indebtedness to Plaintiffs, and resolving certain disputes with respect to amounts due to and from us and ACT Group.

        Pursuant to the Group Agreement, in consideration for our entering into the Aronson settlement agreement, the following was agreed to by ACT Group and us:

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  ACT Group would extinguish our liability to ACT Group relating to the Group Note,

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  We would extinguish an existing intercompany debt owed to us by ACT Group of $782,295, and

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  ACT Group agreed to transfer to us 352,153 shares of our common stock to compensate us for the amount by which the value of the settlement consideration paid to the Plaintiffs by us and the amount of the liabilities of ACT Group extinguished us exceeds the amount of the liabilities from us to Group extinguished under the Group Agreement.

Bridge Loan Transaction

        During the period August through October 2004, we issued promissory notes aggregating $500,000 face value for cash proceeds of $450,000 and the assumption of $50,000 of debt owed by our parent to the following related parties, in addition to other unrelated parties: Anthem Venture Management, LLC in the amount of $100,000 and Gregory A. Bonfiglio in the amount of $50,000. The notes bear interest at 10% per year.

        As additional consideration for the purchase of the notes, on November 26, 2004, we granted warrants to certain related parties who were note holders entitling them to purchase shares of our common stock at an exercise price of $0.05. Warrants were issued to Anthem Venture Management, LLC for 100,000 shares and to Gregory A. Bonfiglio for 50,000 shares that are exercisable on or after February 1, 2006 and expire February 1, 2008.

        During the first quarter of 2005, the $500,000 of notes, plus accrued interest of $23,708, were converted into investment units consisting of 616,124 shares of common stock, plus 308,063 common stock purchase warrants, exercisable at $1.27 per share.

Private Equity Financing

        On November 26, 2004, in connection with the early release from escrow of funds related to our private equity financing, we granted to Andwell, LLC, a company affiliated with our Chief Executive Officer, William M. Caldwell, IV, warrants to purchase 250,000 shares of our common stock at an exercise price of $0.05 per share. The warrants are exercisable for twenty four months from the date of issuance.

        On September 15, 2005, in connection with the Securities Purchase Agreement described under "Recent Developments" above, Anthem/CIC Venture Partners, L.P. purchased convertible debentures with a principal amount of $1,255,000, convertible into 545,652 shares of common stock. In connection with the purchase of the debentures, we issued Anthem/CIC Venture Partners, L.P. warrants to purchase 272,826 shares of our common stock at an exercise price of $2.53.

        On September 15, 2005, in connection with the Securities Purchase Agreement described under "Recent Developments" above, The Shapiro Family Trust Dated September 29, 1989, purchased convertible debentures with a principal amount of $251,000, convertible into 109,130 shares of common stock. In connection with the purchase of the debentures, we issued The Shapiro Family Trust Dated September 29, 1989, warrants to purchase 54,565 shares of our common stock at an exercise price of $2.53.

Consulting Services

        On September 1, 2004, we entered into a consulting agreement with Redberry Investments LLC, an entity owned by Gregory A. Bonfiglio, who is also a partner of Anthem Venture Partners, L.P. This consulting agreement was separate and independent from any involvement that Anthem Venture Partners, L.P. might have with our private equity financing. Pursuant to the consulting agreement, we agreed to grant Redberry Investments LLC a warrant to purchase 1,488,000 shares of our common stock at the exercise price of $0.25, which vest on February 1, 2006, in consideration of consulting services provided by Redberry Investments LLC to us. The agreement terminated upon the private equity financing and our merger on January 31, 2005.

        On December 13, 2004, we granted Andwell, LLC, an entity affiliated with our Chief Executive Officer, William M. Caldwell, IV, warrants to purchase 236,000 shares of our common stock at $0.25 per share in consideration of consulting services provided by Andwell, LLC to us. The warrants are exercisable for twenty-four months from the date of issuance.

        On December 13, 2004, we granted Rocket Ventures, LLC an entity affiliated with our General Counsel, Jonathan Atzen, warrants to purchase 75,000 shares of our common stock at $0.25 per share in consideration of consulting services provided by Rocket Ventures, LLC. The warrants are exercisable for twenty-four months from the date of issuance.

        On November 30, 2004, we granted Gunnar Engstrom, our former Chief Financial Officer, warrants to purchase 100,000 shares of our common stock at $0.25 per share in consideration of termination of his employment agreement. The warrants are exercisable during the period of April 1, 2005, through April 1, 2010.

        On January 15, 2005, we entered into a consulting agreement with Dr. Karen Chapman, the spouse of Dr. Michael West, our President and Chief Scientific Officer, pursuant to which Dr. Chapman is providing scientific consulting services. Dr. Chapman is to receive an annual payment of $7,500. In addition, Dr. Chapman received 110,000 options to purchase our common stock under the Company's 2005 Stock Incentive Plan.

        On September 14, 2005, in connection with consulting services provided to us, we issued a warrant to purchase 33,000 shares of common stock at an exercise price of $2.53 per share to William Woodward, a partner of Anthem Venture Partners, L.P.

Executive Loan Agreement

        On July 31, 2002, we entered into a loan agreement with Robert Lanza, our Vice President of Medical and Scientific Development, for $140,000. Payments were made during the period of January 23, 2003 through January 7, 2005, and the loan was extinguished upon the merger on January 31, 2005.

Related Party Transactions Prior to Merger and Complete Change of Business

        In our 10-KSB for the year ended December 31, 2003, we reported that an officer/shareholder of ours had made advances to us and had directly paid expenses on behalf of us in the amount of $6,173, as of December 31, 2003. Because these advances related to our business prior to the merger and complete change of business on January 31, 2005, we do not believe that they are relevant or material to our current business.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

        Our common stock is quoted on the OTC Bulletin Board under the symbol "ACTC." For the periods indicated, the following table sets forth the high and low bid prices per share of our common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions. We have provided price information for the fiscal year 2005 only, in so far as we believe that the trading of our common stock prior to the merger is not material due to the fact that we effected a complete change of business operations following the merger.

Fiscal Year 2005	High Bid	Low Bid
First Quarter	$7.00	$1.90
Second Quarter	$4.50	$2.65
Third Quarter	$2.90	$2.00

        Trades of our common stock are subject to Rule 15g-9 of the Securities and Exchange Commission, known as the Penny Stock Rule. This rule imposes requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale. The Securities and Exchange Commission also has rules that regulate broker/dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system. The Penny Stock Rules requires a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. These disclosure requirements have the effect of reducing the level of trading activity in the secondary market for our common stock. As a result of these rules, investors may find it difficult to sell their shares.

Holders

        As of September 30, 2005, there were approximately 167 record owners of our common stock.

Dividends

        We have never paid cash dividends and have no plans to do so in the foreseeable future. Our future dividend policy will be determined by our board of directors and will depend upon a number of factors, including our financial condition and performance, our cash needs and expansion plans, income tax consequences, and the restrictions that applicable laws, our current preferred stock instruments, and our future credit arrangements may then impose.

        Currently under Delaware law, unless further restricted in its certificate of incorporation, a corporation may declare and pay dividends out of surplus, or if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets).

EXECUTIVE COMPENSATION

Explanatory Note

        As described above, we acquired all of the outstanding capital stock of Advanced Cell Technology, Inc. as the result of a merger between us and a subsidiary of ours on January 31, 2005. Prior to the merger, we had minimal operations in an industry completely unrelated to the industry in which ACT operates, and we had only one executive officer.

        In connection with the merger, the directors and executive officers of ACT became our directors and executive officers, and David Merrell resigned as the sole director and executive officer. Furthermore, as a result of the merger, the stockholders of ACT acquired a substantial majority of our outstanding common stock. As a result, we believe that disclosure regarding the compensation of the executive officers of ACT is more relevant and meaningful to our stockholders than disclosure of the pre-merger compensation of the pre-merger directors and officers of ours.

        The following table summarizes the annual compensation paid to our named executive officers for the three years ended December 31, 2004, 2003 and 2002:

Summary Compensation Table

Long-Term Compensation Awards
Annual Compensation
Number of Securities Underlying Options
Name and Principal Position	Fiscal Year	Salary		Bonus		Other Annual Compensation				All Other Compensation
Michael D. West, Ph.D., President, Chairman of the Board, and Chief Scientific Officer	2004 2003 2002	$ $ $	189,770 177,880 185,000	$ $ $	0 0 0	$ $ $	0 0 0		1,500,000 0 0	$ $ $	0 0 0
Robert P. Lanza, M.D., Vice President of Medical and Scientific Development	2004 2003 2002	$ $ $	224,115 183,850 144,045	$ $ $	0 0 0	$ $ $	5,000 87,333 0	(2) (2)	750,000 0 0	$ $ $	0 0 30,000	(3)
Gunnar Engstrom, former Chief Financial Officer(1)	2004 2003 2002	$ $ $	233,540 230,770 335,577	$ $ $	0 0 0	$ $ $	0 0 0		100,000 0 0	$ $ $	0 0 0

(1)
Mr. Engstrom served as our Chief Financial Officer until November 30, 2004.

(2)
Represents payments made to Dr. Lanza pursuant to a $100,000 loan entered into on July 31, 2002, which was extinguished prior to the merger.

(3)
Represents a one-time signing bonus of $30,000 received by Dr. Lanza upon entering into his employment agreement with ACT.

        The following table sets forth information concerning grants of stock options by ACT under the ACT Plans to our named executive officers during the fiscal year ended December 31, 2004.

Option Grants In Last Fiscal Year

Individual Grants

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
		Percent of Total Options Granted to Employees in Fiscal Year
	Number of Securities Underlying Options Granted
Name			Exercise Price Per Share	Expiration Date
					5%	10%
Michael D. West, Ph.D.	1,500,000(2)	38.4%	$0.05	August 12, 2014	$47,167	$119,531
Robert P. Lanza	750,000(3)	19.2%	$0.05	August 12, 2014	$23,584	$59,765
Gunnar Engstrom	100,000(4)	2.6%	$0.25	April 1, 2010	$1,700	$3,858

(1)
Amounts reported in these columns represent amounts that may be realized upon exercise of the stock options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) on our common stock over the term of the stock options, net of exercise price. These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect our estimate of future stock price growth. Actual gains, if any, on stock option exercises will depend on the future performance of our common stock and the date on which the options are exercised.

(2)
Dr. West's options vest as follows: 575,000 options vested immediately and the remainder vested 1/36th per month during Dr. West's continued employment. All unvested options became vested upon the merger.

(3)
Dr. Lanza's options vest as follows: 280,000 options vested immediately and the remainder vested 1/36th per month during Dr. Lanza's continued employment. All unvested options became immediately vested upon the merger.

(4)
Mr. Engstrom's warrants vested in full on April 1, 2005.

Aggregated Option/SAR Exercises In Last Fiscal Year and Fiscal Year End Option/SAR Values

			Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-The-Money Options at Fiscal Year-End($)(1)
Name	Shares Acquired on Exercise(#)	Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Michael D. West, Ph.D.	N/A	N/A	703,472	796,528	$502,777	$637,222
Robert P. Lanza	N/A	N/A	345,280	404,720	$276,224	$323,776
Gunnar Engstrom	N/A	N/A	0	100,000	$0	$80,000

(1)
Because our common stock, as currently constituted as a result of the merger, was not publicly traded prior to the merger, the value is based on the most recent determination of the fair market value of our common stock by the our Board of Directors prior to December 31, 2004, and the applicable option exercise price, multiplied by the number of shares subject to the option.

        Compensation of Directors.    During 2004, one non-employee director, Robert Peabody, received 240,000 stock options under our 2004 Stock Option Plan II. On October 7, 2005, we granted Dr. Alan C. Shapiro 50,000 shares of common stock for service on our Board of Directors. Effective August 1, 2005, we have adopted a compensation policy pursuant to which members of our Board will be compensated $1000 per day for attendance at Board meetings and $250 per day for attendance at committee meetings.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

        Employment Agreement with Michael D. West, Ph.D.    On December 31, 2004, we entered into an employment agreement with our President and Chief Scientific Officer, Dr. West. The agreement provides for annual compensation in the amount of $200,000 increasing to $250,000 upon the completion of an equity financing that results in increased financing to us of at least $10 million, and an annual bonus of $50,000 until Dr. West's salary reaches $250,000, after which any bonus shall be paid at the discretion of the Board of Directors. Pursuant to his agreement, Dr. West received 3,180,223 stock options under the 2005 Stock Plan, which vest in equal monthly installments over 48 months. In the event of a change of control of us, 50% of any unvested options held by Dr. West will become vested. The agreement provides for severance in the event of termination without cause in the amount of twelve months' base salary and accelerated vesting of 50% of any unvested options. In the event of termination without cause following a change of control, Dr. West is entitled to receive a lump sum severance equal to twelve months' base salary and accelerated vesting of 100% of any unvested options.

        Dr. West's agreement contains non-solicitation, confidentiality and non-competition covenants, and a requirement that Dr. West assign all invention and intellectual property rights to us. The agreement may be terminated by either party with or without cause with thirty days' written notice.

        Employment Agreement with William M. Caldwell, IV.    On December 31, 2004, we entered into an employment agreement with William M. Caldwell, IV, our Chief Executive Officer. The agreement provides for annual compensation in the amount of $200,000, increasing to $250,000 upon the completion of an equity financing that results in increased financing to us of at least $10 million, and an annual bonus of $50,000 until Mr. Caldwell's salary reaches $250,000, after which any bonus shall paid be at the discretion of the Board of Directors. We have also agreed to reimburse Mr. Caldwell for certain commuting expenses through June 2005 and relocation expenses after June 2005. Pursuant to his agreement, Mr. Caldwell received 1,903,112 options under the 2005 Stock Plan, 25% of which vested upon grant with the remainder vesting in equal monthly installments over 30 months. In the event of a change of control of us, 50% of any unvested options held by Mr. Caldwell will become vested. The agreement provides for severance in the amount of six months' salary in the event Mr. Caldwell's employment is terminated without cause and accelerated vesting of 50% of any unvested options. In the event Mr. Caldwell's employment is terminated without cause following a change of control, he is entitled to a lump sum severance payment equal to six months' base salary and accelerated vesting of 100% of any unvested stock options.

        Mr. Caldwell's agreement contains non-solicitation, confidentiality and non-competition covenants, and a requirement that Mr. Caldwell assign all invention and intellectual property rights to us. The agreement may be terminated by either party with or without cause with thirty days' written notice.

        Employment Agreement with Robert P. Lanza, M.D.    On February 1, 2005, we entered into an employment agreement with Robert P. Lanza, M.D., our Vice President of Medical and Scientific Development. The agreement provides for annual compensation in the amount of $215,000, plus a performance-based bonus of $35,000 for fiscal year 2005 upon the achievement of certain milestones established by the Chief Scientific Officer. Dr. Lanza received 500,000 stock options under the 2005 Stock Plan, which vest in equal monthly installments over 48 months. In addition, on September 16, 2005, Dr. Lanza was awarded 250,000 options that were immediately vested. In the event Dr. Lanza's employment is terminated following a change of control, 100% of any unvested options will become vested. In the event Dr. Lanza continues in the employment of a successor company following a change of control, the vesting of Dr. Lanza's unvested options will be accelerated by one year. Dr. Lanza's agreement provides for severance in the amount of twelve months' salary following termination of employment (1) as a result of disability, (2) without cause, (3) by Dr. Lanza following a material change in duties or a material breach by us, or (4) as a result of a change of control.

        Dr. Lanza's agreement contains non-solicitation, confidentiality and non-competition covenants, and a requirement that Dr. Lanza assign all invention and intellectual property rights to us. The term of the agreement expires February 1, 2009, which may be renewed by the parties in writing.

        Employment Agreement with Robert W. Peabody.    On February 1, 2005, we entered into an employment agreement with Robert W. Peabody, our Vice President of Grant Administration. The agreement provides for annual compensation in the amount of $150,000, increasing to $195,000 upon the earlier of the completion of an equity financing that results in increased financing to us of at least $10 million or the receipt of $5 million in grants awards. The agreement provides for an annual bonus as determined by our Chief Executive Officer and our Board of Directors; provided, however, that Mr. Peabody is entitled to an annualized prorated portion of $45,000 in the event we secure $10 million in increased financing or $5 million in grants. Pursuant to his agreement, Mr. Peabody received 400,000 options under the 2005 Stock Plan, which vest in equal monthly installments over 48 months. In the event of a change of control of us, 50% of any unvested options will become vested. The agreement provides for severance in the amount of six months' salary in the event Mr. Peabody's employment is terminated without cause and accelerated vesting of 50% of any unvested options. In the event Mr. Peabody's employment is terminated without cause following a change of control, he is entitled to a lump sum severance payment equal to six months' base salary and accelerated vesting of 100% of any unvested stock options.

        Mr. Peabody's agreement contains non-solicitation, confidentiality and non-competition covenants, and a requirement that Mr. Peabody assign all invention and intellectual property rights to us. The agreement may be terminated by either party with or without cause with thirty days' written notice.

        Employment Agreement with James G. Stewart.    On March 13, 2004, we entered into an employment agreement with James G. Stewart, our Senior Vice President and Chief Financial Officer. The agreement provides for annual compensation of $185,000, increasing to $235,000 upon the completion of an equity financing that results in increased financing to us of at least $10 million. The agreement provides for an annual bonus as determined by our Chief Executive Officer and our Board of Directors. We have also agreed to reimburse Mr. Stewart for reasonable travel and other business expenses and to pay for reasonable moving expenses in the event we relocate outside of Southern California. Mr. Stewart was awarded 400,000 stock options under the 2005 Stock Plan, 5% of which vested upon grant with the remainder vesting in equal monthly installments over 48 months. Mr. Stewart's employment agreement was amended on September 16, 2005, to increase his annual salary to $245,000 and to award an additional 250,000 options, which vest in equal monthly installments over 48 months. In the event of a change of control of us, 50% of any unvested options held by Mr. Stewart will become vested. In the event Mr. Stewart's employment is terminated without cause, he is entitled to a lump sum severance payment equal to six months' base salary and accelerated vesting of 50% of any unvested stock options. In the event Mr. Stewart is terminated without cause following a change of control, he is entitled to a lump sum severance payment equal to six months' base salary and accelerated vesting of 100% of any unvested stock options.

        Mr. Stewart's agreement contains non-solicitation, confidentiality and non-competition covenants, and a requirement that Mr. Stewart assign all invention and intellectual property rights to us. The agreement may be terminated by either party with or without cause with thirty days' written notice.

        Employment Agreement with Jonathan F. Atzen.    On April 1, 2005, we entered into an employment agreement with Jonathan F. Atzen, our Senior Vice President and General Counsel. The agreement provides for annual compensation of $195,000, increasing to $245,000 upon the completion of an equity financing that results in increased financing to us of at least $10 million. The agreement provides for an annual bonus as determined by our Chief Executive Officer and our Board of Directors. Mr. Atzen received a one-time advance of an annual bonus in the amount of $40,000. Mr. Atzen was awarded 400,000 stock options under the 2005 Stock Plan, 10% of which vested upon grant with the remainder vesting in equal monthly installments over 48 months. In the event of a change of control of us, 50% of any unvested options held by Mr. Atzen will become vested. In the event Mr. Atzen's employment is terminated without cause by us or for good reason by Mr. Atzen, he is entitled to a lump sum severance payment equal to six months' base salary, accelerated vesting of 50% of his unvested stock options, and reimbursed cost of medical coverage for a period of six months. In the event Mr. Atzen is terminated without cause following a change of control, he is entitled to a lump sum severance payment equal to six months' base salary and accelerated vesting of 50% of any unvested stock options.

        Mr. Atzen's agreement contains non-solicitation, confidentiality and non-competition covenants, and a requirement that Mr. Atzen assign all invention and intellectual property rights to us. The agreement may be terminated by either party with or without cause with thirty days' written notice.

FINANCIAL STATEMENTS

        See the Financial Statements beginning on page F-1 of this prospectus.

CHANGES IN CERTIFYING ACCOUNTANTS

        Pritchett, Siler & Hardy, P.C., referred to as Pritchett, served as our independent auditors for the fiscal years ended December 31, 2004 and 2003. Stonefield Josephson, Inc., referred to as Stonefield, served as independent auditors for ACT, the pre-merger operating company, for the fiscal years ended December 31, 2004 and 2003. Upon consummation of the merger, the financial statements of ACT became our financial statements. Accordingly, we elected to change independent accountants and to retain ACT's historical independent accountants, Stonefield Josephson, Inc.

  •
  On May 4, 2005, we dismissed Pritchett as our independent registered public accounting firm. Pritchett had served as our independent registered public accounting firm since our inception.

  •
  The reports of Pritchett on our financial statements for each of the last two completed fiscal years contained no adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

  •
  The decision to dismiss Pritchett was based on the explanation set forth above and was approved by our full Board of Directors.

  •
  During the two most recent fiscal years and the subsequent interim period through the date of the dismissal, we had no disagreement with Pritchett on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Pritchett, would have caused them to make reference to such disagreement in connection with their reports for such periods.

  •
  During the two most recent fiscal years and the subsequent interim period through the date of the dismissal, there have been no reportable events (as defined in Regulation S-B, Item 304).

  •
  We provided Pritchett with a copy of the above disclosures and requested that they furnish us with a letter addressed to the Securities and Exchange Commission stating whether they agree with the above statements and, if not, stating the respects in which they do not agree. A copy of the letter from Pritchett is attached to our Current Report on 8-K dated May 4, 2005.

ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form SB-2 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, please refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement and these statements are qualified in their entirety by reference to the contract or document.

        The registration statement, including all exhibits, may be inspected without charge at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and at the SEC's regional offices located at the Woolworth Building, 233 Broadway, New York, New York 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials may also be obtained from the SEC's Public Reference at 100 F Street, N.E., Room 1580, Washington D.C. 20549, upon the payment of prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering, Analysis and Retrieval system, known as EDGAR, and is publicly available through the SEC's Website located at http://www.sec.gov.

ADVANCED CELL TECHNOLOGY, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	September 30, 2005	December 31, 2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$16,483,058	$—
Cash held in escrow for stock subscriptions	—	3,676,000
Accounts receivable, net of allowance for doubtful accounts of $636,399 and $128,684	71,848	104,150
Prepaid expenses	147,914	31,300
Deferred royalty fees, current portion	131,013	119,763

Total current assets	16,833,833	3,931,213
Property and equipment, net	343,060	98,455
Due from stockholder	—	394,015
Deferred royalty fees, less current portion	628,752	718,573
Deposits	82,954	17,954
Debt issuance costs	2,484,351	12,000

Total assets	$20,372,950	$5,172,210

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$2,489,457	$3,867,282
Deferred revenue, current portion	332,508	332,508
Interest payable—stockholder	—	296,877
Advances payable—other	130,000	130,000
Convertible debentures current portion, net of discounts of $6,436,787	988,629	—
Warrant liability under convertible notes payable	5,892,665	—
Beneficial conversion liability under convertible notes payable current portion	3,101,671	—
Note payable—stockholder	—	1,000,000
Notes payable—other, net of discounts of $21,818	748,816	967,014

Total current liabilities	13,683,746	6,593,681
Convertible debentures less current portion and net of discounts of $12,873,575	1,977,259	—
Beneficial conversion liability under convertible notes payable less current portion	6,203,343	—
Deferred revenue, net of current portion	1,745,670	1,995,049
Preferred units subscribed	—	4,175,999

Total liabilities	23,610,018	12,764,729

Stockholders' deficit:
Common stock, $0.001 par value; 100,000,000 shares authorized, 23,068,059 and 8,325,883 shares issued and outstanding, respectively	23,068	8,326
Additional paid-in capital	16,473,202	6,158,954
Deferred compensation	(21,585)	—
Accumulated deficit	(19,711,753)	(13,759,799)

Total stockholders' deficit	(3,237,068)	(7,592,519)

Total liabilities and stockholders' deficit	$20,372,950	$5,172,210

The accompanying notes are an integral part of these consolidated financial statements.

ADVANCED CELL TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenue:
License fees and royalties	$83,127	$250,972	$311,880	$690,705
Cost of revenue	41,189	14,868	145,131	185,166

Gross profit	41,938	236,104	166,749	505,539

Operating expenses:
Research and development	734,065	152,725	1,667,684	689,628
Grant reimbursements	(171,980)	(89,438)	(597,198)	(229,609)
General and administrative	2,330,767	497,954	5,572,267	1,583,605

Total operating expenses	2,892,852	561,241	6,642,753	2,043,624

Loss from operations	(2,850,914)	(325,137)	(6,476,004)	(1,538,085)

Other income (expense):
Interest income	6,083	—	32,042	—
Gain on settlement of debt	966,301	—	1,052,814	—
Interest expense and late fees	(432,077)	(26,397)	(500,806)	(62,627)
Interest expense—stockholder	—	(30,000)	(60,000)	(90,000)

Total other income (expense)	540,307	(56,397)	524,050	(152,627)

Net loss	$(2,310,607)	$(381,534)	$(5,951,954)	$(1,690,712)

Net loss per share, basic and diluted	$(0.10)	$(0.05)	$(0.26)	$(0.20)

Weighted average shares outstanding, basic and diluted	23,191,111	8,325,883	23,209,742	8,325,883

The accompanying notes are an integral part of these consolidated financial statements.

ADVANCED CELL TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended September 30,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,951,954)	$(1,690,712)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	73,221	106,093
Bad debt	32,715	—
Amortization of deferred charges	89,821	149,541
Amortization of debt discount	413,952	—
Amortization of deferred revenue	(249,379)	(317,858)
Gain on settlement of accounts payable	(1,052,814)	—
Shares issued for services	15,000	—
Amortization of deferred compensation	316,117	—
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(413)	323,547
Prepaid expenses	(116,614)	23,641
Other current assets	—	5,000
Deferred charges	(11,250)	(108,000)
Deposits	(65,000)	—
Increase (decrease) in:
Accounts payable and accrued expenses	568,013	1,094,702
Interest payable	101,394	104,210
Deferred revenue	—	250,000
Advances to Stockholder	(327,235)	(141,861)

Net cash used in operating activities	(6,164,426)	(201,697)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of equipment	—	(6,377)
Cash acquired in acquisition	10,000	—
Purchases of property and equipment	(317,826)	—

Net cash used in investing activities	(307,826)	(6,377)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from preferred unit subscriptions, net of cost	3,735,201	—
Proceeds from convertible debentures	16,223,713	—
Offering costs	(95,671)	—
Payments on notes and leases	(250,000)	(23,752)
Settlement payment	(332,524)	—
Cash overdraft	(1,409)	—
Proceeds from issuance of notes and loans	—	230,000

Net cash provided by financing activities	19,279,310	206,248

Net increase (decrease) in cash	12,807,058	(1,826)
Cash and cash equivalents, beginning of period	$3,676,000	$3,782

Cash and cash equivalents, end of period	$16,483,058	$1,956

Cash paid for:
Interest	$—	$1,247
Income taxes	$—	$—
Supplemental schedule of non-cash financing activities:
During the nine months ended September 30, 2005:
105,177 Preferred Units, valued at $89,400, were issued in partial settlement of accounts payable.
616,124 shares of common stock, and 306,062 common stock purchase warrants were issued upon conversion of $500,000 of notes payable and $23,708 of accrued interest.
469,247 shares of common stock, and 234,629 common stock purchase warrants, valued at an aggregate of $398,860, were issued in consideration of services related to the Preferred Unit Offering.
A note for $150,000 was issued as a part of a settlement of a note payable of $339,000 and related accrued interest of $53,675.
9,411,778 shares of preferred stock converted to 9,411,778 shares of common stock in the Merger.
Approximately 350,000 shares of common stock were retired, and net intercompany amounts of approximately $600,000 due to ACT Group, Inc were extinguished, in final settlement of litigation between ACT Group, Inc were extinguished, in final settlement of litigation between ACT Group, Inc. and third parties.
Approximately 195,000 shares of common stock were issued in settlement of accounts payable of approximately $1,428,000.
Approximately 260,000 warrants to purchase shares of common stock were issued to consultants as partial compensation for consulting services.
In connection with the issuance of convertible debentures, $5,747,297 was allocated to the fair value of warrants issued, and $9,305,014 was allocated to the beneficial conversion feature embedded in the debentures.
In connection with issuance of notes payable related to the ACT Group settlement, $21,818 was allocated to the beneficial conversion feature embedded in the notes.

The accompanying notes are an integral part of these consolidated financial statements.

ADVANCED CELL TECHNOLOGY, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2005
(UNAUDITED)

	Preferred Stock		Common Stock
					Additional Paid-In Capital	Deferred Compensation	Accumulated Deficit	Total Stockholders' Deficit
	Shares	Amount	Shares	Amount
Balance, December 31, 2004	—	$—	8,325,883	$8,326	$6,158,954	$—	$(13,759,799)	$(7,592,519)
Sale of preferred units for cash	9,306,601	9,306	—	—	7,901,294	—	—	7,910,600
Issuance of preferred units for services provided	105,177	105	—	—	89,295	—	—	89,400
Issuance of shares for debt conversion	—	—	616,124	616	523,092	—	—	523,708
Issuance of shares for services	—	—	17,647	18	14,982	—	—	15,000
Issuance of units for offering services	—	—	469,247	469	398,391	—	—	398,860
Conversion of preferred	(9,411,778)	(9,411)	9,411,778	9,411	—	—	—	—
Cost of offering	—	—	—	—	(486,530)	—	—	(486,530)
Shares retained by public shareholders	—	—	4,374,007	4,374	5,626	—	—	10,000
Fair value of consultant options	—	—	—	—	72,354	(21,585)	—	50,769
Shares cancelled	—	—	(1,474)	(1)	—	—	—	(1)
Options Exercised	—	—	12,000	12	588	—	—	600
Stock-based compensation	—	—	—	—	62,988	—	—	62,988
Shares retired as part of settlement	—	—	(352,153)	(352)	(802,557)	—	—	(802,909)
Shares issued in settlement of accounts payable	—	—	195,000	195	461,230	—	—	461,425
Settlement benefit allocated to Beneficial Conversion Feature	—	—	—	—	21,817	—	—	21,817
Warrant issued to broker-dealer in connection with convertible debentures	—	—	—	—	1,379,351	—	—	1,379,351
Warrants issued in connection with ACT Group matters	—	—	—	—	469,966	—	—	469,966
Warrants issued for consulting services	—	—	—	—	105,907	—	—	105,907
Stock-based compensation	—	—	—	—	96,454	—	—	96,454
Net loss nine months September 30, 2005	—	—	—	—	—	—	(5,951,954)	(5,951,954)

Balance, September 30, 2005	—	$—	23,068,059	$23,068	$16,473,202	$(21,585)	$(19,711,753)	$(3,237,068)

The accompanying notes are an integral part of these consolidated financial statements.

ADVANCED CELL TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2005

(UNAUDITED)

1.    ORGANIZATIONAL MATTERS

  Organization

        On January 31, 2005, Advanced Cell Technology, Inc. (formerly known as A.C.T. Holdings, Inc.) (the "Company") completed the Merger with Advanced Cell, Inc. (formerly known as Advanced Cell Technology, Inc.), a Delaware corporation ("ACT"), pursuant to which a wholly-owned subsidiary of the Company merged with and into ACT, with ACT remaining as the surviving corporation and a wholly-owned subsidiary of the Company. Upon the completion of the Merger, the Company ceased all of its pre-Merger operations and adopted the business of ACT.

        Prior to the Merger, the Company had minimal business, operations, revenues and assets, and had been involved in an industry entirely unrelated to the business of ACT. Therefore, the acquisition of ACT by the Company represented a complete change in the nature of the Company's business and operations, and changed the nature of any prior investment in the Company.

        The transaction has been accounted for as a recapitalization of ACT, the accounting acquirer. The historical financial statements presented for periods prior to the merger are those of ACT. The consolidated accounts of the Company have been included from January 31, 2005. All comparisons of financial results for periods prior to the Merger are to the financial results of ACT.

        As described in Note 11, on November 18, 2005 the Company completed reincorporation and roll-up mergers resulting in the merger of the Company and its operating subsidiary into a new Delaware corporation.

  Nature of Business

        The Company is a biotechnology company focused on developing and commercializing human stem cell technology in the emerging fields of regenerative medicine and stem cell therapy. Principal activities to date have included obtaining financing, securing operating facilities and conducting research and development. The Company has no therapeutic products currently available for sale and does not expect to have any therapeutic products commercially available for sale for a period of years, if at all. These factors indicate that the Company's ability to continue its research and development activities is dependent upon the ability of management to obtain additional financing as required.

        Basis of Presentation—The accompanying unaudited financial statements as of September 30, 2005 and for the three and nine month periods ended September 30, 2005 and 2004 have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"), including Form 10-QSB and Regulation S-B. The information furnished herein reflects all adjustments (consisting of normal recurring accruals and adjustments), which are, in the opinion of management, necessary to fairly present the operating results for the respective periods. Certain information and footnote disclosures normally present in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations. The Company believes that the disclosures provided are adequate to make the information presented not misleading. These financial statements should be read in conjunction with the audited financial statements and explanatory notes for the year ended December 31, 2004 as disclosed in the Company's annual report on Form 10-KSB for that year as filed with the SEC and in conjunction with ACT's audited financial statements and explanatory notes for the year ended December 31, 2004 as disclosed in the Company's current report on Form 8-K/A as filed with the SEC on April 18, 2005. Interim results of operations are not necessarily indicative of the results to be expected for the year ending December 31, 2005.

2.    SIGNIFICANT ACCOUNTING POLICIES

        Use of Estimates—These financial statements have been prepared in accordance with accounting principles generally accepted in the United States and, accordingly, require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Specifically, our management has estimated the expected economic life and value of our licensed technology, our net operating loss for tax purposes and our stock, option and warrant expenses related to compensation to employees and directors, consultants and investment banks and accounting related to convertible debentures. Actual results could differ from those estimates.

        Stock-Based Compensation—SFAS No. 123, "Accounting for Stock-Based Compensation," establishes and encourages the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the date of the grant or the date at which the performance of the services is completed and is recognized over the periods in which the related services are rendered. The statement also permits companies to elect to continue using the current intrinsic value accounting method specified in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," to account for stock-based compensation to employees. We have elected to use the intrinsic value based method for grants to our employees and directors and have disclosed the pro forma effect of using the fair value based method to account for our stock-based compensation to employees.

        The Company uses the fair value method for equity instruments granted to non-employees and uses the Black Scholes model for measuring the fair value. The stock based fair value compensation is determined as of the date of the grant or the date at which the performance of the services is completed (measurement date) and is recognized over the periods in which the related services are rendered.

  Pro Forma Information

        Employee and Director Common Share Purchase Options—Pro forma information regarding the effects on operations of employee and director common share purchase options as required by SFAS No. 123 and SFAS No. 148 has been determined as if the Company had accounted for those options under the fair value method. Pro forma information is computed using the Black Scholes method at the date of grant of the options. Pro forma information is computed using the Black Scholes method at the date of grant of the options based on the following assumptions ranges for the three month period ended September 30, 2005: (1) risk free interest rate of 4.15%; (2) dividend yield of 0%; (3) expected volatility factor of 65%; and (4) an expected life of the options of 2-4 years. The foregoing option valuation model requires input of highly subjective assumptions.

        Because common share purchase options granted to employees and directors have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value of estimate, the existing model does not in the opinion of our management necessarily provide a reliable single measure of fair value of common share purchase options we have granted to our employees and directors.

        Pro forma information relating to employee and director common share purchase options is as follows:

	For the Three Months Ended September 30, 2005	For The Three Months Ended September 30, 2004	For the Nine Months Ended September 30, 2005	For The Nine Months Ended September 30, 2004
Net loss as reported	$(2,310,607)	$(381,534)	$(5,951,954)	$(1,690,712)
Current period expense calculated under APB 25	—	—	—	—
Stock compensation calculated under SFAS 123	(341,107)	—	(416,046)	—

Pro forma net loss	$(2,651,714)	$(381,534)	$(6,368,000)	$(1,690,712)

Basic and diluted historical loss per share	$(0.10)	$(0.05)	$(0.26)	$(0.20)

Pro forma basic and diluted loss per share	$(0.11)	$(0.05)	$(0.27)	$(0.20)

        Effective January 1, 2006, the Company will adopt the accounting proscribed in SFAS 123R for employee and director common share purchase options.

        Net Loss Per Share—We use SFAS No. 128, "Earnings Per Share" for calculating the basic and diluted loss per share. We compute basic loss per share by dividing net loss and net loss attributable to common shareholders by the weighted average number of common shares outstanding. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential shares had been issued and if the additional shares were dilutive. Common equivalent shares are excluded from the computation of net loss per share if their effect is anti-dilutive.

        For the three and nine months ended September 30, 2005, 40,414,204 potential shares were excluded from the shares used to calculate diluted earnings per share as their inclusion would reduce net loss per share. There were no potentially dilutive shares at September 30, 2004.

3.    CONVERTIBLE DEBENTURES

        On September 15, 2005, we entered into a Securities Purchase Agreement with accredited investors for the issuance of an aggregate of $22,276,250 principal amount of convertible debentures with an original issue discount of 20.3187%. In connection with the closing of the sale of the debentures, we received gross proceeds of $17,750,000. Upon satisfaction of certain conditions set forth in the Securities Purchase Agreement, including listing of the Company on AMEX or NASDAQ Capital Markets, stock trading price in excess of conversion price, and achievement of minimum trading volumes, the Company can require the investors to purchase additional debentures for a purchase price of $8,875,000 with an aggregate principal amount of $11,138,125 at a second closing. The additional investment rights in those debentures are exercisable under certain circumstances for (1) a period of six months following the effective date of the registration statement to be filed pursuant to the Registration Rights Agreement, or (2) a period of 12 months from the date of issuance of the additional investment rights, whichever is shorter. The debentures to be purchased upon the exercise of the additional investment rights will have the same terms as the debentures sold at the initial closing. The convertible debentures are convertible at the option of the holders into 9,685,326 shares of Common Stock at a fixed conversion price of $2.30 per share, subject to anti-dilution and other customary adjustments. In connection with the Securities Purchase Agreement, we also issued warrants to purchase an aggregate of 4,842,663 shares of our Common Stock. The term of the warrants is five years and the exercise price is $2.53 per share, subject to anti-dilution and other customary adjustments. The investors have contractually agreed to restrict their ability to convert the convertible debentures, exercise the warrants and exercise the additional investment right and receive shares of our Common Stock such that the number of shares of our Common Stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of our then issued and outstanding shares of our Common Stock.

        The agreements entered into provide that the Company will pay certain cash amounts as liquidated damages in the event that the Company is unable to obtain on a timely basis an effective registration statement or fails to timely execute stock trading activity. As described more fully in Note 11, in October 2005, the Company filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 to register shares pursuant to this transaction, which has been declared effective and there is therefore no risk related to this provision in the agreements. In addition, the agreements provide that the Company shall meet other milestones, including settlement of the litigation, and liquidation of ACT Group, as described in Note 9, formation of a majority independent Board of Directors by November 18, 2005, and merger of the Company and ACT.

        Under the terms of the agreements, principal amounts owed under the debentures become due and payable commencing six months following closing of the transaction. At that time, and each month thereafter, the Company is required to either repay 1/30 of the outstanding balance owed in cash, or convert the amount due into common stock at a fixed conversion price of $2.30 per share, subject to anti-dilution and other customary adjustments. The agreements also provide that the Company may force conversion of outstanding amounts owed into common stock, if the Company has met certain conditions and milestones identified above, and has a stock price for 20 consecutive trading days that exceeds 200% of the conversion price of $2.30 per share.

        Of the total proceeds from the issuance of the debentures, $5,747,297 was allocated to the warrants associated with the debentures based upon the fair value of the Warrants, and $9,305,014 was allocated to the beneficial conversion feature associated with the debentures. The assumptions used in the Black Scholes model for determining the fair value of the warrants are as follows: (1) dividend yield of 0%; (2) expected volatility of 64%, (3) risk-free interest rate of 3.99%, and (4) expected life of 5 years. In accordance with EITF 00-19 Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company's Own Stock, the amount allocated to the warrants was recorded as warrant liability under convertible notes payable as the warrants require registration of underlying shares and maintenance of an effective registration statement, which is outside the control of the Company. The amount allocated to the beneficial conversion feature embedded in the debentures, was determined in accordance with provisions of EITF 98-5 Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios and EITF 00-27 Application of Issue No. 98-5 to Certain Convertible Instruments. The agreements require that the Company maintain an effective registration statement during the period that the convertible debentures are outstanding. In accordance with EITF 00-19, FAS 133, FAS 150 and EITF 05-4 the amount allocated to the beneficial conversion feature has been recorded as beneficial conversion feature liability under convertible notes payable at September 30, 2005. Upon conversion of amounts outstanding under the debenture, a pro rata portion of the liability will be transferred to additional paid in capital. Discounts recorded related to both the warrants and beneficial conversion feature will be accreted back to the debentures over three years, which is the life of the debentures, utilizing the effective interest method.

        During the quarter ended September 30, 2005, the Company recorded interest expense of approximately $269,000 related to the amortization of discounts on convertible notes payable for original issue discount, allocation to warrants and allocation to the beneficial conversion feature. In addition, the Company recorded interest expense of approximately $145,000 and increased the warrant liability under convertible notes payable, to record the fair value of the warrants at September 30. The assumptions used in the Black Scholes model for determining the fair value of the warrants at September 30, 2005 are as follows: (1) dividend yield of 0%; (2) expected volatility of 65%, (3) risk-free interest rate of 4.149%, and (4) expected life of 5 years.

        In connection with this financing, we paid cash fees to a broker-dealer of $1,065,000 and issued a warrant to purchase 1,162,239 shares of Common Stock at an exercise price of $2.53 per share. The fair value of the warrant was estimated at $1,379,351 using the Black Scholes pricing model. The assumptions used in the Black Scholes model are as follows: (1) dividend yield of 0%; (2) expected volatility of 64%, (3) risk-free interest rate of 3.99%, and (4) expected life of 5 years. Cash fees paid, and value of the warrant granted, have been capitalized as debt issuance costs and are being amortized over 36 months, the life of the related convertible debentures.

        The following table summarizes Convertible Debentures outstanding at September 30, 2005:

Convertible debentures at face	$22,276,250
Discounts on debentures:
Original issue discount	(4,464,247)
Beneficial conversion feature	(9,177,548)
Allocation to warrants	(5,668,567)

Net convertible debentures	2,965,888

Less current portion	(988,629)

Convertible debentures—long term	$1,977,259

4.    CONVERTIBLE NOTES PAYABLE

        During 2004, we issued promissory notes aggregating $500,000 face value for cash proceeds of $450,000 and the assumption of $50,000 of debt owed by our parent to one of the investors. As a result of the assumption of the $50,000 of debt, we have recorded a financing cost in that amount. The notes bear interest at 10% per year. $350,000 of notes matured on December 31, 2004 and $150,000 matured on September 30, 2005. As outlined in Note 7, the balances outstanding relating to these convertible notes payable were converted to common stock in January 2005.

        As additional consideration for the purchase of the notes, we granted to the note holders warrants entitling them to purchase 700,000 common shares at an exercise price of $0.05. Warrants for 300,000 shares were exercisable immediately upon issuance and expire two years from the date of issue. Warrants for 400,000 shares are exercisable on or after February 1, 2006 and expire February 1, 2008. The fair value of the warrants was estimated at $0, using the Black Scholes option pricing model. The assumptions used in the Black Scholes model are as follows: (1) dividend yield of 0%; (2) expected volatility of 0%, (3) risk-free interest rate of 2.75%, and (4) expected life of 2 years. Pursuant to EITF 98-6 and EITF 00-27, there was no allocation of the proceeds of the notes to the warrants and no beneficial conversion feature, because the conversion rate at the date of issue was unknown and was presumed to be at market value.

        During the first quarter of 2005, the $500,000 of notes, plus accrued interest of $23,708, were converted into investment units consisting of 616,124 shares of common stock, plus 308,063 common stock purchase warrants, exercisable at $1.27 per share and the Company determined that there was no beneficial conversion feature upon the conversion.

5.    OTHER NOTES PAYABLE

        In September 2005, as more fully described in Note 9—ACT Group Settlement, the Company entered into $600,000 of convertible promissory notes payable with certain parties in connection with settlement of various legal proceedings related to ACT Group and the Company. The notes bear interest at 7.5% and are due July 2006. The notes provide for an optional partial payment of $150,000 before July 2006. If the Company makes such optional payment, the balance due under the notes will be extended to January 2007. If the Company fails to make the optional payment, or has not paid the note in full by January 2007, the interest rate on the note increases to 12%. The holders of the notes have the right, but not the obligation, to convert any part, or all of the outstanding principal and accrued interest under the notes into shares of Common Stock at $2.20 per share. The promissory note agreements provide for a reduction in the exercise price in the event there is a dilutive financing event. The convertible promissory notes include a beneficial conversion feature of approximately $0.08 per share, and $21,818 of the note proceeds have been allocated to the feature and recorded as additional paid capital in accordance with EITF 98-5 Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios.

        On July 1, 2003, we issued a promissory note with a face amount of $339,000 to a law firm as a payment of fees due them. The note bears interest at a rate of 10% per year. The note was due on October 1, 2003. During the first quarter of 2005, the note, plus accrued interest of $53,675, was settled through (i) the issuance of 105,177 shares of preferred stock and 52,589 warrants pursuant to the preferred stock offering described in Note 7, valued at $89,400, (ii) a cash payment of $100,000, and (iii) a new note with a face value of $150,000. The new note bears interest at 10%, is due in 3 monthly payments of 50,000 each and matured on May 1, 2005. The balance of the note was paid during the quarter ended June 30, 2005.

        On July 8, 2003, we issued a promissory note with a face amount of $272,108 to a law firm as a payment of fees due them. The note bears interest at a rate of 5% per year. The note is payable in monthly installments of $25,000, including interest. The note matured on October 1, 2003. We made payments through January, 2004. At September 30, 2005 there is a remaining principal balance of $170,249, as well as accrued interest of $10,833 and accrued late fees of $65,000, included in accrued interest. Late fees accrue at the rate of $2,500 per month.

6.    NOTE PAYABLE—STOCKHOLDER

        On July 12, 2002, we issued a promissory note with a face amount of $1,000,000 to our majority stockholder as a repayment of advances received from the stockholder. The note bears interest at a rate of 12% per year. The note matures on December 31, 2005. As discussed more fully in Note 9—ACT Group Settlement, the balance due on this Note Payable, and related accrued interest were forgiven in connection with the ACT Group Settlement.

7.    STOCKHOLDERS' EQUITY TRANSACTIONS

        We are authorized to issue two classes of capital stock, to be designated, respectively, Preferred Stock and Common Stock. The total number of shares of capital stock which we are authorized to issue is 55,000,000. The total number of shares of Preferred Stock we are authorized to issue is 50,000,000, par value $0.001 per share. The total number of shares of Common Stock we are authorized to issue is 100,000,000, par value $0.001 per share. We had no Preferred Stock outstanding as of September 30, 2005. We had 23,068,059 shares of Common Stock outstanding as of September 30, 2005.

        As described more fully in Note 9—ACT Group Settlement, the Company issued warrants to purchase 422,727 shares of common stock at $2.20 per share. The warrant agreement provides for a reduction in the exercise price in the event there is a dilutive financing event. The warrant has been valued at $469,966, using the Black Scholes pricing model with the following assumptions: (1) dividend yield of 0%; (2) expected volatility of 65%, (3) risk-free interest rate of 2.85%, and (4) expected life of 3.5 years.

        In September 2005 the Company issued 83,000 warrants to purchase common stock at $2.20 per share in connection with consulting services provided during the quarter. The warrants have been valued at $105,907, using the Black Scholes pricing model with the following assumptions: (1) dividend yield of 0%; (2) expected volatility of 65%, (3) risk-free interest rate of 4.149%, and (4) expected life of 5 years.

        In September 2005, the Company reached settlement agreements and releases with two previous legal firms that the Company owed amounts to. Pursuant to the settlement agreements, an aggregate of 195,000 shares of common stock were issued as full satisfaction of amounts owed. Shares issued pursuant to this settlement were valued at fair value and the settlement resulted in the Company recording a Gain on Settlement of Debt of approximately $966,000.

        On January 31, 2005, the Company closed the Merger described in Note 1. As a result of the Merger, all of the outstanding shares of the capital stock of ACT were converted, on a pro rata basis, into approximately 18,000,000 shares of the Company's Common Stock. In addition, all outstanding options and warrants to acquire shares of the capital stock of ACT were converted into the right to receive shares of the Company's Common Stock, and the Company has adopted the ACT stock option plans and all options granted thereunder.

        On or about January 27, 2005, the Company issued 616,124 shares of its common stock and granted associated warrants to purchase 308,062 shares of common stock at a per share price of $1.27 to five holders of $500,000 aggregate principal amount of short-term promissory notes, plus interest of $23,708 in exchange for and in retirement of the notes. The fair value of the warrants was estimated at $0, using the Black Scholes option pricing model. The assumptions used in the Black Scholes model are as follows: (1) dividend yield of 0%; (2) expected volatility of 0%, (3) risk-free interest rate of 3.25%, and (4) expected life of 2 years.

        On or about January 15, 2005, the Company issued 17,647 shares of common stock, valued at then current fair market value of $15,000, in consideration of accounting services provided to the Company.

        During the period beginning January 3, 2005 through January 31, 2005, ACT completed a preferred unit offering in which ACT sold 4,705,890 investment units to a group of accredited investors (within the meaning of Rule 501 of Regulation D) for total consideration of $8,000,000. ACT received gross cash proceeds of $7,910,600 and the balance of $89,400 was for payment of non-Merger related legal fees. The completion of the offering resulted in the issuance of 9,411,788 shares of ACT's Series A Preferred Stock and associated warrants to purchase 4,705,890 shares of common stock at a per share price of $1.27. In consideration of services rendered in connection with the preferred unit offering, ACT paid consultants to the preferred unit offering 469,247 investment units, which resulted in the issuance by the Company of 469,247 shares of Common Stock and associated warrants to purchase 234,629 shares of common stock at a per share price of $1.27. All preferred shares issued pursuant to the preferred offering were converted into common stock prior to the Merger.

8.    OPTIONS OUTSTANDING

  Stock Plans

        On January 31, 2005, the Company's Board of Directors approved the establishment of the 2005 Stock Incentive Plan (the "2005 Plan"), subject to approval of our shareholders. The total number of common shares available for grant and issuance under the plan may not exceed 9 million shares, plus an annual increase on the fist day of each of the Company's fiscal years beginning in 2006 equal to 5% of the number of shares of our common stock outstanding on the last day of the immediately preceding fiscal year, subject to adjustment in the event of certain recapitalizations, reorganizations and similar transactions. Common stock purchase options may be exercisable by the payment of cash or by other means as authorized by the Board of Directors or a committee established by the Board of Directors. At September 30, 2005, we had granted 8,757,835 common stock purchase options under the 2005 Plan.

        Pursuant to the 2005 Plan, on September 15, 2005, we granted 500,000 common stock purchase options to employees. The options granted have an exercise price of $2.20 per share and vest over periods not exceeding 4 years. The fair value of the options was estimated at $418,908 for pro forma purposes using the Black Scholes option pricing model. The assumptions used in the Black Scholes model are as follows: (1) dividend yield of 0%; (2) expected volatility of 65%, (3) risk-free interest rate of 4.149%, and (4) expected life of 4 years.

        Pursuant to the 2005 Plan, on August 1, 2005, we granted 225,000 common stock purchase options to our employees. The options granted to employees have an exercise price of $2.48 per share and vest over periods not exceeding 4 years. The fair value of the options was estimated at $293,760 for pro forma purposes using the Black Scholes option pricing model. The assumptions used in the Black Scholes model are as follows: (1) dividend yield of 0%; (2) expected volatility of 65%, (3) risk-free interest rate of 4.149%, and (4) expected life of 4 years.

        Pursuant to the 2005 Plan, on August 1, 2005, we granted 174,500 common stock purchase options to consultants, and 50,000 common stock purchase options to a director. The options have an exercise price of $2.48 per share and vest over periods not exceeding 2 years. The fair value of the options at the date of grant was estimated at $164,806 for consultant options and $47,222 for director options using the Black Scholes option pricing model. The assumptions used in the Black Scholes model are as follows: (1) dividend yield of 0%; (2) expected volatility of 65%, (3) risk-free interest rate of 4.132%, and (4) expected life of 2 years. This initial estimate of fair value for options to consultants will be expensed over the option vesting period and director options are included in pro forma disclosure in Note 2. In addition to this initial estimate of fair value, the Company calculates additional quarterly expense based upon options which vest during the period. During the quarter ended September 30, 2005, vested shares resulted in an additional charge of $77,830. This amount, plus amortization of initial fair value, resulted in a total charge of $95,500 in the quarter ended September 30, 2005, bringing total charges related to these options to $95,500 for the nine months ended September 30, 2005. The assumptions used in the Black Scholes model for this quarterly calculation are as follows:

(1) dividend yield of 0%, (2) expected volatility of 65%, (3) risk free interest rate of 4.132%, and (4) expected life of 2 years.

        Pursuant to the 2005 Plan, on January 31, 2005, we granted 7,273,335 common stock purchase options to our employees. The options granted to employees have an exercise price of $0.85 per share and vest over periods not exceeding 4 years. The fair value of the options was estimated at $385,472 for pro forma purposes using the Black Scholes option pricing model. The assumptions used in the Black Scholes model are as follows: (1) dividend yield of 0%; (2) expected volatility of 0%, (3) risk-free interest rate of 3.25%, and (4) expected life of 2 years.

        Pursuant to the 2005 Plan, on January 31, 2005, we granted 535,000 common stock purchase options to consultants. The options have an exercise price of $0.85 per share and vest over periods not exceeding 4 years. The fair value of the options at the date of grant was estimated at $28,354 using the Black Scholes option pricing model. The assumptions used in the Black Scholes model are as follows: (1) dividend yield of 0%; (2) expected volatility of 0%, (3) risk-free interest rate of 3.25%, and (4) expected life of 2 years. This initial estimate of fair value will be expensed over the option vesting period. In addition to this initial estimate of fair value, the Company calculates additional quarterly expense based upon options which vest during the period. During the quarter ended June 30, 2005, vested shares resulted in an additional charge of $61,580. This amount, plus amortization of initial fair value, resulted in a total charge of $42,840 in the quarter ended September 30, 2005, bringing total charges related to these options to $106,988 for the nine months ended September 30, 2005. The assumptions used in the Black Scholes model for this quarterly calculation are as follows: (1) dividend yield of 0%, (2) expected volatility of 139%, (3) risk free interest rate of 3.625%, and (4) expected life of 2 years.

  Common Share Options and Warrants Issued

        The following table summarizes information on all common share purchase options and warrants of the Company outstanding as of September 30, 2005.

	September 30, 2005
	Number	Weighted Average Exercise Price
Outstanding at beginning of the period	10,034,036	$0.51
Option granted to employees and consultants during the period	8,757,835	1.01
Warrants issued during the period	11,759,210	1.95
Exercise during the period	(12,000)	0.05

Outstanding at end of the period	30,539,081	$1.00

9.    ACT GROUP SETTLEMENT

        On September 14, 2005, we entered into a Settlement Agreement ("Settlement Agreement") with Gary D. Aronson and John S. Gorton ("Plaintiffs") and our majority shareholder, A.C.T. Group, Inc., a Delaware corporation that recently filed a certificate of dissolution in the state of Delaware ("ACT Group"), Advanced Cell, Inc., a Delaware Corporation, Michael D. West, Gunnar L. Engstrom, William M. Caldwell, IV, Anthem Venture Partners and Greg Bonfiglio (referred to collectively with the Company as the "Defendants"). The Settlement Agreement resolves certain disputes relating to the litigation entitled Gary D. Aronson and John Gorton v. A.C.T. Group, Inc., Advanced Cell Technology, Inc., Michael D. West, and Gunnar L. Engstrom pending in Commonwealth of Massachusetts Superior Court, Worcester, C.A. No. 040523B and two companion Contempt Complaints filed by the Plaintiffs against certain of the Defendants, including the Company. The Settlement Agreement extinguished in full ACT Group's obligations and indebtedness to Plaintiffs, and Plaintiffs dismissed pending claims and actions.

        In connection with the Settlement Agreement, the Company made a cash payment of approximately $332,000 to Plaintiffs, entered into a $600,000 Note Payable described in Note 5 above, and granted a warrant to purchase 422,727 shares of the Company's common stock at $2.20 per share described in Note 7 above.

        In connection with the Settlement Agreement, and as a condition to the Company's entering into the Settlement Agreement, the Company entered into an agreement with ACT Group compensating the Company in full for the obligations the Company incurred under the Settlement Agreement which extinguish in full all amounts due to and from the Company and ACT Group. In addition, as part of the settlement, ACT Group returned 352,153 shares of the Company's common stock as satisfaction in full of amounts owed to the Company by ACT Group in connection with the Settlement Agreement. The Settlement Agreement, and related agreement entered into with ACT Group, did not result in any charge to operations for the Company in the period ended September 30, 2005 as costs of the settlement incurred by the Company were fully compensated by ACT Group.

10.    LEGAL PROCEEDINGS

  Geron-Related Proceedings

        Campbell et al. v. Stice et al., Patent Interference Nos. 104,746 and 105,192. These two interference proceedings were initiated January 30, 2002 at the request of Geron Corporation in an effort to obtain rights to U.S. Patent Nos. 5,945,577 and 6,235,970, which are licensed by the University of Massachusetts exclusively to us. In both proceedings, the Board of Patent Appeals and Interferences issued a decision adverse to us. Both of these decisions are being challenged in proceedings described below. This proceeding and the two proceedings discussed immediately below are referred to as the "Geron-Related Proceedings." An adverse outcome in this litigation could result in our having to license disputed rights from other parties or require us to cease using the disputed technology, either of which could have a material adverse affect on our business. An inability to use disputed technology could require alteration of certain of our business strategies, including our research and development strategies, and we could be prevented from commercializing certain products, which could have a material adverse affect upon our business.

        University of Massachusetts and Advanced Cell Technology, Inc. v. Roslin Institute (Edinburgh), Geron Corporation and Exeter Life Sciences, Inc., U.S. District Court for the District of Columbia. We filed an action on February 18, 2005 in the U.S. District Court for the District of Columbia. We brought this action under 35 U.S.C. 146 to reverse the decision of the Board of Patent Appeals and Interferences regarding a patent to a method of cloning non-human animals. The patent, U.S. Patent No. 5,945,577, is licensed by the University of Massachusetts exclusively to us. No other activities have taken place in this action. The parties are actively engaged in settlement discussions. Adverse determinations in this proceeding would likely have a materially adverse effect on our business.

        University of Massachusetts and Advanced Cell Technology, Inc. v. Roslin Institute (Edinburgh), Geron Corporation and Exeter Life Sciences, Inc., U.S. District Court for the District of Columbia. We filed an action on April 7, 2005 in the U.S. District Court for the District of Columbia. We brought this action under 35 U.S.C. 146 to reverse the decision of the Board of Patent Appeals and Interferences regarding a patent to a method of creating embryonic stem cells. The patent, U.S. Patent No. 6,235,970, is licensed by the University of Massachusetts exclusively to us. The parties are actively engaged in settlement discussions. Adverse determinations in this proceeding would likely have a materially adverse effect on our business.

        University of Massachusetts v. James M. Robl and Phillippe Collas, Massachusetts Superior Court (Suffolk County). The University of Massachusetts, referred to as UMass, filed a complaint on February 22, 2004 in the Superior Court (Suffolk County) for the Commonwealth of Massachusetts. We are not a party to this litigation; however, a decision adverse to UMass in this litigation could have a materially adverse effect on our business. The complaint alleges the misappropriation by the defendants of valuable inventions in the fields of animal cloning and cell reprogramming, made by the defendants at UMass and with UMass support, that are exclusively licensed to ACT by UMass. The complaint includes counts for declaratory judgment, breach of contract seeking specific performance, injunctive relief and damages, intentional interference with contract and prospective contractual relations, conversion, breach of duty, and breach of the covenant of good faith and fair dealing. ACT has been cooperating with UMass in connection with the prosecution and possible settlement of this litigation. The parties are actively engaged in settlement discussions.

11.    SUBSEQUENT EVENTS

        In October 2005, the Company filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 to register 20,397,296 shares of common stock, which has been declared effective. These registered shares represent 9,685,326 shares related to convertible debentures described in Note 3, 4,842,663 shares related to associated warrants issued to debenture holders, 1,162,239 shares related to a warrant issued to the broker dealer described in Note 3, and 4,707,068 additional shares related to contractual obligations providing for the registration of 130% of shares issuable pursuant to the debentures and associated warrants.

        On November 18, 2005, a majority of the Company's stockholders approved the reincorporation of the Company from the State of Nevada to the State of Delaware pursuant to a merger of the Company with and into a newly formed Delaware corporation, followed by a "roll-up" merger to combine the operating subsidiary with the Company.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Stockholders of Advanced Cell Technology, Inc.
Worcester, Massachusetts

        We have audited the accompanying balance sheets of Advanced Cell Technology, Inc. as of December 31, 2004 and 2003 and the related statements of operations, stockholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Advanced Cell Technology, Inc. as of December 31, 2004 and 2003 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/  STONEFIELD JOSEPHSON, INC.

Stonefield Josephson, Inc.

Certified Public Accountants
April 12, 2005; except for Note 15
which is October 14, 2005

ADVANCED CELL TECHNOLOGY, INC.
BALANCE SHEETS

	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$—	$3,782
Cash held in escrow for stock subscriptions	3,676,000	—
Accounts receivable, net of allowance for doubtful accounts of $128,684 and $0	104,150	461,137
Prepaid expenses	31,300	64,684
Deferred royalty fees, current portion	119,763	116,241
Other current assets	—	5,000

Total current assets	3,931,213	650,844
Property and equipment, net	98,455	220,672
Due from stockholder	394,015	234,209
Deferred royalty fees, less current portion	718,573	813,684
Deposits	17,954	57,022
Deferred offering costs	12,000	—

Total assets	$5,172,210	$1,976,431

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$3,246,482	$2,685,448
Accrued expenses	507,570	126,442
Cash overdraft	1,409	—
Deferred revenue, current portion	332,508	312,943
Interest payable	111,821	30,219
Interest payable—stockholder	296,877	176,877
Advances payable—other	130,000	—
Note payable—stockholder	1,000,000	—
Notes payable—other	967,014	490,766
Capital leases payable, current portion	—	7,736

Total current liabilities	6,593,681	3,830,431
Capital leases payable, net of current portion	—	10,242
Note payable—stockholder	—	1,000,000
Deferred revenue, net of current portion	1,995,049	2,190,601
Preferred units subscribed	4,175,999	—

Total liabilities	12,764,729	7,031,274

Stockholders' deficit:
Preferred stock, $0.001 par value; 10,000,000 shares authorized, none issued and outstanding	—
Common stock, $0.001 par value; 15,000,000 shares authorized, 8,325,883 and 8,325,883 shares issued and outstanding, respectively	8,326	8,326
Additional paid-in capital	6,158,954	6,157,971
Accumulated deficit	(13,759,799)	(11,221,140)

Total stockholders' deficit	(7,592,519)	(5,054,843)

Total liabilities and stockholders' deficit	$5,172,210	$1,976,431

The accompanying notes are an integral part of these financial statements.

ADVANCED CELL TECHNOLOGY, INC.
STATEMENTS OF OPERATIONS

	2004	2003
Revenue:
License fees and royalties	$805,987	$355,903
Collaborations	—	1,700,000

	805,987	2,055,903
Cost of revenue	210,059	193,301

Gross profit	595,928	1,862,602

Operating expenses:
Research and development	1,073,351	1,276,705
Grant Reimbursement	(229,609)	(221,209)
General and administrative	2,332,314	2,096,471

Total operating expenses	3,176,056	3,151,957

Loss from operations	(2,580,128)	(1,289,355)

Other income (expense):
Gain on sale of investment carried at cost	—	412,500
Other income	146,873	36,061
Gain on settlement of debt	149,205
Financing cost	(50,983)
Interest expense and late fees	(83,626)	(37,049)
Interest expense—stockholder	(120,000)	(120,000)
Impairment of related party debt	—	(881,140)

Total other income (expense)	41,469	(589,628)

Net loss	$(2,538,659)	$(1,878,983)

Net loss per share, basic and diluted	$(0.30)	$(0.29)

Weighted average shares outstanding	8,325,883	6,359,842

The accompanying notes are an integral part of these financial statements.

ADVANCED CELL TECHNOLOGY, INC.
STATEMENTS OF SHAREHOLDERS' DEFICIT

	common stock
			Additional Paid-In Capital	Accumulated Deficit	Total Stockholders' Deficit
	Shares	Amount
Balance, January 1, 2003	5,655,653	$5,656	$6,087,378	$(9,342,157)	$(3,249,123)
common stock issued for license amendment	73,263	73	73,190	—	73,263
Cashless exercise of options	2,596,967	2,597	(2,597)	—	—
Net loss	—	—	—	(1,878,983)	(1,878,983)

Balance, December 31, 2003	8,325,883	8,326	6,157,971	(11,221,140)	(5,054,843)
Warrants issued	—	—	983	—	983
Net loss	—	—	—	(2,538,659)	(2,538,659)

Balance, December 31, 2004	8,325,883	$8,326	$6,158,954	$(13,759,799)	$(7,592,519)

The accompanying notes are an integral part of these financial statements.

ADVANCED CELL TECHNOLOGY, INC.
STATEMENTS OF CASH FLOWS

	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,538,659)	$(1,878,983)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	141,458	181,346
Bad debt	128,684	—
Amortization of deferred charges	91,589	131,501
Amortization of deferred revenue	(325,987)	(210,903)
Gain on sale of equipment	(146,873)	(9,116)
Gain on settlement of accounts payable	(142,627)	—
Gain on settlement of lease	(6,579)	—
Loss on related party debt	—	881,140
Non-cash finance cost	50,983	—
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	228,303	(272,823)
Prepaid expenses	33,384	(54,202)
Other current assets	5,000	45,000
Deposits	39,068	(9,863)
Deferred charges	—	(231,150)
Increase (decrease) in:
Accounts payable and accrued expenses	1,084,789	265,525
Interest payable	201,602	150,219
Deferred revenue	150,000	1,000,000
Related party advances	(159,806)	(198,611)
Other advances	130,000	—

Net cash used in operating activities	(1,035,671)	(210,920)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of equipment	158,013	39,555
Purchases of property and equipment	(30,381)	(26,722)

Net cash provided by investing activities	127,632	12,833

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from preferred unit subscriptions	4,175,999	—
Proceeds from issuance of notes	450,000	—
Payments on notes and leases	(35,151)	(127,784)
Cash overdraft	1,409	—
Offering costs	(12,000)	—

Net cash provided by financing activities	4,580,257	(127,784)

Net increase in cash	3,672,218	(325,871)
Cash and cash equivalents, beginning of year	3,782	329,653

Cash and cash equivalents, end of year	$3,676,000	$3,782

Cash paid for:
Interest	$2,024	$6,830

Income taxes	—	—

Supplemental schedule of non-cash financing activities:
During 2003, notes aggregating $611,108 were issued in payment of accounts payable.
During 2003, 73,263 shares of common stock, valued at $73,263, were issued as partial payment for a license. A cash payment of $15,000 was also made to obtain the license.

The accompanying notes are an integral part of these financial statements.

ADVANCED CELL TECHNOLOGY, INC.
NOTES TO FINANCIAL STATEMENTS

1.    ORGANIZATIONAL MATTERS

  Organization

        As more fully described in Note 15, on January 31, 2005 Advanced Cell Technology, Inc. (formerly known as A.C.T. Holdings, Inc.)(the "Company") completed a merger with Advanced Cell, Inc. (formerly known as Advanced Cell Technology, Inc.), a Delaware corporation ("ACT"). The Company is authorized under our Certificate of Incorporation to issue (1) common shares, par value $.001 per share, and (2) shares of preferred stock, par value $.001 per share. We sometime refer to these securities in these financial statements as "common shares", "preferred shares" and "series 'A' preferred shares", respectively.

  Nature of Business

        The Company is a biotechnology company applying human embryonic stem cell technology in the emerging field of regenerative medicine. Principal activities to date have included obtaining financing, securing operating facilities and conducting research and development. The Company has no therapeutic products currently available for sale and does not expect to have any therapeutic products commercially available for sale for a period of years. No assurance can be given that the company will be successful in developing such products. These factors indicate that the Company's ability to continue its research and development activities is dependent upon the ability of management to obtain additional financing as required.

2.    SIGNIFICANT ACCOUNTING POLICIES

        Use of Estimates—These financial statements have been prepared in accordance with accounting principles generally accepted in the United States and, accordingly, require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Specifically, our management has estimated the expected economic life and value of our licensed technology, our net operating loss for tax purposes and our stock, option and warrant expenses related to compensation to employees and directors, consultants and investment banks. Actual results could differ from those estimates.

        Fair Value of Financial Instruments—For certain of our financial instruments, including accounts receivable, accounts payable, accrued expenses, interest payable, bank overdraft, advances payable and notes payable, the carrying amounts approximate fair value due to their relatively short maturities.

        Cash and Equivalents—Cash equivalents are comprised of certain highly liquid investments with maturity of three months or less when purchased. We maintain our cash in bank deposit accounts, which at times, may exceed federally insured limits. We have not experienced any losses in such account.

        Equipment—We record our equipment at historical cost. We expense maintenance and repairs as incurred. Depreciation is provided for by the straight-line method over three to six years.

        Revenue Recognition—Our revenues are generated from license and research agreements with collaborators. Licensing revenue is recognized ratably over the life of the license. Deferred revenue represents the portion of the license and other payments received that has not been earned. Costs associated with the license revenue are deferred and recognized over same term as the revenue.

Reimbursements of research expense pursuant to grants are recorded as a reduction of research and development expense in the period received, since the reimbursements are subject to approval.

        Intangible and Long-Lived Assets—We follow SFAS No. 144, "Accounting for Impairment of Disposal of Long-Lived Assets", which established a "primary asset" approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long lived asset to be held and used. Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell. During the years ended December 31, 2004 and 2003, no impairment loss was recognized.

        Research and Development Costs—Research and development costs consist of expenditures for the research and development of patents and technology, which are not capitalizable. Our research and development costs consist mainly of payroll and payroll related expenses, research supplies and research grants. Reimbursements of research expense pursuant to grants are recorded as a reduction of research and development expense in the period received.

        Stock Based Compensation—SFAS No. 123, "Accounting for Stock-Based Compensation," establishes and encourages the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the date of the grant or the date at which the performance of the services is completed and is recognized over the periods in which the related services are rendered. The statement also permits companies to elect to continue using the current intrinsic value accounting method specified in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," to account for stock-based compensation to employees. We have elected to use the intrinsic value based method for grants to our employees and directors and have disclosed the pro forma effect of using the fair value based method to account for our stock-based compensation to employees.

        The Company uses the fair value method for equity instruments granted to non-employees and uses the Black Scholes model for measuring the fair value. The stock based fair value compensation is determined as of the date of the grant or the date at which the performance of the services is completed (measurement date) and is recognized over the periods in which the related services are rendered.

Pro Forma Information

        Employee and Director Common Share Purchase Options—Pro forma information regarding the effects on operations of employee and director common share purchase options as required by SFAS No. 123 and SFAS No. 148 has been determined as if we had accounted for those options under the fair value method. Pro forma information is computed using the Black Scholes method at the date of grant of the options based on the following assumptions ranges: (1) risk free interest rate of 2.75%; (2) dividend yield of 0%; (3) expected volatility factor of 0%; and (4) an expected life of the options of 3 years. The foregoing option valuation model requires input of highly subjective assumptions. Because common share purchase options granted to employees and directors have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value of estimate, the existing model does not in the opinion of our management necessarily provide a reliable single measure of fair value of common share purchase options we have granted to our employees and directors.

        Pro forma information relating to employee and director common share purchase options is as follows:

	For the Year Ended December 31, 2004	For the Year Ended December 31, 2003
Net loss as reported	$(2,538,659)	$(1,878,983)
Current period expense calculated under APB 25	—	—
Stock compensation calculated under SFAS 123	(4,512)	—

Pro forma net loss	$(2,543,171)	$(1,878,983)

Basic and diluted historical loss per share	$(0.30)	$(0.30)

Pro forma basic and diluted loss per share	$(0.30)	$(0.30)

        Income Taxes—Deferred income taxes result primarily from temporary differences between financial and tax reporting. Deferred tax assets and liabilities are determined based on the difference between the financial statement bases and tax bases of assets and liabilities using enacted tax rates. A valuation allowance is recorded to reduce a deferred tax asset to that portion that is expected to more likely than not be realized.

        Net Loss Per Share—We use SFAS No. 128, "Earnings Per Share" for calculating the basic and diluted loss per share. We compute basic loss per share by dividing net loss and net loss attributable to common shareholders by the weighted average number of common shares outstanding. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential shares had been issued and if the additional shares were dilutive. Common equivalent shares are excluded from the computation of net loss per share if their effect is anti-dilutive.

        For the year ended December 31, 2004, 10,702,271 potential shares were excluded from the shares used to calculate diluted earnings per share as their inclusion would reduce net loss per share. There were no potentially dilutive shares at December 31, 2003.

        Comprehensive Income—A statement of comprehensive income is not presented in our financial statements since we did not have any of the items of other comprehensive income in any period presented.

New Accounting Pronouncements

        In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions." The amendments made by Statement 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. Opinion 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. The FASB believes that exception required that some nonmonetary exchanges, although commercially substantive, be recorded on a carryover basis. By focusing the exception on exchanges that lack commercial substance, the FASB believes this statement produces financial reporting that more faithfully represents the economics of the transactions. SFAS 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of SFAS 153 shall be applied prospectively. We have evaluated the impact of the adoption of SFAS 153, and do not believe the impact will be significant to the company's overall results of operations or financial position.

        In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment". SFAS 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SFAS 123(R) replaces FASB Statement No. 123, "Accounting for Stock-Based Compensation", and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees". SFAS 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities (other than those filing as small business issuers) will be required to apply SFAS 123(R) as of the first interim or annual reporting period that begins after June 15, 2005. SFAS 123(R) is applicable for the Company effective the first interim period that starts after December 15, 2005. We have evaluated the impact of the adoption of SFAS 123(R), and believe that the impact may be significant to the company's overall results of operations and financial position (a pro forma effect, as estimated by management, is disclosed earlier in this note).

        In December 2004, the FASB issued SFAS No. 152, "Accounting for Real Estate Time-Sharing Transactions, an amendment of FASB Statements No. 66 and 67 (SFAS 152)". The amendments made by Statement 152 amend FASB Statement No. 66, "Accounting for Sales of Real Estate", to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, "Accounting for Real Estate Time-Sharing Transactions". This Statement also amends FASB Statement No. 67, "Accounting for Costs and Initial Rental Operations of Real Estate Projects", to state that the guidance for (1) incidental operations and (2) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. This statement is effective for financial statements for fiscal years beginning after June 15, 2005, with earlier application encouraged. The Company has evaluated the impact of the adoption of SFAS 152, and does not believe the impact will be significant to the company's overall results of operations or financial position since we do not enter into such transactions.

        In December 2004 the FASB issued two FASB Staff Positions—FSP FAS 109-1, Application of FASB Statement 109 "Accounting for Income Taxes" to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004, and FSP FAS 109-2 Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004. Neither of these affected the Company as it does not participate in the related activities.

        In November 2004, the FASB issued SFAS No. 151, "Inventory Costs, an amendment of ARB No. 43, Chapter 4". The amendments made by Statement 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The Company has evaluated the impact of the adoption of SFAS 151, and does not believe the impact will be significant to the company's overall results of operations or financial position since we currently do not have any manufacturing operations or inventory.

        In March 2004, the Financial Accounting Standards Board (FASB) approved the consensus reached on the Emerging Issues Task Force (EITF) Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." The objective of this Issue is to provide guidance for identifying impaired investments. EITF 03-1 also provides new disclosure requirements for investments that are deemed to be temporarily impaired. The accounting provisions of EITF 03-1 are effective for all reporting periods beginning after June 15, 2004, while the disclosure requirements for certain investments are effective for annual periods ending after December 15, 2003, and for other investments such disclosure requirements are effective for annual periods ending after June 15, 2004.

        In December 2003, the Securities and Exchange Commission (the "SEC")issued Staff Accounting Bulletin ("SAB") No. 104, "Revenue Recognition." SAB 104 supersedes SAB 101, "Revenue Recognition in Financial Statements." SAB No. 104, which was effective upon issuance, rescinded certain guidance contained in SAB No. 101 related to multiple element revenue arrangements, and replaced such guidance with that contained in EITF 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." Additionally, SAB No. 104 rescinded the SEC's Revenue Recognition in Financial Statements Frequently Asked Questions and Answers issued with SAB No. 101. The revenue recognition principles of SAB No. 101 remain largely unchanged by the issuance of SAB No. 104, and therefore the adoption of SAB No. 104 did not have a material effect on the Company's results of operations or financial condition.

        In January 2003, the FASB issued FASB Interpretation No. ("FIN") 46, "Consolidation of Variable Interest Entities" ("FIN 46"). In December 2003, FIN 46 was replaced by FASB interpretation No. 46(R) "Consolidation of Variable Interest Entities." FIN 46(R) clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46(R) requires an enterprise to consolidate a variable interest entity if that enterprise will absorb a majority of the entity's expected losses, is entitled to receive a majority of the entity's expected residual returns, or both. FIN 46(R) is effective for entities being evaluated under

FIN 46(R) for consolidation no later than the end of the first reporting period that ends after March 15, 2004. The Company does not currently have any variable interest entities that will be impacted by adoption of FIN 46(R).

3.    PROPERTY AND EQUIPMENT

        Our property and equipment as of December 31, 2004 is as follows:

Machinery and equipment	$664,312
Computers and office equipment	118,390
Leasehold improvements	13,891
Furniture and fixtures	24,216

Total property and equipment	820,809
Accumulated depreciation	722,354

Property and equipment, net	$98,455

        Depreciation expense amounted to $141,458 and $181,346 during the years ended December 31, 2004 and 2003, respectively.

4.    PATENTS AND TECHNOLOGY

        We currently own or have licenses to over 300 patents and patent applications worldwide in the fields of nuclear transfer and stem cell technology.

5.    INCOME TAXES

        We have provided no current income taxes due to the losses incurred through 2004. Net operating losses for tax purposes of approximately $12,800,000 at December 31, 2004 are available for carryover. The net operating losses will expire from 2009 through 2024. We have provided a 100% valuation allowance for the deferred tax benefit resulting from the net operating loss carryover due to our limited operating history since the change of control. In addressing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences are deductible. Utilization of net operating losses may be limited by change in control limitations. A reconciliation of the statutory Federal income tax rate and the effective income tax rate for the years ended December 31, 2004 and 2003 follows:

	December 31, 2004	December 31, 2003
Statutory federal income tax rate	(35)%	(35)%
State income taxes, net of federal taxes	(8)%	(8)%
Non-deductible items	8%	10%
Valuation allowance	35%	33%

Effective income tax rate	0%	0%

        Significant components of deferred tax assets and liabilities are as follows:

	December 31, 2004	December 31, 2003
Deferred tax assets (liabilities):
Net operating loss carryforwards	$4,480,000	$3,689,000
Deferred interest and finance costs	121,000	62,000
Bad debts	45,000	—

Deferred tax assets, net	4,646,000	3,751,000
Valuation allowance	(4,646,000)	(3,751,000)

Net deferred tax assets	$—	$—

6.    CONVERTIBLE NOTES PAYABLE

        During 2004, we issued promissory notes aggregating $500,000 face value for cash proceeds of $450,000 and the assumption of $50,000 of debt owed by our parent to one of the investors. As a result of the assumption of the $50,000 of debt, we have recorded a financing cost in that amount. The notes bear interest at 10% per year. $350,000 of notes matured on December 31, 2004 and $150,000 matures on September 30, 2005. The notes are convertible at the option of the holder into shares of our capital stock sold in a subsequent financing, at an amount equal to the lowest per share selling price of shares of that stock issued in such financing (see Note 10).

        As additional consideration for the purchase of the notes, we granted to the note holders warrants entitling them to purchase 700,000 common shares at an exercise price of $0.05. Warrants for 300,000 shares were exercisable immediately upon issuance and expire two years from the date of issue. Warrants for 400,000 shares are exercisable on or after February 1, 2006 and expire February 1, 2008. The fair value of the warrants was estimated at $0, using the Black Scholes option pricing model. The assumptions used in the Black Scholes model are as follows: (1) dividend yield of 0%; (2) expected volatility of 0%, (3) risk-free interest rate of 2.75%, and (4) expected life of 2 years. Pursuant to EITF 98-6 and EITF 00-27, there has been no allocation of the proceeds of the notes to the warrants and no beneficial conversion feature, since the conversion rate is unknown at the date of issue and is presumed to be at market value.

7.    OTHER NOTES PAYABLE

        On July 1, 2003, we issued a promissory note with a face amount of $339,000 to a law firm as a payment of fees due them. The note bears interest at a rate of 10% per year. The note was due on October 1, 2003, and remains unpaid at December 31, 2004.

        On July 8, 2003, we issued a promissory note with a face amount of $272,108 to a law firm as a payment of fees due them. The note bears interest at a rate of 5% per year. The note is payable in monthly installments of $25,000, including interest. The note matured on October 1, 2003. We made payments through January, 2004. At December 31, 2004 there is a remaining principal balance of $128,014, as well as accrued interest of $6,032 and accrued late fees of $42,500 included in accrued interest. Late fees accrue at the rate of $2,500 per month.

8.    NOTE PAYABLE—STOCKHOLDER

        On July 12, 2002 we issued a promissory note with a face amount of $1,000,000 to our majority stockholder as a repayment of advances received from the stockholder. The note bears interest at a rate of 12% per year. The note matures on December 31, 2005.

9.    STOCKHOLDERS' EQUITY TRANSACTIONS

        We are authorized to issue two classes of capital stock, to be designated, respectively, Series A Preferred Stock ("Series A Preferred Stock") and common stock ("common stock"). The total number of shares of capital stock which we are authorized to issue is 25,000,000. The total number of shares of Series A Preferred Stock which we shall have the authority to issue is 10,000,000, par value $.001 per share. The total number of shares of common stock which we shall have the authority to issue is 15,000,000, par value $.001 per share.

        The holders of Series A Preferred Stock shall be entitled to dividends at the rate of six percent (6%) per year ("Preferred Dividends"); provided, however, that Preferred Dividends shall be payable only when and if declared payable by the Board. Preferred Dividends which are not paid annually shall be cumulative, compounding annually. The Board shall have the option to pay Preferred Dividends through the issuance of additional shares of Series A Preferred Stock. In the event dividends are paid in additional shares, the value of the shares shall be the fair market value thereof, as determined in good faith by the Board.

        In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary (a "Liquidation"), distributions to the stockholders of the Corporation shall be made in the following manner: (i) The holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of ACT available for distribution, whether from capital, surplus, earnings, or otherwise, to the holders of the common stock or any other of our equity securities, an amount equal to eighty-five cents ($0.85) for each share of Series A Preferred Stock, plus all accrued but unpaid dividends on such share (collectively, the "Liquidation Preference"), as adjusted for any combinations, consolidations, stock splits, or stock distributions or dividends with respect to such share.

        Each share of Series A Preferred Stock shall be convertible at the option of the holder thereof, at any time after the date of issuance of such share into such number of fully paid and nonassessable shares of common stock as is determined by dividing the Issue Price (as defined below) for such share of Series A Preferred Stock by the Conversion Price (as defined below) for such share of Series A Preferred Stock then in effect. The "Issue Price" for the Series A Preferred Stock shall initially be $0.85 per share. The "Conversion Price" for the Series A Preferred Stock shall initially be $0.85 per share. The Conversion Price shall be subject to adjustments as provided. No amount shall be payable by a stockholder in respect of the conversion of any share of Series A Preferred Stock. The number of shares of common stock into which a share of Series A Preferred Stock is convertible is referred to as the "Conversion Rate". The initial Conversion Rate shall be one share of common stock for each share of Series A Preferred Stock, which shall continue in effect until and unless an adjustment to the Conversion Rate is required. A holder of any shares of Series A Preferred Stock may exercise its option to convert such shares of Series A Preferred Stock into shares of common stock by delivering written notice of such exercise.

        Each share of Series A Preferred Stock shall automatically (without any action by the Company) convert into one or more share(s) of common stock at the then-effective Conversion Rate (A) contemporaneously with the closing of an Effective Transaction (as hereinafter defined in this paragraph, or (B) upon the approval of holders of at least two-thirds of the outstanding shares of Series A Preferred Stock. An "Effective Transaction" shall mean (i) our common stock is qualified to be quoted on the OTC Bulletin Board ("OTCBB") or a similar electronic quotation system; (ii) our common stock is listed on a nationally recognized stock exchange; or (iii) we effectuate a reverse merger with a company whose stock is qualified to be quoted on the OTCBB or similar electronic quotation system or with a company whose stock is listed on a nationally recognized exchange.

        On November 26, 2004 we granted warrants to purchase 250,000 shares of common stock at a per share price of $0.05 in connection with the release of $500,000 of escrowed funds described in Note 10. The warrants are exercisable immediately upon issuance and lapse if unexercised on November 26, 2006. The warrants were granted as consideration for the early release of funds from escrow, related to the preferred unit offering described in Note 10. The warrants have been valued at $983, using the Black Scholes pricing model with the following assumptions: (1) dividend yield of 0%; (2) expected volatility of 0%, (3) risk-free interest rate of 2.75%, and (4) expected life of 2 years.

        On November 30, 2004 we granted warrants to purchase 100,000 shares of common stock at a per share price of $0.25. The warrants are exercisable on or after April 1, 2005 and lapse if unexercised on April 1, 2010. The warrants were granted in connection with the termination of an employment contract. The warrants have been valued at $0, using the Black Scholes pricing model with the following assumptions: (1) dividend yield of 0%; (2) expected volatility of 0%, (3) risk-free interest rate of 2.75%, and (4) expected life of 3 years.

        On December 13, 2004 we granted warrants to purchase 2,034,000 shares of common stock at a per share price of $0.25. Of these warrants, 1,488,000 are exercisable on February 1, 2006 and lapse if unexercised on December 13, 2014; and 546,000 are exercisable immediately upon issuance and lapse if unexercised on December 13, 2006. The warrants were granted as consideration for services provided. The warrants have been valued at $0, using the Black Scholes pricing model with the following assumptions: (1) dividend yield of 0%; (2) expected volatility of 0%, (3) risk-free interest rate of 2.75%, and (4) expected life of 3 years.

        On December 30, 2004 we granted warrants to purchase 1,833,260 shares of common stock at a per share price of $0.85 and warrants to purchase 1,291,615 shares of common stock at a per share price of $2.00. These warrants are exercisable on or after December 30, 2005 and lapse if unexercised on December 30, 2014. The warrants were granted as consideration for services provided in connection with the merger described in Note 14. The warrants have been valued at $0, using the Black Scholes pricing model with the following assumptions: (1) dividend yield of 0%; (2) expected volatility of 0%, (3) risk-free interest rate of 2.75%, and (4) expected life of 3 years.

        On April 1, 2003 we issued 73,263 shares of our common stock, valued at $73,263 based on management's estimate, as partial payment for a license. We also made cash payment of $15,000 to obtain the license.

        During 2003, we issued 2,596,967 shares of our common stock to our majority stockholder pursuant to the cashless exercise of 3,051,738 options.

10.    PREFERRED UNIT OFFERING

        In November 2004 we commenced an offering of as many as 4,705,883 Units ("Offered Units") at $1.70 per Offered Unit, each Unit consisting of (i) two (2) shares of our $.001 par value Series A Convertible Preferred Stock and (ii) one (1) callable warrant to purchase a share of our common stock at $1.27 per share. The maximum offering amount is $8,000,000. Each share of Series A Convertible Preferred Stock will be convertible to one share of our $.001 par value common stock. Each share of Series A Convertible Preferred Stock will carry a coupon of 6% cumulative dividend payable in cash or in-kind at our discretion. Each callable warrant will be exercisable on a for cash basis with a two-year expiration date, and is subject to certain lockup/leak-out provisions that limit the ability of any shares purchased to be traded.

        The preferred stock purchased hereunder shall automatically convert to ACT common stock at the ratio specified in the Certificate of Designations and Preferences upon the occurrence of one of the following: (i) our common stock is qualified to be quoted on the OTCBB or a similar electronic quotation system; (ii) our common stock is listed on a nationally recognized exchange; or (iii) we close a merger (reverse or otherwise) with a company whose stock is qualified to be quoted on the OTCBB or similar quotation system or with a company whose stock is listed on a nationally recognized exchange.

        As of December 31, 2004 we had received subscriptions for 2,456,470 units, for gross proceeds of $4,175,999. Of this amount, $500,000 was transferred to our account prior to December 31, 2004 to provide cash for operating expenses and $3,676,000 was held in escrow at December 31, 2004 and transferred to our account in 2005. The securities will be issued in 2005, upon the closing of the offering.

11.    OPTIONS AND WARRANTS OUTSTANDING

Stock Plans

        On August 12, 2004, our Board of Directors approved the establishment of the 2004 Stock Option Plan (the "2004 Stock Plan"), subject to approval by our stockholders on or before August 12, 2005. Stockholder approval was received on December 13, 2004. The total number of common shares available for grant and issuance under the plan may not exceed 2,800,000 shares, subject to adjustment in the event of certain recapitalizations, reorganizations and similar transactions. Common stock purchase options may be exercisable by the payment of cash or by other means as authorized by the committee or the Board of Directors or a committee established by the Board of Directors. At December 31, 2004, we had granted 2,604,000 common share purchase options under the plan.

        On December 13, 2004, our Board of Directors and stockholders approved the establishment of the 2004 Stock Option Plan II (the "2004 Stock Plan II"). The total number of common shares available for grant and issuance under the plan may not exceed 1,301,161 shares, subject to adjustment in the event of certain recapitalizations, reorganizations and similar transactions. Common stock purchase options may be exercisable by the payment of cash or by other means as authorized by the committee or the Board of Directors or a committee established by the Board of Directors. At December 31, 2004, we had granted 1,301,161 common share purchase options under the plan.

Common Share Options and Warrants Issued

        The following table summarizes information on all common share purchase options and warrants issued by the company for the periods ended December 31, 2004 and 2003.

	December 31, 2004		December 31, 2003
	Number	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
Outstanding at beginning of the period	—	$—	3,051,738	$0.18
Granted during the period	10,114,036	0.51	—	—
Exercised during the period	—	—	3,051,738	0.18

Outstanding at end of the period	10,114,036	0.51	—	—

Exercisable at end of the period	2,584,579	$0.12	—	$—

        The number and weighted average exercise prices of all common shares and common share equivalents issuable under and stock purchase options and warrants outstanding as of December 31, 2004 is as follows:

Range of Exercise Prices	Remaining Number Outstanding	Weighted Average Contractual Life (Years)	Weighted Average Exercise Price
$0.05	3,554,000	7.6	$0.05
$0.25	3,435,161	8.6	$0.25
$0.85	1,833,260	10.0	$0.85
$2.00	1,291,615	10.0	$2.00

        The weighted average fair value of options and warrants issued in 2004 is $0.

12.    COMMITMENTS AND CONTINGENCIES

        We are a party to a research collaboration agreement and license agreement with the University of Massachusetts, as amended from time to time (the "UMASS License"). Under the UMASS License we were granted certain exclusive rights to license and sublicense certain products and services invented as part of the collaborative effort. The term of the UMASS License extends to the later of the expiration of the related patents or April 16, 2006. We are required to pay royalties ranging from 2.5% to 4.5% of net sales of licensed products and services, as defined. Minimum royalties of $45,000 per year must be paid to UMASS. For 2004 and 2003, we paid only the minimum royalty required. Additionally, we are required to pay sublicense fees of 18% for sublicense income, as defined. We are required to spend a minimum annual amount of $200,000 on research and development.

        During 2004, we entered into license agreements with two parties, the terms of which provide for the initial payment of the license fee through an aggregate of six promissory notes totaling $1,400,000. The notes mature as follows: $333,333 on December 1, 2005; $666,667 on December 1, 2006; and $400,000 on June 1, 2007. There is no stated interest rate for $1,000,000 of notes, the remaining $400,000 bear interest at 10% per year, but only if the notes are not paid at maturity. Because of the uncertainty of the ultimate collection of the principal amount of the notes, they have not been recorded in the financial statements and will not be recorded until their collectibility is reasonable assured.

        During 2004, we entered into license agreements with one party, the terms of which provide for the initial payment of the license fee through an aggregate of three promissory notes totaling $400,000. The notes mature on June 1, 2007. The notes bear an interest rate of 10% per year, only if the notes are not paid at maturity. Because of the uncertainty of the ultimate collection of the principal amount of the notes, they have not been recorded in the financial statements and will not be recorded until their collectibles is reasonably assured. The Company did receive the minimum royalty fee of $300,000 for the above license agreements during the year 2004.

        We have entered into a lease for our office space commencing December 20, 2004 and expiring April 30, 2010. Future annual minimum lease payments are as follows:

2005	$218,346
2006	225,296
2007	232,246
2008	239,196
2009	246,146
2010	83,400

        Rent expense recorded in the financial statements for the years ended December 31, 2004 and 2003 was $293,045 and $261,884, respectively.

13.    LEGAL PROCEEDINGS

        We have previously been involved in patent interference litigation with Infigen, Inc., and are currently involved in two patent disputes with Geron Corporation, and it is possible that further litigation over patent matters with one or more competitors could arise. We could incur substantial litigation or interference costs in defending ourselves against suits brought against us or in suits in which we may assert our patents against others. If the outcome of any such litigation, including our current disputes with Geron Corporation, is unfavorable, our business would likely be materially adversely affected. To determine the priority of inventions, we may also have to participate in interference proceedings declared by the United States Patent and Trademark Office, which could result in substantial cost to us. Without additional capital, we may not have the resources to adequately defend or pursue this litigation.

14.    SUBSEQUENT EVENT—PREFERRED UNIT OFFERING

        Subsequent to December 31, 2004 we completed the preferred unit offering described in Note 10. We issued 4,705,889 units for a total of $8,000,000. Included in the offering was the conversion of the $500,000 convertible notes payable described in Note 6 into 294,118 units, at a price of $1.70 per unit.

15.    SUBSEQUENT EVENT—REVERSE MERGER

        On January 31, 2005, Advanced Cell Technology, Inc. (formerly known as A.C.T. Holdings, Inc.) (the "Company") completed a Merger with Advanced Cell, Inc. (formerly known as Advanced Cell Technology, Inc.), a Delaware corporation ("ACT"), pursuant to which a wholly-owned subsidiary of the Company merged with and into ACT, with ACT remaining as the surviving corporation and a wholly-owned subsidiary of the Company. Upon completion of the Merger, then outstanding shares of ACT were exchanged in a 1:1 ratio for shares in the Company, 4,374,007 shares were retained by existing public shareholders, and the Company ceased all of its pre-Merger operations and adopted the business of ACT.

        Prior to the Merger, the Company had minimal business, operations, revenues and assets, and had been involved in an industry entirely unrelated to the business of ACT. Therefore, the acquisition of ACT by the Company represented a complete change in the nature of the Company's business and operations, and changed the nature of any prior investment in the Company.

        The transaction has been accounted for as a recapitalization of ACT, the accounting acquirer. The historical financial statements presented for periods prior to the merger are those of ACT. All comparisons of financial results for periods prior to the Merger are to the financial results of ACT. Any differences that would result from the inclusion of the pre-Merger financial results of the Company would not be material.

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
RISK FACTORS
USE OF PROCEEDS
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
LEGAL PROCEEDINGS
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DESCRIPTION OF SECURITIES
INTEREST OF NAMED EXPERTS AND COUNSEL
DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
DESCRIPTION OF BUSINESS
MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION
PROPERTIES
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
EXECUTIVE COMPENSATION
FINANCIAL STATEMENTS
CHANGES IN CERTIFYING ACCOUNTANTS
ADDITIONAL INFORMATION
INDEX TO FINANCIAL STATEMENTS ADVANCED CELL TECHNOLOGY, INC.
ADVANCED CELL TECHNOLOGY, INC. CONSOLIDATED BALANCE SHEETS (UNAUDITED)
ADVANCED CELL TECHNOLOGY, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
ADVANCED CELL TECHNOLOGY, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
ADVANCED CELL TECHNOLOGY, INC. CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2005 (UNAUDITED)
ADVANCED CELL TECHNOLOGY, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS SEPTEMBER 30, 2005 (UNAUDITED)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ADVANCED CELL TECHNOLOGY, INC. BALANCE SHEETS
ADVANCED CELL TECHNOLOGY, INC. STATEMENTS OF OPERATIONS
ADVANCED CELL TECHNOLOGY, INC. STATEMENTS OF SHAREHOLDERS' DEFICIT
ADVANCED CELL TECHNOLOGY, INC. STATEMENTS OF CASH FLOWS
ADVANCED CELL TECHNOLOGY, INC. NOTES TO FINANCIAL STATEMENTS